     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999



                                                      REGISTRATION NO. 333-74449

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
(NAMES, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              RICARDO A. MESTRES, JR.                                   ALAN L. BELLER
                    JOHN P. MEAD                                    CHRISTOPHER E. AUSTIN
                   DAVID B. HARMS                                   CHRISTOPHER J. WALTON
                ROBERT W. REEDER III                          CLEARY, GOTTLIEB, STEEN & HAMILTON
                SULLIVAN & CROMWELL                                   ONE LIBERTY PLAZA
                  125 BROAD STREET                                 NEW YORK, NEW YORK 10006
              NEW YORK, NEW YORK 10004                                  (212) 225-2000
                   (212) 558-4000

                            ------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS                AMOUNT TO BE         OFFERING PRICE           AGGREGATE             AMOUNT OF
     OF SECURITIES TO BE REGISTERED          REGISTERED(1)          PER UNIT(2)         OFFERING PRICE(2)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...      69,000,000              $55.00             $3,795,000,000        $1,055,010(4)
Rights(3)................................
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States. Includes 9,000,000 shares issuable upon exercise of the underwriters' options to purchase additional shares of Common Stock.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.


(3) Each share of Common Stock includes one Shareholder Protection Right as described under "Description of Capital Stock".


(4) Previously paid $959,100 on March 16, 1999.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  Subject to Completion. Dated April 12, 1999.


                               60,000,000 Shares
                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]
                                  Common Stock

                            ------------------------


     This is an initial public offering of shares of Common Stock of The Goldman Sachs Group, Inc. This prospectus relates to an offering of 48,000,000 shares in the United States and Canada. In addition, 8,000,000 shares are being offered outside the United States, Canada and the Asia/ Pacific region and 4,000,000 shares are being offered in the Asia/Pacific region.



     Goldman Sachs is offering 42,000,000 of the shares to be sold in the offerings. Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association are each offering an additional 9,000,000 shares.



     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $45 and $55. Goldman Sachs intends to list the Common Stock on the New York Stock Exchange under the symbol "GS".



     See "Risk Factors" beginning on page 11 to read about factors you should consider before buying shares of the Common Stock.

                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Goldman Sachs.................   $           $
Proceeds, before expenses, to the selling shareholders......   $           $


     The underwriters may, under the terms of the underwriting agreements, purchase up to an additional 9,000,000 shares from Goldman Sachs at the initial public offering price less the underwriting discount.



     The underwriters expect to deliver the shares against payment in New York,
New York on                , 1999.

                            ------------------------
                               Global Coordinator

                              GOLDMAN, SACHS & CO.

                            ------------------------

                              GOLDMAN, SACHS & CO.



BEAR, STEARNS & CO. INC.      CREDIT SUISSE FIRST BOSTON     DONALDSON, LUFKIN &
                                                                 JENRETTE


LEHMAN BROTHERS               MERRILL LYNCH & CO.              J.P. MORGAN & CO.


MORGAN STANLEY DEAN WITTER     PAINEWEBBER INCORPORATED    PRUDENTIAL SECURITIES

SALOMON SMITH BARNEY    SANFORD C. BERNSTEIN & CO., INC.     SCHRODER & CO. INC.
                            ------------------------
                    Prospectus dated                , 1999.

                            OUR BUSINESS PRINCIPLES


1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.


7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any impermissible criterion or circumstance.


8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire prospectus carefully, especially the risks of investing in the Common Stock discussed under "Risk Factors" on pages 11-22.


                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

     - Investment Banking;
     - Trading and Principal Investments; and
     - Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.


     For our fiscal year ended November 27, 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion and for our fiscal quarter ended February 26, 1999, our net revenues were $3.0 billion and our pre-tax earnings were $1.2 billion. As of February 26, 1999, our total assets were $230.6 billion and our partners' capital was $6.6 billion.



     We have over time produced strong earnings growth and attractive returns on partners' capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a compound annual growth rate of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of fiscal 1998, our performance was adversely affected by turbulence in global financial markets.



     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities, and operating as an integrated franchise.



     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 26, 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.


     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.


     Goldman Sachs is managed by its principal owners. Simultaneously with the offerings, we will grant restricted stock units, stock options or interests in a defined contribution plan to substantially all of our employees. Following the offerings, our employees, including former partners, will own approximately 66% of Goldman Sachs. None of our employees are selling shares in the offerings.


                            WHY WE ARE GOING PUBLIC

     We have decided to become a public company for three principal reasons:

     - to secure permanent capital to grow;
     - to share ownership broadly among our employees now and through future compensation; and
     - to permit us to use publicly traded securities to finance strategic acquisitions that we may elect to make in the future.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)


                                                                                  AS OF OR FOR
                                                       AS OF OR FOR               THREE MONTHS
                                                   YEAR ENDED NOVEMBER           ENDED FEBRUARY
                                              ------------------------------   ------------------
                                                1996       1997       1998      1998       1999
                                                ----       ----       ----      ----       ----
Net revenues:
  Investment Banking........................  $  2,113   $  2,587   $  3,368   $   633   $    902
  Trading and Principal Investments.........     2,693      2,926      2,379     1,182      1,357
  Asset Management and Securities
     Services...............................     1,323      1,934      2,773       657        736
                                              --------   --------   --------   -------   --------
Total net revenues..........................  $  6,129   $  7,447   $  8,520   $ 2,472   $  2,995
                                              ========   ========   ========   =======   ========
Pre-tax earnings(1).........................  $  2,606   $  3,014   $  2,921   $ 1,022   $  1,188
Total assets................................   152,046    178,401    217,380        --    230,624
Partners' capital...........................     5,309      6,107      6,310        --      6,612
Pre-tax return on average partners'
  capital(1)................................        51%        53%        47%       --         --


---------------

Read the table above in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnote:


(1) Since we have historically operated in partnership form, payments to our profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after the offerings. As a corporation, we will include payments for services rendered by our former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".


                            ------------------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES


     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth.


INVESTMENT BANKING

     Investment Banking represented 39% of fiscal 1998 net revenues and 35% of fiscal 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues. The source for this market share information is Securities Data Company.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of fiscal 1998 net revenues and 39% of fiscal 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES


     Asset Management and Securities Services represented 33% of fiscal 1998 net revenues and 26% of fiscal 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of fiscal 1998.



     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.


     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES


     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services such as mergers and acquisitions, executing large and complex transactions for institutional investors and asset management.


INCREASING THE STABILITY OF OUR EARNINGS


     While we plan to continue to grow each of our core businesses, our goal is to gradually increase the stability of our earnings by emphasizing growth in Investment Banking and Asset Management and Securities Services.


PURSUING INTERNATIONAL OPPORTUNITIES


     We believe that our global reach will allow us to take advantage of international growth opportunities. For example, we expect increased business activity as a result of the establishment of the European Economic and Monetary Union, the shift we anticipate toward privatization of pension systems and the changing demographics around the world.


LEVERAGING THE FRANCHISE


     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis.


                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS


     We focus on building long-term client relationships. For example, in fiscal 1998, over 75% of our Investment Banking revenues represented business from existing clients.


DISTINCTIVE PEOPLE AND CULTURE


     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive review system and a compensation philosophy that rewards teamwork.


GLOBAL REACH


     We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. As a result, we are one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions.



                         INDUSTRY AND ECONOMIC OUTLOOK



     We believe that significant growth and profit opportunities exist in the financial services industry over the long term. These opportunities derive from long-term trends, including financial market deregulation, the globalization of the world economy, the increasing focus of companies on shareholder value, consolidations in various industries, growth in investable funds and accelerating technology and financial product innovation. We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. While the future economic environment may not be as favorable as that experienced in the last 15 years and there may be periods of adverse economic and market conditions, we believe that these trends should continue to affect the financial services industry positively over the long term.



     The following table sets forth selected key industry indicators:



                            KEY INDUSTRY INDICATORS


                          ($ in billions, except GDP)


                         (volume in millions of shares)



                                                     AS OF OR FOR
                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------     CAGR(6)
                                           1983     1988     1993      1998       '83-'98
                                           ----     ----     ----      ----       -------
Worldwide GDP (in trillions)(1).........  $   10   $   18   $    24   $    29(7)        8%(7)
Worldwide mergers and acquisitions(2)...      96      527       460     2,522       24
Worldwide equity issued(2)..............      50       51       172       269       12
Worldwide debt issued(2)................     146      631     1,546     2,932       22
Worldwide equity market
  capitalization(3).....................   3,384    9,728    14,016    27,459       15
NYSE average daily volume...............      85      162       265       674       15
Worldwide pension assets(4).............  $1,900   $3,752   $ 6,560   $10,975       12
U.S. mutual fund assets(5)..............     293      810     2,075     5,530       22


---------------

(1) Gross domestic product. Source: The Economist Intelligence Unit, January
    1999.


(2) Source: Securities Data Company.


(3) Source: International Finance Corporation.


(4) Source: InterSec Research Corp.


(5) Source: Investment Company Institute.


(6) Compound annual growth rate.


(7) Data as of December 31, 1997; compound annual growth rate 1983-1997.



                                OUR HEADQUARTERS



     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                                 THE OFFERINGS


Common Stock:
  Offered by Goldman Sachs..................................   42,000,000   shares
  Offered by Sumitomo Bank Capital Markets, Inc. ...........    9,000,000   shares
  Offered by Kamehameha Activities Association..............    9,000,000   shares
                                                              -----------
     Total..................................................   60,000,000   shares
                                                              ===========
  U.S. offering.............................................   48,000,000   shares
  International offering....................................    8,000,000   shares
  Asia/Pacific offering.....................................    4,000,000   shares
                                                              -----------
     Total(1)...............................................   60,000,000   shares
                                                              ===========
Common Shares to be outstanding after the offerings(2)......  465,768,581   shares


---------------

(1) The offerings of Common Stock are collectively referred to as the "offerings".


(2) Includes 30,070,535 shares of Common Stock underlying the restricted stock units awarded based on a formula, 12,567,587 shares of Common Stock irrevocably contributed to a defined contribution plan and 7,903,480 shares of Nonvoting Common Stock that are convertible into shares of Common Stock on a one-for-one basis. The shares of Common Stock underlying the restricted stock units awarded based on a formula are included in Common Shares outstanding since there is no future service required as a condition to the delivery of the underlying shares of Common Stock. The underlying shares of Common Stock generally will be issuable and deliverable in equal installments on or about the first, second and third anniversaries of the date of the offerings, assuming the relevant conditions are satisfied. Common Shares exclude 9,000,000 shares of Common Stock issuable upon exercise of the underwriters' options to purchase additional shares, which are described under "Underwriting", and 73,303,623 shares of Common Stock deliverable under the restricted stock units and stock options awarded to employees on a discretionary basis. The defined contribution plan, restricted stock units and employee stock options are described under "Management -- The Employee IPO Awards".

                            ------------------------

Voting Rights..........
                      The holders of Common Stock will have one vote per share.


Dividend Policy........
                      The holders of Common Stock, as well as the holders of Nonvoting Common Stock, will share proportionately on a per share basis in all dividends and other distributions declared by our Board of Directors. Our Board of Directors currently intends to declare quarterly dividends on all outstanding shares of Common Stock and Nonvoting Common Stock and expects that the first quarterly dividend will be $0.12 per share, and that it will be declared during the third quarter of fiscal 1999. For a discussion of the factors that affect the determination by the Board of Directors to declare dividends, as well as other matters concerning our dividend policy, see "Dividend Policy" and "Business -- Regulation".



Use of Proceeds........
                      We will receive net proceeds from our sales of Common Stock in the offerings of approximately $2.0 billion. We will use the net proceeds to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use. Pending specific application of the net proceeds, we expect to use them to purchase short-term marketable securities.



                      We will not receive any of the proceeds from sales of Common Stock by Sumitomo Bank Capital Markets, Inc. or Kamehameha Activities Association in the offerings.



Risk Factors...........
                      For a discussion of factors you should consider before buying shares of Common Stock, see "Risk Factors".



New York Stock Exchange

  Symbol...............
                      GS

                     INCORPORATION AND RELATED TRANSACTIONS


     Simultaneously with the consummation of the offerings, we will complete a number of transactions in order to convert from partnership to corporate form.


     The principal incorporation transactions and the related transactions are summarized below:

INCORPORATION TRANSACTIONS


- The profit participating limited partners who are active in our businesses will exchange their interests for 265,019,073 shares of Common Stock;



- Our retired partners will exchange their interests for an aggregate of approximately $891 million in cash, $295 million principal amount of 12% junior subordinated debentures of Goldman Sachs and 47,270,551 shares of Common Stock;



- Sumitomo Bank Capital Markets, Inc. will exchange its interests for 29,961,934 shares of Common Stock and 7,903,480 shares of Nonvoting Common Stock; and



- Kamehameha Activities Association will exchange its interests for 30,975,421 shares of Common Stock.


RELATED TRANSACTIONS


- The following awards will be granted to our employees, other than the profit participating limited partners who are active in our businesses:



  1.  30,070,535 restricted stock units awarded based on a formula;


  2. an initial irrevocable contribution of 12,567,587 shares of Common Stock to a defined contribution plan;


  3.  33,303,595 restricted stock units awarded on a discretionary basis; and


  4. options awarded on a discretionary basis to purchase 40,000,028 shares of Common Stock at the initial public offering price per share for the offerings; and



- After the closing of the offerings, we will make a $200 million contribution to the Goldman Sachs charitable foundation.


     For a more detailed description of these and other transactions, see "Certain Relationships and Related Transactions -- Incorporation and Related Transactions", "Management -- The Employee IPO Awards" and "Pro Forma Consolidated Financial Information".

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The summary historical consolidated income statement and balance sheet data set forth below have been derived from our consolidated financial statements and their notes. Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Our condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.



     The summary historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from our audited consolidated financial statements that are not included in this prospectus.



     The summary historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999, have been derived from our unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.



     The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. The pro forma consolidated income statement information set forth in "Pro Forma Consolidated Financial Information" for the year ended November 27, 1998 has been examined by PricewaterhouseCoopers LLP. The pro forma consolidated financial information as of and for the three months ended February 26, 1999 has been reviewed by PricewaterhouseCoopers LLP.


     In addition to the offerings of Common Stock, the pro forma adjustments reflect the transactions described under "Certain Relationships and Related Transactions", compensation and benefits related to services rendered by our former profit participating limited partners, the provision for corporate income taxes and the other transactions described under "Pro Forma Consolidated Financial Information".



     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



                                                           AS OF OR FOR YEAR ENDED NOVEMBER                AS OF OR FOR
                                                  ---------------------------------------------------      THREE MONTHS
                                                   1994       1995       1996       1997       1998     ENDED FEBRUARY 1999
                                                   ----       ----       ----       ----       ----     -------------------
                                                                                                            (unaudited)
                                                                   (in millions, except per share amounts)
INCOME STATEMENT DATA:
  Net revenues..................................  $ 3,537   $  4,483   $  6,129   $  7,447   $  8,520        $  2,995
  Pre-tax earnings(1)...........................      508      1,368      2,606      3,014      2,921           1,188

BALANCE SHEET DATA:
  Total assets(2)...............................  $95,296   $100,066   $152,046   $178,401   $217,380        $230,624
  Long-term borrowings..........................   14,418     13,358     12,376     15,667     19,906          20,405
  Partners' capital.............................    4,771      4,905      5,309      6,107      6,310           6,612

PRO FORMA DATA(3):
  Pro forma net earnings........................       --         --         --         --   $  1,271        $    520
  Pro forma diluted earnings per share as
    adjusted for the offerings(4)...............       --         --         --         --       2.70            1.08
  Pro forma stockholders' equity as adjusted for
    the offerings...............................       --         --         --         --         --        $  6,997
  Pro forma book value per share as adjusted for
    the offerings...............................       --         --         --         --         --           15.02

SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)..................................       10%        28%        51%        53%        47%             --
  Ratio of compensation and benefits to net
    revenues(1).................................       51         45         40         42         45              43%
  Assets under supervision:
    Assets under management.....................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821        $206,380
    Other client assets.........................   49,061     57,716     76,892    102,033    142,018         163,315
                                                  -------   --------   --------   --------   --------        --------
  Total assets under supervision................  $92,732   $110,074   $171,491   $237,962   $336,839        $369,695
                                                  =======   ========   ========   ========   ========        ========


---------------

 (1) Since we have historically operated in partnership form, payments to our profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after the offerings. As a corporation, we will include payments for services rendered by our former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".



 (2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.



 (3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.



 (4) Calculated based on weighted-average diluted Common Shares outstanding after giving effect to the Pro Forma Adjustments and as adjusted to reflect the issuance of 42,000,000 shares of Common Stock offered by Goldman Sachs at the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments and the calculation of pro forma earnings per share.

                                  RISK FACTORS


     An investment in the Common Stock involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of Common Stock.


                   MARKET FLUCTUATIONS COULD ADVERSELY AFFECT
                          OUR BUSINESSES IN MANY WAYS


     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the market environment in which we operated during that period. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.



We May Incur Significant Losses from Our Trading and Investment Activities Due to Market Fluctuations and Volatility



     We generally maintain large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. We incurred significant losses in our Trading and Principal Investments business in the second half of fiscal 1998 from this type of "relative value" trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of those losses and the market environment in which we operated during that period. In addition, we maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.



Our Investment Banking Revenues May Decline in Adverse Market or Economic Conditions


     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.


We May Generate Lower Revenues from Commissions and Asset Management Fees in a Market Downturn


     A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.


Holding Large and Concentrated Positions May Expose Us to Large Losses



     Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting and lending businesses and may continue to do so in the future. Goldman Sachs has committed substantial amounts of capital to these businesses, which often require Goldman Sachs to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. For example, as described under "Business -- Trading and Principal Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.



Our Hedging Strategies May Not Prevent Losses



     If any of the variety of instruments and strategies we utilize to hedge our exposure to various types of risk are not effective, we may incur losses. Many of our strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We have often hedged our exposure to corporate fixed income securities by taking a short position in U.S. Treasury securities, since historically the value of U.S. Treasury securities has changed in a manner similar to changes in the value of corporate fixed income securities. Due to the move by investors to higher credit quality fixed income securities in mid-August to mid-October 1998, however, the prices for corporate fixed income securities declined while the prices for U.S. Treasury securities increased and, as a result, we incurred losses on both positions. Unexpected market developments also affected other hedging strategies during this time, and unanticipated developments could impact these or different hedging strategies in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.



A Prolonged Market Downturn Could Impair Our Operating Results



     While we encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.



Market Risk May Increase the Other Risks That We Face


     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK


     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than some of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of fiscal 1998 and "-- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.



     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by Goldman Sachs. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.


                    LIQUIDITY RISK COULD IMPAIR OUR ABILITY
                     TO FUND OPERATIONS AND JEOPARDIZE OUR
                              FINANCIAL CONDITION


     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.



An Inability to Access the Debt Capital Markets Could Impair Our Liquidity



     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in repurchase agreements or securities lending, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect Goldman Sachs in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against us or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to Goldman Sachs, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.


     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, some of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.



An Inability to Access the Short-Term Debt Markets Could Impair Our Liquidity



     We depend on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for our operations. As of February 26, 1999, Goldman Sachs had $21.63 billion of outstanding commercial paper and promissory notes with a weighted-average maturity of approximately 75 days. Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.



Our Liquidity Could Be Adversely Affected If Our Ability to Sell Assets Is Impaired



     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell some of our assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.



     Our ability to sell our assets may be impaired by other market participants seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for some assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.



A Reduction in Our Credit Ratings Could Adversely Affect Our Liquidity and Competitive Position and Increase Our Borrowing Costs



     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place Goldman Sachs on "credit watch" with negative implications at any time. On September 25, 1998, Standard & Poor's Ratings Services revised its outlook for our credit ratings to "negative", indicating that continued adverse market conditions could have an adverse effect on our ratings over a one- to three-year time period. While this negative outlook has not adversely affected our liquidity or businesses to date, no assurance can be given that Standard & Poor's Ratings Services or any other rating agency will not at some time in the future reduce our credit ratings. Credit ratings are also important to Goldman Sachs when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.


                    CREDIT RISK EXPOSES US TO LOSSES CAUSED
                         BY FINANCIAL OR OTHER PROBLEMS
                          EXPERIENCED BY THIRD PARTIES

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obliga-tions to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk" for a further discussion of the credit risks to which we are exposed.


We May Suffer Significant Losses from Our Credit Exposures


     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, as competition in the financial services industry has increased, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.


Our Clients and Counterparties May Be Unable to Perform Their Obligations to Us as a Result of Economic or Political Conditions



     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Special Risks in Emerging and Other Markets" for a further discussion of our exposure to these risks.



Defaults by a Large Financial Institution Could Adversely Affect Financial Markets Generally and Us Specifically


     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems or losses in, or defaults by, other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.


     The possibility of default by a major market participant in the second half of fiscal 1998 and concerns throughout the financial industry regarding the resulting impact on markets led us to participate in an industry-wide consortium that invested in Long-Term Capital Portfolio, L.P., which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- The Balance Sheet". Actual defaults, increases in perceived default risk and other similar events could arise in the future and could have an adverse effect on the financial markets and on Goldman Sachs.



The Information That We Use in Managing Our Credit Risk May Be Inaccurate or Incomplete


     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.


   OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT ACHIEVE YEAR 2000
                  READINESS -- YEAR 2000 READINESS DISCLOSURE


     With the year 2000 approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microproces-sors (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.


     Because we are dependent, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant would have a material adverse effect on us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.



     We also depend upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as securities and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. We continue to assess counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent of their Year 2000 preparedness. We have not yet received sufficient information from all parties about their Year 2000 preparedness to assess the effectiveness of their efforts. Moreover, in many cases, we are not in a position to verify the accuracy or completeness of the information we receive from third parties and as a result are dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. In addition, in some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue may be less advanced than in the United States.


     If third parties with whom we interact have Year 2000 problems that are not remedied, problems could include the following:


- in the case of vendors, disruption of important services upon which Goldman Sachs depends, such as telecommunications and electrical power;


- in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets;

- in the case of financial intermediaries, such as exchanges and clearing agents, failed trade settlements, inability to trade in certain markets and disruption of funding flows;

- in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress; and


- in the case of counterparties and customers, financial and accounting difficulties for those parties that expose Goldman Sachs to increased credit risk and lost business.


Disruption or suspension of activity in the world's financial markets is also possible.

     In addition, we believe that uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. Consequently, there may be a downturn in customer and general market activity for a short period of time before and after January 1, 2000. If this occurs, our net revenues may be adversely affected, possibly materially, depending on how long the reduction in activity continues and how broadly it affects the markets. In addition, we expect to reduce our own trading activities and the size of our balance sheet in order to manage the number and type of our transactions that settle during this period and our related funding needs. This also could reduce our net revenues. We cannot predict the magnitude of the impact that these kinds of reductions would have on our businesses.

     We may also be exposed to litigation with our customers and counterparties as a result of Year 2000 problems. For example, litigation could arise from problems relating to our internal systems or to external systems on which we depend, as well as from problems involving companies in which our clients or the funds we manage hold investments.


     Goldman Sachs is implementing a worldwide program to prepare its computer systems to be Year 2000 compliant. For a description of our program and the steps that remain to be taken, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure". Our Year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate.


                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                         SUBSTANTIAL IN OUR BUSINESSES


     Substantial legal liability or a significant regulatory action against Goldman Sachs could have a material financial effect or cause significant reputational harm to Goldman Sachs, which in turn could seriously harm our business prospects.



Our Exposure to Legal Liability Is Significant



     We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Goldman Sachs are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against Goldman Sachs for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Mat-ters" for a discussion of some of the legal matters in which we are currently involved.



Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties



     The financial services industry is subject to extensive regulation. Goldman Sachs is subject to regulation by governmental and self-regulatory organizations in the United States and in virtually all other jurisdictions in which it operates around the world.



     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Goldman Sachs and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities. See "Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.



Legal Restrictions on Our Clients May Reduce the Demand for Our Services



     New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of our clients and, therefore, the services we provide on their behalf.


                         EMPLOYEE MISCONDUCT COULD HARM

                       GOLDMAN SACHS AND IS DIFFICULT TO

                                DETECT AND DETER


     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding Goldman Sachs to transactions that exceed authorized limits or present unacceptable risks, or hiding from Goldman Sachs unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.


                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING


     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in some of our businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.



We Face Increased Competition Due to a Trend Toward Consolidation


     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.


Consolidation Has Increased Our Need for Capital


     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.


Our Ability to Expand Internationally Will
Depend on Our Ability to Compete Successfully with Local Financial Institutions



     We believe that some of our most significant challenges and opportunities will arise outside the United States, as described under "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.



Our Revenues May Decline Due to Competition from Alternative Trading Systems



     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, reduce our participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.



                       WE ARE EXPOSED TO SPECIAL RISKS IN

                           EMERGING AND OTHER MARKETS


     In conducting our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.



     To date, a relatively small part of our businesses has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.



Turbulence in Emerging Markets May
Adversely Affect Our Businesses



     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the business environment in which we operated during the second half of fiscal 1998. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect our businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where the economy continues to be weak and we have significant exposure.

Compliance with Local Laws and Regulations May Be Difficult



     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses -- Our Exposure to Legal Liability Is Significant" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.


                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES


     Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.



     In connection with the offerings and the conversion of Goldman Sachs from partnership to corporate form, the profit participating limited partners who are active in our businesses will receive substantial amounts of Common Stock in exchange for their interests in Goldman Sachs. Because these shares of Common Stock will be received in exchange for partnership interests, ownership of these shares will not be dependent upon these partners' continued employment. However, these shares will be subject to certain restrictions on transfer under a shareholders' agreement and a portion may be pledged to support these partners' obligations under noncompetition agreements. The transfer restrictions under the shareholders' agreement may, however, be waived, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions" and "-- Waivers". The steps we have taken to encourage the continued service of these individuals after the offerings may not be effective. For a description of the compensation plan for our senior professionals to be implemented after the offerings, see "Management -- The Partner Compensation Plan".



     In connection with the offerings and conversion of Goldman Sachs from partnership to corporate form, employees other than the profit participating limited partners who are active in our businesses will receive grants of restricted stock units, stock options or interests in a defined contribution plan. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements may not be as effective as the opportunity, which existed prior to conversion, to become a partner of Goldman Sachs. See "Management -- The Employee IPO Awards" for a description of these awards.



 GOLDMAN SACHS WILL BE CONTROLLED BY ITS MANAGING DIRECTORS WHOSE INTERESTS MAY
                    DIFFER FROM THOSE OF OTHER SHAREHOLDERS



     Upon completion of the offerings, our managing directors will collectively own not less than 281,000,000 shares of Common Stock, or 61% of the total shares of Common Stock outstanding, which includes the shares of Common Stock underlying the restricted stock units to be awarded based on a formula. These shares will be subject to a shareholders' agreement, which will provide for coordinated voting by the parties. Further, both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, which together will own 42,937,355 shares of Common Stock, or 9.4% of the total shares of Common Stock outstanding after consummation of the offerings, have agreed to vote their shares of Common Stock in the same manner as a majority of the shares held by our managing directors are voted. See "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Voting" and

"-- Voting Agreement" for a discussion of these voting arrangements.


     As a result of these arrangements, the managing directors initially will be able to elect the entire Board of Directors, control the management and policies of Goldman Sachs and, in general, determine, without the consent of the other shareholders, the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the assets of Goldman Sachs. The managing directors initially will be able to prevent or cause a change in control of Goldman Sachs.



Provisions of Our Organizational Documents May Discourage an Acquisition of Goldman Sachs



     Our organizational documents contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, the Board of Directors may, without the consent of shareholders, issue Preferred Stock with greater voting rights than the Common Stock. See "Description of Capital Stock -- Certain Anti-Takeover Matters" for a discussion of these anti-takeover provisions.



                     OUR SHARE PRICE MAY DECLINE DUE TO THE


                        LARGE NUMBER OF SHARES ELIGIBLE


                                FOR FUTURE SALE



     Sales of substantial amounts of Common Stock, or the possibility of such sales, may adversely affect the price of the Common Stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of Common Stock.



     Upon completion of the offerings, there will be 457,865,101 shares of Common Stock outstanding. Of these shares, the 60,000,000 shares of Common Stock expected to be sold in the offerings will be freely transferable without restriction or further registration under the Securities Act of 1933. The remaining 397,865,101 shares of Common Stock will be available for future sale upon the expiration or the waiver of the transfer restrictions or in accordance with the registration rights described below.



     Of the 397,865,101 shares:



- 265,019,073 shares will be held by our former profit participating limited partners who are active in our businesses and will be subject to restrictions on transfer, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions", and also will be subject to the 180-day underwriters' lock-up arrangement described under "Underwriting";



- 47,270,551 shares will be held by our retired limited partners, all of which will be subject to restrictions on transfer for one year after completion of the offerings and 16,082,168 of which will be subject to restrictions on transfer for three years after completion of the offerings, as described under "Shares Eligible for Future Sale". All of these shares also will be subject to the 180-day underwriters' lock-up arrangement described under "Underwriting";



- 20,961,934 shares will be held by Sumitomo Bank Capital Markets, Inc. and, along with the 7,903,480 shares of Nonvoting Common Stock that it will hold, will be subject to restrictions on transfer, as described under "Shares Eligible for Future Sale -- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", and also will be subject to the 180-day underwriters' lock-up arrangement described under "Underwriting";



- 21,975,421 shares will be held by Kamehameha Activities Association and will be subject to restrictions on transfer, as described under "Shares Eligible for Future Sale -- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", and also will be subject to the 180-day underwriters' lock-up arrangement described under "Underwriting";



- 12,567,587 shares will be held in a defined contribution plan and will be distributable to plan participants beginning on or about the third anniversary of the date of initial contribution, assuming the relevant conditions are satisfied, as described under "Management -- The Employee IPO
  Awards -- The Defined Contribution Plan"; and


- 30,070,535 shares of Common Stock underlying the restricted stock units to be awarded based on a formula generally will be deliverable beginning on or about the first anniversary of the date of the consummation of the offerings, assuming the relevant conditions are satisfied, as described under "Management -- The Employee IPO Awards -- Formula Awards".



     Shares of Common Stock underlying the restricted stock units to be awarded on a discretionary basis will be deliverable beginning on or about the third anniversary of the date of the consummation of the offerings; and discretionary employee stock options awarded in connection with the offerings will be exercisable beginning on or about the third anniversary of the date of the consummation of the offerings, in each case if relevant conditions are satisfied, as described under "Management -- The Employee IPO Awards". We expect to register under the Securities Act of 1933 the shares of Common Stock deliverable under these awards and under the restricted stock units to be awarded based on a formula.



     We have also entered into agreements with Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association that allow them, under certain circumstances, to require us to register for public offering certain of their shares of Common Stock. See "Shares Eligible for Future Sale -- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights" for a further discussion of these agreements. Further, our Board of Directors may grant registration rights to our former profit participating limited partners who are active in our businesses. See "Shares Eligible for Future
Sale -- Other Registration Rights" for a further discussion of these possible registration rights.



     The transfer restrictions described above may be waived, as discussed under "Certain Relationships and Related Transactions" and "Underwriting".



                         OUR COMMON STOCK MAY TRADE AT


                        PRICES BELOW THE INITIAL PUBLIC


                                 OFFERING PRICE



     The price of the Common Stock after the offerings may fluctuate widely, depending upon many factors, including the perceived prospects of Goldman Sachs and the securities and financial services industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. The Common Stock may trade at prices significantly below the initial public offering price.



                       THE LIQUIDITY OF OUR COMMON STOCK


                   MAY BE ADVERSELY AFFECTED BY AN INABILITY


                      OF GOLDMAN, SACHS & CO. TO ACT AS A


                        MARKET-MAKER IN THE COMMON STOCK



     We have applied to list the Common Stock on the NYSE. The NYSE listing does not, however, guarantee that a trading market for the Common Stock will develop or, if a market does develop, the liquidity of that market for the Common Stock.



     After the offerings, because Goldman, Sachs & Co. is a member of the NYSE and because of Goldman, Sachs & Co.'s relationship to us, it will not be permitted under the rules of the NYSE to make markets in, or recommendations regarding the purchase or sale of, the Common Stock. This may adversely affect the trading market for the Common Stock.

                                USE OF PROCEEDS


     Based upon an initial public offering price of $50.00 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus), Goldman Sachs estimates that it will receive net proceeds from the offerings of $2.0 billion (or $2.4 billion if the underwriters' options to purchase additional shares are exercised in full), after deducting the underwriting discounts and estimated expenses that are payable by Goldman Sachs in the offerings. The above amounts do not include underwriting discounts that will be received by Goldman, Sachs & Co. ("GS&Co."), Goldman Sachs International and Goldman Sachs (Asia) L.L.C. as underwriters in the offerings. We will use the net proceeds to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use. Pending specific application of the net proceeds, we intend to use them to purchase short-term marketable securities.



     Goldman Sachs will not receive any of the proceeds from the sale of shares of Common Stock by Sumitomo Bank Capital Markets, Inc. or Kamehameha Activities Association.


                                DIVIDEND POLICY


     The holders of Common Stock and Nonvoting Common Stock (together, the "Common Shares") of Goldman Sachs will share proportionately on a per share basis in all dividends and other distributions declared by our Board of Directors. Our Board of Directors currently intends to declare quarterly dividends on all outstanding Common Shares and expects that the first quarterly dividend will be $0.12 per share, and that it will be declared during the third quarter of fiscal 1999.



     The declaration of dividends by Goldman Sachs is subject to the discretion of the Board of Directors. The Board of Directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our shareholders or by our subsidiaries to us, the effect on our debt ratings and such other factors as our Board of Directors may deem relevant. See "Business -- Regulation" for a discussion of potential regulatory limitations on our receipt of funds from our regulated subsidiaries.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION


To the Partners,
The Goldman Sachs Group, L.P.:


     We have examined the pro forma adjustments reflecting (i) the incorporation transactions and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions"; (ii) compensation to managing directors who were profit participating limited partners active in Goldman Sachs' businesses; (iii) compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation; and (iv) the provision for corporate income taxes (collectively, the "Pro Forma Adjustments"), and the offerings, all as described in Note 2 to the Pro Forma Consolidated Financial Information (included on pages 26 to 31 of this prospectus) and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998. The historical consolidated income statement information is derived from the historical consolidated financial statements of Goldman Sachs, which were audited by us and which are included elsewhere in this prospectus. The Pro Forma Adjustments are based upon management's assumptions described in Note 2 to the Pro Forma Consolidated Financial Information. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.



     The objective of this pro forma consolidated financial information is to show what the significant effects on the historical income statement information of Goldman Sachs might have been had the Pro Forma Adjustments and the offerings occurred at an earlier date. However, the Pro Forma Consolidated Income Statement Information is not necessarily indicative of the results of operations that would have been attained had the above-mentioned Pro Forma Adjustments and the offerings actually occurred earlier.



     In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned Pro Forma Adjustments and the offerings, all as described in Note 2 to the Pro Forma Consolidated Financial Information, the related pro forma adjustments give appropriate effect to those assumptions, and the "Pro Forma" and "Pro Forma as Adjusted for Offerings" columns reflect the proper application of those adjustments to the historical consolidated income statement amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998.


PricewaterhouseCoopers LLP

New York, New York

April 9, 1999.

                  REVIEW REPORT OF INDEPENDENT ACCOUNTANTS ON


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



To the Partners,


The Goldman Sachs Group, L.P.:



     We have reviewed the pro forma adjustments reflecting (i) the incorporation transactions and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions"; (ii) compensation to managing directors who were profit participating limited partners active in Goldman Sachs' businesses; (iii) compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation; (iv) the provision for corporate income taxes; (v) the redemption of Goldman Sachs' senior limited partnership interests; (vi) cash distributions by The Goldman Sachs Group, L.P. to its partners in the second quarter of fiscal 1999 in accordance with the Goldman Sachs partnership agreement, including distributions for partner income taxes related to Goldman Sachs' earnings in the first quarter of fiscal 1999, capital withdrawals by profit participating limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to retired limited partners; and (vii) the recognition of net tax assets (collectively, the "Pro Forma Adjustments"), and the offerings, all as described in Note 2 to the Pro Forma Consolidated Financial Information (included on pages 26 to 31 of this prospectus) and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Balance Sheet Information as of February 26, 1999 and the Pro Forma Consolidated Income Statement Information for the three months then ended. The historical consolidated financial statement information is derived from the historical condensed consolidated financial statements of Goldman Sachs, which were reviewed by us and which are included elsewhere in this prospectus. The Pro Forma Adjustments are based upon management's assumptions described in Note 2 to the Pro Forma Consolidated Financial Information. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.



     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.



     The objective of this pro forma consolidated financial information is to show what the significant effects on the historical financial information of Goldman Sachs might have been had the Pro Forma Adjustments and the offerings occurred at an earlier date. However, the Pro Forma Consolidated Income Statement Information and the Pro Forma Consolidated Balance Sheet Information are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned Pro Forma Adjustments and the offerings actually occurred earlier.



     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned Pro Forma Adjustments and the offerings, all as described in Note 2 to the Pro Forma Consolidated Financial Information, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the "Pro Forma" and "Pro Forma as Adjusted for Offerings" columns do not reflect the proper application of those adjustments to the historical consolidated financial statement amounts in the Pro Forma Consolidated Balance Sheet Information as of February 26, 1999 and the Pro Forma Consolidated Income Statement Information for the three months then ended.



PricewaterhouseCoopers LLP



New York, New York


April 9, 1999.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



     The following Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of Goldman Sachs. In addition to the offerings of Common Stock, this information reflects the pro forma effects of the following items:



- the incorporation transactions and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions";



- compensation to managing directors who were profit participating limited partners active in our businesses (the "PLPs");



- compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation;



- the provision for corporate income taxes;



- the redemption of our senior limited partnership interests;



- cash distributions by The Goldman Sachs Group, L.P. ("Group L.P.") to its partners in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by PLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to retired limited partners; and



- the recognition of net tax assets.



These items are collectively referred to as the "Pro Forma Adjustments".



     The Pro Forma Consolidated Income Statement Information does not give effect to the following items because of their non-recurring nature:



- the restricted stock units awarded to employees based on a formula (the "Formula RSUs");



- the initial irrevocable contribution of shares of Common Stock to a defined contribution plan (the "DCP");



- the recognition of net tax assets; and



- a contribution to the Goldman Sachs charitable foundation.



     The Pro Forma Consolidated Balance Sheet Information, however, does give effect to these non-recurring items.



     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.



     THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AS OF THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION


                      (in millions, except per share data)



                                                                     YEAR ENDED NOVEMBER 27, 1998
                                              ---------------------------------------------------------------------------
                                                                                                              PRO FORMA
                                                             PRO FORMA                      ADJUSTMENT       AS ADJUSTED
                                              HISTORICAL    ADJUSTMENTS     PRO FORMA      FOR OFFERINGS    FOR OFFERINGS
                                              ----------    -----------    ------------    -------------    -------------
Total revenues..............................   $22,478        $    --        $22,478           $  --           $22,478
Interest expense, principally on short-term
  funding...................................    13,958             28(a)      13,986              --            13,986
                                               -------        -------        -------           -----           -------
Revenues, net of interest expense...........     8,520            (28)         8,492              --             8,492
Compensation and benefits, excluding
  Employee IPO Awards.......................     3,838            303(b)       4,141              --             4,141
Employee IPO Awards.........................        --            435(c)         435              --               435
Other operating expenses....................     1,761             --          1,761              --             1,761
                                               -------        -------        -------           -----           -------
Total operating expenses....................     5,599            738          6,337              --             6,337
Pre-tax earnings............................     2,921           (766)         2,155              --             2,155
Provision for taxes.........................       493            391(d)         884              --               884
                                               -------        -------        -------           -----           -------
Net earnings................................   $ 2,428        $(1,157)       $ 1,271           $  --           $ 1,271
                                               =======        =======        =======           =====           =======
Common Shares outstanding:
  Basic.....................................                                     424(e)           42(f)            466
  Diluted...................................                                     428(e)           42(f)            470
Earnings per share:
  Basic.....................................                                 $  3.00                           $  2.73
  Diluted...................................                                    2.97                              2.70



              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION


                                  (unaudited)


                      (in millions, except per share data)



                                                                 THREE MONTHS ENDED FEBRUARY 26, 1999
                                              ---------------------------------------------------------------------------
                                                                                                              PRO FORMA
                                                             PRO FORMA                      ADJUSTMENT       AS ADJUSTED
                                              HISTORICAL    ADJUSTMENTS     PRO FORMA      FOR OFFERINGS    FOR OFFERINGS
                                              ----------    -----------    ------------    -------------    -------------
Total revenues..............................   $ 5,856        $    --        $ 5,856           $  --           $ 5,856
Interest expense, principally on short-term
  funding...................................     2,861              7(a)       2,868              --             2,868
                                               -------        -------        -------           -----           -------
Revenues, net of interest expense...........     2,995             (7)         2,988              --             2,988
Compensation and benefits, excluding
  Employee IPO Awards.......................     1,275            191(b)       1,466              --             1,466
Employee IPO Awards.........................        --            109(c)         109              --               109
Other operating expenses....................       532             --            532              --               532
                                               -------        -------        -------           -----           -------
Total operating expenses....................     1,807            300          2,107              --             2,107
Pre-tax earnings............................     1,188           (307)           881              --               881
Provision for taxes.........................       181            180(d)         361              --               361
                                               -------        -------        -------           -----           -------
Net earnings................................   $ 1,007        $  (487)       $   520           $  --           $   520
                                               =======        =======        =======           =====           =======
Common Shares outstanding:
  Basic.....................................                                     428(e)           42(f)            470
  Diluted...................................                                     438(e)           42(f)            480
Earnings per share:
  Basic.....................................                                 $  1.22                           $  1.11
  Diluted...................................                                    1.19                              1.08



   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

                PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION


                                  (unaudited)


                      (in millions, except per share data)



                                                                       AS OF FEBRUARY 26, 1999
                                               ------------------------------------------------------------------------
                                                                                                            PRO FORMA
                                                              PRO FORMA                   ADJUSTMENT       AS ADJUSTED
                                               HISTORICAL    ADJUSTMENTS    PRO FORMA    FOR OFFERINGS    FOR OFFERINGS
                                               ----------    -----------    ---------    -------------    -------------
Cash and cash equivalents....................   $  3,345       $  (200)(g)  $    134        $1,989          $  2,123
                                                                  (891)(h)
                                                                  (888)(i)
                                                                (1,232)(k)
Other........................................    227,279         1,764(l)    229,043            --           229,043
                                                --------       -------      --------        ------          --------
Total assets.................................   $230,624       $(1,447)     $229,177        $1,989          $231,166
                                                ========       =======      ========        ======          ========

Long-term borrowings.........................   $ 20,405       $   371(a)   $ 20,776        $   --          $ 20,776
Other........................................    203,228           165(b)    203,393            --           203,393
                                                --------       -------      --------        ------          --------
Total liabilities............................    223,633           536       224,169            --           224,169
Partners' capital, partners' capital
  allocated for income taxes and potential
  withdrawals, and accumulated other
  comprehensive income.......................      6,991          (371)(a)
                                                                  (891)(h)
                                                                  (888)(i)
                                                                (3,609)(j)
                                                                (1,232)(k)
                                                --------       -------      --------        ------          --------
Total partnership capital....................      6,991        (6,991)           --            --                --
Common Stock and Nonvoting Common Stock, par
  value $0.01 per share......................         --             4(j)          4            --                 4
Restricted stock units.......................         --         3,169(m)      3,169            --             3,169
Additional paid-in capital...................         --         3,605(j)      4,233         1,989(f)          6,222
                                                                   628(m)
Retained earnings............................         --          (165)(b)      (733)           --              (733)
                                                                  (200)(g)
                                                                 1,764(l)
                                                                (2,132)(m)
Unearned compensation........................         --        (1,665)(m)    (1,665)           --            (1,665)
                                                --------       -------      --------        ------          --------
Total stockholders' equity...................         --         5,008         5,008         1,989             6,997
Total liabilities, partnership capital and
  stockholders' equity.......................   $230,624       $(1,447)     $229,177        $1,989          $231,166
                                                ========       =======      ========        ======          ========
Book value per share.........................                               $  11.82                        $  15.02



   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



NOTE 1: BASIS OF PRESENTATION



     As permitted by the rules and regulations of the Securities and Exchange Commission, the Pro Forma Consolidated Financial Information is presented on a condensed basis. The Pro Forma Consolidated Balance Sheet Information was prepared as if the Pro Forma Adjustments had occurred as of February 26, 1999. Book value per share equals stockholders' equity divided by Common Shares outstanding of 423,768,581 prior to the offerings and 465,768,581 as adjusted for the offerings. These amounts include the Nonvoting Common Stock, the shares of Common Stock irrevocably contributed to the DCP, and the shares of Common Stock underlying the Formula RSUs since there is no future service required as a condition to the delivery of the underlying shares of Common Stock.



     The Pro Forma Consolidated Income Statement Information for the fiscal year ended November 27, 1998 and the three-month fiscal period ended February 26, 1999 was prepared as if the Pro Forma Adjustments had taken place at the beginning of fiscal 1998.



     For pro forma purposes, the offerings and, where applicable, the related transactions reflect an assumed price of $50.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus.



NOTE 2: PRO FORMA ADJUSTMENTS AND ADJUSTMENT FOR OFFERINGS



     (a) RETIRED LIMITED PARTNERS EXCHANGE OF INTERESTS FOR
DEBENTURES. Adjustment to reflect the issuance of junior subordinated debentures to the retired limited partners in exchange for their interests in Group L.P. and certain affiliates. These junior subordinated debentures will have a principal amount of $295 million, an initial carrying value of $371 million and an effective interest rate of 7.5%. The annual interest expense to be recorded on these debentures in the first year will be $28 million.



     (b) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE IPO AWARDS. Adjustment to reflect compensation and benefits expense of $427 million in fiscal 1998 and $242 million in the three months ended February 26, 1999 ($10 million of which related to restricted stock units assumed to be awarded in fiscal 1998) related to services rendered by the former PLPs. The estimated total compensation and benefits related to services rendered by the former PLPs is based upon measures of financial performance, including net revenues, pre-tax earnings and the ratio of compensation and benefits to net revenues, as described under "Management -- The Partner Compensation Plan -- Determination of Salary and Bonus".



     This adjustment is offset by the effect of awarding restricted stock units to employees in lieu of ongoing cash compensation, 50% of which will be expensed over the four-year period following the year of grant as follows: 26%, 14%, 7% and 3% in years two, three, four and five, respectively. As a result, compensation expense was reduced by $124 million in fiscal 1998 and $51 million in the three months ended February 26, 1999 (net of $16 million in expense related to restricted stock units assumed to be awarded in fiscal 1998).



     (c) EXPENSE RELATED TO EMPLOYEE IPO AWARDS. Adjustment to reflect the amortization of the 33,303,595 restricted stock units awarded to employees on a discretionary basis (the "Discretionary RSUs"). These Discretionary RSUs will have a value of $1,665 million, approximately 26% of which will be amortized as a non-cash expense in the year of grant. The remaining 74% of the value of the Discretionary RSUs will be amortized over the four years following the year of grant as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.



     The stock options to purchase 40,000,028 shares of Common Stock awarded to employees on a discretionary basis (the "Discretionary Options") will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options will have no intrinsic value on the date of grant, no compensation expense will be recognized.



     The estimated fair value of these Discretionary Options on the date of grant is $667 million using a Black-Scholes option pricing model. If Statement of Financial Accounting Standards No. 123 had been applied, compensation expense of $174 million and $44 million would have been included in the Pro Forma Consolidated Income Statement Information in fiscal 1998 and the three months ended February 26, 1999, respectively. See "Management -- The Employee IPO Awards" for a description of these awards.


     (d) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes for Goldman Sachs in corporate form at an effective tax rate of 41%.


     (e) PRO FORMA COMMON SHARES. Common Shares outstanding, computed on a weighted-average basis, after giving effect to the Pro Forma Adjustments. Pro forma basic Common Shares outstanding prior to the offerings include the Nonvoting Common Stock, the shares of Common Stock irrevocably contributed to the DCP and, pursuant to Statement of Financial Accounting Standards No. 128, the shares of Common Stock underlying the Formula RSUs since there is no future service required as a condition to the delivery of the underlying shares of Common Stock. With respect to the three months ended February 26, 1999, pro forma basic Common Shares outstanding also includes the shares of Common Stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which no future service would have been required as a condition to the delivery of the underlying shares of Common Stock.



     Pro forma diluted Common Shares outstanding prior to the offerings reflects the dilutive effect of the Common Stock deliverable pursuant to the Discretionary RSUs, and, with respect to the three months ended February 26, 1999, the dilutive effect of the shares of Common Stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would have been required as a condition to the delivery of the underlying shares of Common Stock.



     (f) ADJUSTMENT FOR THE OFFERINGS. Common Shares as adjusted to reflect the issuance of 42,000,000 shares of Common Stock offered by Goldman Sachs. Net proceeds from the offerings reflect the deduction of underwriting discounts and of estimated expenses payable by Goldman Sachs in connection with the offerings. The adjustment for the offerings excludes 9,000,000 shares of Common Stock issuable upon exercise of the underwriters' options to purchase additional shares, which are described under "Underwriting".


     (g) CHARITABLE CONTRIBUTION. Adjustment to reflect the charitable contribution of $200 million.

     (h) RETIRED LIMITED PARTNERS EXCHANGE OF INTERESTS FOR CASH. Adjustment to reflect the payment of $891 million in cash to the retired limited partners in exchange for their interests in Group L.P. and certain affiliates.

     (i) REDEMPTION OF SENIOR LIMITED PARTNERSHIP INTERESTS FOR
CASH. Adjustment to reflect the redemption of the senior limited partnership interests for cash of $888 million by Group L.P. prior to the incorporation transactions.


     (j) PLPS, RETIRED LIMITED PARTNERS, SUMITOMO BANK CAPITAL MARKETS, INC. AND KAMEHAMEHA ACTIVITIES ASSOCIATION EXCHANGE OF INTERESTS FOR COMMON SHARES. Adjustment of $3,609 million to reflect the issuance of 265,019,073 shares of Common Stock to PLPs, 47,270,551 shares of Common Stock to retired limited partners, 29,961,934 shares of Common Stock and 7,903,480 shares of Nonvoting Common Stock to Sumitomo Bank Capital Markets, Inc. and 30,975,421 shares of Common Stock to Kamehameha Activities Association, in exchange for their respective interests in Group L.P. and certain affiliates.



     (k) CASH DISTRIBUTIONS. Adjustment to reflect cash distributions of $1,232 million by

Group L.P. to its partners, including Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by PLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to certain retired limited partners.



     Goldman Sachs expects that additional cash distributions for partner income taxes related to earnings in the second quarter of fiscal 1999 will be significant due, in part, to certain expenses that are not deductible by the partners. Goldman Sachs expects to record a substantial tax asset on the consummation of the offerings related to these expenses. These cash distributions and the related tax asset are not reflected in the Pro Forma Consolidated Balance Sheet Information.



     (l) NET TAX ASSETS. Adjustment to reflect the addition to retained earnings related to the recognition of a net tax asset of $1,764 million under Statement of Financial Accounting Standards No. 109 at an effective tax rate of 41%. The components of this net tax asset, which will be included in "Other assets" on the consolidated statement of financial condition, are (i) a net benefit of $808 million related to the conversion of Group L.P. to corporate form, (ii) a benefit of $874 million related to the 30,070,535 Formula RSUs and the initial irrevocable contribution of 12,567,587 shares of Common Stock to the DCP and (iii) a benefit of $82 million related to the charitable contribution.


     As discussed in Note 2(k) above, Goldman Sachs expects to record a substantial tax asset on the consummation of the offerings related to certain expenses that are not deductible by the partners in fiscal 1999. The tax asset associated with these expenses in the second quarter of fiscal 1999 is not reflected in the Pro Forma Consolidated Balance Sheet Information.



     (m) EFFECT ON STOCKHOLDERS' EQUITY OF EMPLOYEE IPO AWARDS. Adjustment to reflect the effect on the components of stockholders' equity, excluding the tax benefit described in Note 2(l), of (i) the Formula RSUs, (ii) the initial irrevocable contribution of shares of Common Stock to the DCP and (iii) the Discretionary RSUs.



     The following table sets forth each of these components as of February 26, 1999:



                                          COMMON STOCK                  ADDITIONAL
                                          AND NONVOTING   RESTRICTED     PAID-IN     RETAINED     UNEARNED
                                          COMMON STOCK    STOCK UNITS    CAPITAL     EARNINGS   COMPENSATION
                                          -------------   -----------   ----------   --------   ------------
                                                                    (in millions)

Formula RSUs............................       $--          $1,504         $ --      $(1,504)     $    --
Contribution of shares of Common Stock
  to the DCP............................       --               --          628         (628)          --
Discretionary RSUs......................       --            1,665           --           --       (1,665)
                                               --           ------         ----      -------      -------
Total Adjustment........................       $--          $3,169         $628      $(2,132)     $(1,665)
                                               ==           ======         ====      =======      =======

                                    DILUTION


     As of February 26, 1999, the pro forma net tangible book value of Goldman Sachs was approximately $4.84 billion, or approximately $11.43 per Common Share (which includes the shares of Nonvoting Common Stock, the shares of Common Stock irrevocably contributed to the DCP and the shares of Common Stock underlying the Formula RSUs). "Pro forma net tangible book value" per Common Share represents the amount of Goldman Sachs' total consolidated tangible assets minus total consolidated liabilities, divided by the 423,768,581 Common Shares outstanding on a pro forma basis after giving effect to the Pro Forma Adjustments. After giving effect to the sale by Goldman Sachs of 42,000,000 shares of Common Stock in the offerings at an assumed initial public offering price of $50.00 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus) and after deducting the underwriting discounts and estimated expenses payable by Goldman Sachs in the offerings, the pro forma net tangible book value of Goldman Sachs as of February 26, 1999 would have been approximately $6.83 billion, or approximately $14.67 per Common Share. This represents an immediate increase in net tangible book value of $3.24 per Common Share to existing shareholders and an immediate dilution in net tangible book value of $35.33 per share to new investors purchasing shares of Common Stock at the assumed initial public offering price.


     The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share of Common
  Stock.....................................................            $50.00
  Pro forma net tangible book value per Common Share before
     giving effect to the offerings(1)......................  $11.43
  Increase in net tangible book value per Common Share
     attributable to the sale of Common Stock in the
     offerings(2)...........................................    3.24
                                                              ------
Pro forma net tangible book value per Common Share after
  giving effect to the offerings(1).........................             14.67
                                                                        ------
Dilution in net tangible book value per Common Share to new
  investors(3)..............................................            $35.33
                                                                        ======


---------------


      (1) Goldman Sachs' intangible assets as of February 26, 1999 were $166 million, comprised primarily of goodwill, equivalent to $0.39 per Common Share, after giving effect to the Pro Forma Adjustments, and $0.36 per Common Share after giving effect to the offerings.



      (2) After deducting the underwriting discounts and estimated expenses payable by Goldman Sachs in the offerings.



      (3) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the offerings from the assumed initial public offering price per share paid by a new investor.


                            ------------------------


     The foregoing table assumes no exercise of the underwriters' options to purchase 9,000,000 additional shares of Common Stock, which are described under "Underwriting". Common Shares outstanding does not include 73,303,623 shares of Common Stock deliverable pursuant to the Discretionary RSUs and the Discretionary Options and shares of Common Stock that may be awarded in the future under The Goldman Sachs 1999 Stock Incentive Plan. See "Management -- The Employee IPO Awards" for a description of these awards and The Goldman Sachs 1999 Stock Incentive Plan.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of Goldman Sachs as of February 26, 1999:



- on a historical basis;


- on a pro forma basis after giving effect to the Pro Forma Adjustments; and


- as adjusted for the sale of 42,000,000 shares of Common Stock by Goldman Sachs in the offerings at an assumed initial public offering price of $50.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, and after deduction of the underwriting discounts and estimated expenses payable by Goldman Sachs in the offerings.


     This table should be read in conjunction with the consolidated financial statements and their corresponding notes and the Pro Forma Consolidated Financial Information and their corresponding notes, and assumes no exercise of the underwriters' options to purchase additional shares that are described under "Underwriting".



                                                                       AS OF FEBRUARY 26, 1999
                                                              -----------------------------------------
                                                                                            PRO FORMA
                                                                                           AS ADJUSTED
                                                              HISTORICAL    PRO FORMA     FOR OFFERINGS
                                                              ----------    ---------     -------------
                                                                           ($ in millions)
Short-term borrowings (including commercial paper)(1).......   $33,863       $33,863         $33,863
                                                               =======       =======         =======
Long-term borrowings(2):
  Senior debt(3)............................................   $20,405       $20,405         $20,405
  Junior Subordinated Debentures(4).........................        --           371             371
                                                               -------       -------         -------
         Total long-term borrowings.........................    20,405        20,776          20,776
Partners' capital...........................................     6,612            --              --
Stockholders' equity:
  Preferred Stock, par value $0.01 per share; 150,000,000
    shares authorized, no shares issued and outstanding.....        --            --              --
  Common Stock, par value $0.01 per share; 4,000,000,000
    shares authorized, 385,794,566 shares issued and
    outstanding
    (427,794,566 shares issued and outstanding as
    adjusted)(5)............................................        --             4               4
  Restricted stock units; 63,374,130 units issued and
    outstanding(6)..........................................        --         3,169           3,169
  Nonvoting Common Stock, par value $0.01 per share;
    200,000,000 shares authorized and 7,903,480 shares
    issued and outstanding..................................        --             0               0
  Additional paid-in capital................................        --         4,233           6,222
  Retained earnings.........................................        --          (733)           (733)
  Unearned compensation(7)..................................                  (1,665)         (1,665)
                                                               -------       -------         -------
         Total stockholders' equity.........................        --         5,008           6,997
                                                               -------       -------         -------
           Total capitalization.............................   $27,017       $25,784         $27,773
                                                               =======       =======         =======


---------------

(1) Includes current portion of long-term borrowings of $6,285 million. See Note 4 to the condensed consolidated financial statements as of February 26, 1999 for further information regarding Goldman Sachs' short-term borrowings.


(2) After the offerings and subject to market conditions, we intend to raise additional funds in the public debt securities market, including through an anticipated $1 billion offering of long-term debt securities.

(3) Includes subordinated debt of GS&Co. of $275 million.

(4) Consists of junior subordinated debentures issued to the retired limited partners as part of the incorporation transactions. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for further information regarding the issuance of the debentures.


(5) Common Stock outstanding includes 12,567,587 shares of Common Stock irrevocably contributed to the DCP. Common Stock outstanding does not include 40,000,028 shares of Common Stock deliverable pursuant to the Discretionary Options. See "Management -- The Employee IPO Awards" for more detailed information regarding these awards.


(6) Restricted stock units includes 30,070,535 shares of Common Stock underlying the Formula RSUs and 33,303,595 shares of Common Stock underlying the Discretionary RSUs.

(7) Unearned compensation relates to the award of the Discretionary RSUs.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected historical consolidated income statement and balance sheet data set forth below have been derived from Goldman Sachs' consolidated financial statements and their notes. Goldman Sachs' consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Goldman Sachs' consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 27, 1998 and February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.



    The selected historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of Goldman Sachs not included in this prospectus.



    The selected historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998 have been derived from Goldman Sachs' unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.


    The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. The pro forma consolidated income statement information set forth in "Pro Forma Consolidated Financial Information" for the year ended November 27, 1998 have been examined by PricewaterhouseCoopers LLP. The pro forma consolidated financial information as of and for the three months ended February 26, 1999 has been reviewed by PricewaterhouseCoopers LLP.



    The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.



                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                                              (unaudited)
                                                                     (in millions, except per share amounts)
INCOME STATEMENT DATA:
  Total revenues..................................  $12,452   $ 14,324   $ 17,289   $ 20,433   $ 22,478   $  5,903   $  5,856
  Interest expense................................    8,915      9,841     11,160     12,986     13,958      3,431      2,861
                                                    -------   --------   --------   --------   --------   --------   --------
  Net revenues....................................    3,537      4,483      6,129      7,447      8,520      2,472      2,995
  Compensation and benefits(1)....................    1,789      2,005      2,421      3,097      3,838      1,100      1,275
  Other operating expenses........................    1,240      1,110      1,102      1,336      1,761        350        532
                                                    -------   --------   --------   --------   --------   --------   --------
  Pre-tax earnings(1).............................  $   508   $  1,368   $  2,606   $  3,014   $  2,921   $  1,022   $  1,188
                                                    =======   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets(2).................................  $95,296   $100,066   $152,046   $178,401   $217,380         --   $230,624
  Long-term borrowings............................   14,418     13,358     12,376     15,667     19,906         --     20,405
  Total liabilities(2)............................   89,981     94,686    145,753    171,864    210,996         --    223,633
  Partners' capital...............................    4,771      4,905      5,309      6,107      6,310         --      6,612
PRO FORMA DATA:(3)
  Pro forma net earnings..........................       --         --         --         --   $  1,271         --   $    520
  Pro forma diluted earnings per share(4).........       --         --         --         --       2.97         --       1.19
  Pro forma diluted earnings per share as adjusted
    for the offerings(5)..........................       --         --         --         --       2.70         --       1.08
  Pro forma diluted Common Shares as adjusted for
    the offerings(5)..............................       --         --         --         --        470         --        480
  Pro forma stockholders' equity as adjusted for
    the offerings.................................       --         --         --         --         --         --   $  6,997
  Pro forma book value per share as adjusted for
    the offerings.................................       --         --         --         --         --         --      15.02

                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                                              (unaudited)
                                                                                 ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)....................................       10%        28%        51%        53%        47%        --         --
  Ratio of compensation and benefits to net
    revenues(1)...................................       51         45         40         42         45         44%        43%
  Employees:
    United States.................................    5,822      5,356      5,818      6,879      8,349      7,008      8,244
    International.................................    3,176      2,803      3,159      3,743      4,684      3,891      4,634
                                                    -------   --------   --------   --------   --------   --------   --------
  Total employees(6)..............................    8,998      8,159      8,977     10,622     13,033     10,899     12,878
                                                    =======   ========   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.......................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821   $151,189   $206,380
    Other client assets...........................   49,061     57,716     76,892    102,033    142,018    114,928    163,315
                                                    -------   --------   --------   --------   --------   --------   --------
  Total assets under supervision..................  $92,732   $110,074   $171,491   $237,962   $336,839   $266,117   $369,695
                                                    =======   ========   ========   ========   ========   ========   ========


---------------

(1) Since we have historically operated in partnership form, payments to our profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after the offerings. As a corporation, we will include payments for services rendered by our former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".



(2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.



(3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.



(4) Calculated based on weighted-average diluted Common Shares outstanding after giving effect to the Pro Forma Adjustments. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments and the calculation of pro forma earnings per share.



(5) Calculated based on weighted-average diluted Common Shares outstanding after giving effect to the Pro Forma Adjustments and as adjusted to reflect the issuance of 42,000,000 shares of Common Stock offered by Goldman Sachs at the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments and the calculation of pro forma earnings per share.



(6) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. ("Archon") and Archon Group (France) S.C.A. ("Archon France"). Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 26, 1999, we had 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

        REPORT OF INDEPENDENT ACCOUNTANTS ON MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

To the Partners,
The Goldman Sachs Group, L.P.:


     We have examined Management's Discussion and Analysis of Financial Condition and Results of Operations, except as discussed in the third paragraph below ("MD&A"), taken as a whole, of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") for the three-year period ended November 27, 1998, included on pages 37 to 61 of this prospectus. Management is responsible for the preparation of the Firm's MD&A pursuant to the rules and regulations adopted by the Securities and Exchange Commission. Our responsibility is to express an opinion on the presentation based on our examination. We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of the Firm as of November 27, 1998 and November 28, 1997, and for each of the three years in the period ended November 27, 1998, and in our report dated January 22, 1999, we expressed an unqualified opinion on those financial statements.


     Our examination of MD&A was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting the historical amounts and disclosures in the presentation. An examination also includes assessing the significant determinations made by management as to the relevance of information to be included and the estimates and assumptions that affect reported information. We believe that our examination provides a reasonable basis for our opinion.

     The preparation of MD&A requires management to interpret the criteria, make determinations as to the relevance of information to be included, and make estimates and assumptions that affect reported information. MD&A includes information regarding the estimated future impact of transactions and events that have occurred or are expected to occur, expected sources of liquidity and capital resources, operating trends, commitments, and uncertainties, including those related to the Year 2000 readiness issue. Actual results in the future may differ materially from management's present assessment of this information because events and circumstances frequently do not occur as expected.


     Our examination of MD&A of the Firm did not include (i) the information presented under the headings "VaR" or "VaR Methodology, Assumptions and Limitations" or (ii) information for the three months ended February 26, 1999 and February 27, 1998. Accordingly, we express no opinion on such information.



     In our opinion, the Firm's presentation of MD&A for the three-year period ended November 27, 1998 includes, in all material respects, the required elements of the rules and regulations adopted by the Securities and Exchange Commission; the historical financial amounts included therein have been accurately derived, in all material respects, from the Firm's financial statements; and the underlying information, determinations, estimates, and assumptions of the Firm provide a reasonable basis for the disclosures contained therein.


PricewaterhouseCoopers LLP

New York, New York
March 15, 1999.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.



     Our activities are divided into three principal business lines:


- Investment Banking, which includes financial advisory services and underwriting;


- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily our investments in our merchant banking funds); and


- Asset Management and Securities Services, which includes asset management, securities services and commissions.


     All references to 1996, 1997 and 1998 refer to our fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively, and all references to February 1998 and February 1999 refer to our three-month fiscal period ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.



     "Goldman Sachs", "we" and "our" mean, prior to the principal incorporation transactions that are described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions -- Incorporation Transactions" (the "Incorporation Transactions"), The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), and its consolidated subsidiaries and, after the Incorporation Transactions, The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), and its consolidated subsidiaries.


                              BUSINESS ENVIRONMENT


     Economic and market conditions can significantly affect our performance. For a number of years leading up to the second half of 1998, we operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets in the United States and many international markets. This favorable economic environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic conditions were also favorable for wealth creation which contributed positively to growth in our asset management businesses.



     From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.



     As a major dealer in fixed income securities, Goldman Sachs maintains substantial inventories of corporate and high-yield debt. Goldman Sachs regularly seeks to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.



     This market turmoil also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of some of our positions increased to three times prior levels. When Goldman Sachs and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.


     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.



     Later in the fourth quarter of 1998, market conditions improved as the U.S. Federal Reserve cut interest rates, the International Monetary Fund finalized a credit agreement with Brazil and a consortium of 14 financial institutions, including Goldman Sachs, recapitalized Long-Term Capital Portfolio, L.P. For a further discussion of Long-Term Capital Portfolio, L.P., see
"-- Liquidity -- The Balance Sheet" below.



     Our earnings in the second half of 1998 were adversely affected by market conditions from mid-August to mid-October. In this difficult business environment, Trading and Principal Investments recorded net revenues of $464 million in the third quarter of 1998 and net revenues of negative $663 million in the fourth quarter of 1998. As a result, Trading and Principal Investments did not make a significant contribution to pre-tax earnings in 1998.



     In the first quarter of 1999, we operated in a generally favorable macroeconomic environment characterized by low inflation and low interest rates. Global financial markets recovered from the turbulent conditions of the second half of 1998, leading to narrowing credit spreads and an increase in mergers and acquisitions and other corporate activity.



     The macroeconomic environment in the first quarter of 1999 was particularly favorable in the United States, where inflationary pressures were minimal and interest rates were left unchanged by the U.S. Federal Reserve. Economic growth in Europe was sluggish despite a simultaneous cut in interest rates by 11 European central banks in December and the successful establishment of the European Economic and Monetary Union in January. Markets in Asia and Latin America were generally characterized by continuing economic and financial difficulties, particularly in Japan and Brazil. In a number of Asian emerging markets, however, economic and market conditions stabilized in the first quarter of 1999.


                             RESULTS OF OPERATIONS


     Management believes that the best measure by which to assess Goldman Sachs' historical profitability is pre-tax earnings because, as a partnership, we generally have not been subject to U.S. federal or state income taxes. See
"-- Provision for Taxes" below and Note 2 to the audited consolidated financial statements for a further discussion of our provision for taxes.



     Since historically we have operated as a partnership, payments to our profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by our profit participating limited partners and has therefore understated the expected operating costs to be incurred by us after the offerings. As a corporation, we will include these payments to our former profit participating limited partners in compensation and benefits expense, as discussed under "Pro Forma Consolidated Financial Information". See
"Management -- The Partner Compensation Plan" for a further discussion of the plan to be adopted for the purpose of compensating our former profit participating limited partners.



     Moreover, in connection with the offerings, we will record the effect of the following non-recurring items in the second quarter of 1999:


- the award of the Formula RSUs;

- the initial irrevocable contribution of shares of Common Stock to the DCP;


- the recognition of net tax assets; and



- the contribution to the Goldman Sachs charitable foundation.



We also expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the former PLPs in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees in lieu of cash compensation, 50% of which will be expensed over the four-year period beginning in fiscal 2000.



     As a result of all of these factors, we expect to record a substantial pre-tax loss in the second quarter of 1999.



     The composition of our historical net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. As a result, period-to-period comparisons may not be meaningful. See "Risk Factors" for a discussion of factors that could affect our future performance.


OVERVIEW


     The following table sets forth our net revenues and pre-tax earnings:


                               FINANCIAL OVERVIEW
                                 (in millions)


                                                                            THREE MONTHS ENDED
                                                 YEAR ENDED NOVEMBER             FEBRUARY
                                              --------------------------    ------------------
                                               1996      1997      1998      1998       1999
                                               ----      ----      ----      ----       ----
                                                                               (unaudited)
Net revenues................................  $6,129    $7,447    $8,520    $2,472     $2,995
Pre-tax earnings............................   2,606     3,014     2,921     1,022      1,188


                            ------------------------


     FEBRUARY 1999 VERSUS FEBRUARY 1998. Our net revenues were $2.99 billion in the three-month period ended February 1999, an increase of 21% compared to the same period in 1998. Net revenue growth was strong in Investment Banking, which increased 42%, primarily due to higher market levels of mergers and acquisitions and underwriting activity. Net revenues in Trading and Principal Investments increased 15% as higher net revenues in FICC and equities more than offset a reduction in principal investments. Net revenues in Asset Management and Securities Services increased 12% due to increased assets under management and higher customer balances in securities services. Pre-tax earnings increased 16% to $1.19 billion for the period.



     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared to 1997. Net revenue growth was strong in Investment Banking, which increased 30%, due to higher levels of mergers and acquisitions activity, and in Asset Management and Securities Services, which increased 43%, due to increased commissions, higher customer balances in securities services and increased assets under management. Net revenues in Trading and Principal Investments decreased 19% compared to the prior year, due primarily to a 30% reduction of net revenues in FICC. Pre-tax earnings in 1998 were $2.92 billion compared to $3.01 billion in the prior year.



     1997 VERSUS 1996. Our net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services, which increased 46%, due to increased commissions and asset management fees and higher assets under management and customer balances in securities services. Net revenues in Investment Banking increased 22% due to increased levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year, due to higher net revenues in FICC and principal investments. Pre-tax earnings were $3.01 billion in 1997, an increase of 16% over the prior year.

     The following table sets forth the net revenues of our principal business lines:


                    NET REVENUES BY PRINCIPAL BUSINESS LINE
                                 (in millions)


                                                                          THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER               FEBRUARY
                                          --------------------------      ------------------
                                           1996      1997      1998        1998        1999
                                           ----      ----      ----        ----        ----
                                                                             (unaudited)
Investment Banking......................  $2,113    $2,587    $3,368      $  633      $  902
Trading and Principal Investments.......   2,693     2,926     2,379       1,182       1,357
Asset Management and Securities
  Services..............................   1,323     1,934     2,773         657         736
                                          ------    ------    ------      ------      ------
Total net revenues......................  $6,129    $7,447    $8,520      $2,472      $2,995
                                          ======    ======    ======      ======      ======


                            ------------------------


     Net revenues in our principal business lines represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.


INVESTMENT BANKING


     Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:


- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.


     The following table sets forth the net revenues of our Investment Banking business:


                        INVESTMENT BANKING NET REVENUES
                                 (in millions)


                                                                            THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER                 FEBRUARY
                                        ------------------------------      ------------------
                                         1996        1997        1998       1998         1999
                                         ----        ----        ----       ----         ----
                                                                               (unaudited)
Financial advisory....................  $  931      $1,184      $1,774      $363         $522
Underwriting..........................   1,182       1,403       1,594       270          380
                                        ------      ------      ------      ----         ----
Total Investment Banking..............  $2,113      $2,587      $3,368      $633         $902
                                        ======      ======      ======      ====         ====


                            ------------------------


     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Investment Banking business achieved net revenues of $902 million in the three-month period ended February 1999, an increase of 42% compared to the same period in 1998. Net revenue growth was strong in both financial advisory and underwriting, particularly in the communications, media and entertainment, healthcare and financial institutions groups. Our Investment Banking business was particularly strong in Europe and the United States.



     Financial advisory revenues increased 44% compared to the same period in 1998, primarily due to higher market levels of mergers and acquisitions activity as the trend toward consolidation continued in various industries. Underwriting revenues increased 41%, primarily due to increased levels of equity underwriting activity in Europe.



     1998 VERSUS 1997. The Investment Banking business achieved net revenues of $3.37 billion in 1998, an increase of 30% compared to 1997. Net revenue growth was strong in financial advisory and, to a lesser extent, in underwriting as Goldman Sachs' global presence and strong client base enabled it to capitalize on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in our Investment Banking business was strong in all major regions in 1998 compared to the prior year.



     Financial advisory revenues increased 50% compared to 1997 due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.



     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the financial institutions, general industrials and real estate groups.


     Financial advisory revenues increased 27% compared to 1996 primarily due to increased revenues from mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased revenues from investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting activities increased modestly over 1996 levels.

TRADING AND PRINCIPAL INVESTMENTS


     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. The Trading and Principal Investments business includes the following:



- FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions and engage in proprietary trading and arbitrage activities;



- EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions and engage in proprietary trading and equity arbitrage; and



- PRINCIPAL INVESTMENTS. Principal investments primarily represents net revenues from our investments in our merchant banking funds.



     Net revenues from principal investments do not include management fees and overrides from our merchant banking funds. Overrides represent an increased share of a fund's income and gains to Goldman Sachs when the return on investments exceeds certain threshold returns to fund investors. These management fees and overrides are included in the net revenues of Asset Management and Securities Services.



     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Trading and Principal Investments business:


                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)


                                                                                  THREE MONTHS ENDED
                                                       YEAR ENDED NOVEMBER             FEBRUARY
                                                    --------------------------    ------------------
                                                     1996      1997      1998      1998       1999
                                                     ----      ----      ----      ----       ----
                                                                                     (unaudited)
FICC..............................................  $1,749    $2,055    $1,438    $  741     $  876
Equities..........................................     730       573       795       365        455
Principal investments.............................     214       298       146        76         26
                                                    ------    ------    ------    ------     ------
Total Trading and Principal Investments...........  $2,693    $2,926    $2,379    $1,182     $1,357
                                                    ======    ======    ======    ======     ======


                            ------------------------


     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Trading and Principal Investments business achieved net revenues of $1.36 billion in the three-month period ended February 1999, an increase of 15% compared to the same period in 1998. Strong performances in FICC and equities more than offset a net revenue reduction in principal investments.



     Net revenues in FICC increased 18% compared to the same period in 1998, primarily due to higher net revenues from market-making and trading of currencies, corporate bonds and mortgage-backed securities, partially offset by lower net revenues from fixed income derivatives.



     Net revenues in equities increased 25% compared to the same period in 1998, primarily due to increased market-making net revenues resulting from strong over-the-counter ("OTC") transaction volume in Europe and the United States.



     Net revenues from principal investments decreased 66%, due to lower gains on the disposition of investments and a reduction in net revenues related to the mark-to-market of our principal investments.


     1998 VERSUS 1997. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared to 1997. This decrease in net revenues was concentrated in the second half of the year. See "-- Business Environment" above for a discussion of the losses suffered in Trading and Principal Investments in the second half of 1998. For the full year, significant net revenue reductions in FICC and principal investments were partially offset by increased net revenues in equities.


     Net revenues in FICC decreased 30% compared to 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market-making and trading in fixed income derivatives, currencies and commodities partially offset this decline.



     Net revenues in equities increased 39% compared to 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for OTC products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades and to lower prices for event-oriented securities resulting from a reduction in announced mergers and acquisitions and other corporate activity in the second half of 1998.


     Net revenues from principal investments declined 51% compared to 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments, compared to the prior year.


     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.


     Net revenues in FICC increased 17% compared to 1996 due principally to higher net revenues from market-making and trading in currencies, fixed income derivatives and commodities. Fixed income arbitrage activities also contributed to net revenue growth in FICC. Net revenues from market-making in and trading of emerging market debt securities and corporate bonds declined in 1997 compared to 1996.


     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in net revenues from derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher customer trading volume in certain European OTC markets.


     Net revenues from principal investments increased 39% in 1997 compared to 1996, as certain companies in which we invested through our merchant banking funds completed initial public offerings and our positions in other publicly held companies increased in value.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;


- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and



- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from our merchant banking funds are also included in commissions.



     The following table sets forth the net revenues of our Asset Management and Securities Services business:


             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)


                                                                             THREE MONTHS ENDED
                                                  YEAR ENDED NOVEMBER             FEBRUARY
                                               --------------------------    -------------------
                                                1996      1997      1998      1998         1999
                                                ----      ----      ----      ----         ----
                                                                                 (unaudited)
Asset management.............................  $  242    $  458    $  675     $139         $202
Securities services..........................     354       487       730      170          207
Commissions..................................     727       989     1,368      348          327
                                               ------    ------    ------     ----         ----
Total Asset Management and Securities
  Services...................................  $1,323    $1,934    $2,773     $657         $736
                                               ======    ======    ======     ====         ====

     Goldman Sachs' assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions. The following table sets forth our assets under supervision:


                            ASSETS UNDER SUPERVISION
                                 (in millions)


                                                                        THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER                 FEBRUARY
                                   --------------------------------    --------------------
                                     1996        1997        1998        1998        1999
                                     ----        ----        ----        ----        ----
                                                                           (unaudited)
Assets under management..........  $ 94,599    $135,929    $194,821    $151,189    $206,380
Other client assets..............    76,892     102,033     142,018     114,928     163,315
                                   --------    --------    --------    --------    --------
Total assets under supervision...  $171,491    $237,962    $336,839    $266,117    $369,695
                                   ========    ========    ========    ========    ========


                            ------------------------


     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Asset Management and Securities Services business achieved net revenues of $736 million in the three-month period ended February 1999, an increase of 12% compared to the same period in 1998. Strong performances in asset management and securities services more than offset a net revenue reduction in commissions.



     Asset management revenues increased 45% compared to the same period in 1998, primarily reflecting a 43% increase in average assets under management. In the 1999 period, approximately half of the increase in assets under management was attributable to net asset inflows, with the balance reflecting market appreciation. Net revenues from securities services increased 22% during the period, primarily due to growth in our securities borrowing and lending businesses. Commission revenues decreased 6%, as an increase in equity commissions was more than offset by a reduction in merchant banking overrides compared to a particularly strong period in the prior year.


     1998 VERSUS 1997. The Asset Management and Securities Services business achieved net revenues of $2.77 billion in 1998, an increase of 43% compared to 1997. All major components of the business line exhibited strong net revenue growth.


     Asset management revenues increased 47% during this period, reflecting a 41% increase in average assets under management over 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from securities services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commission revenues increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Merchant banking overrides also contributed significantly to the increase in commission revenues.


     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 73% increase in average assets under management due to strong net asset inflows, market appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in our securities borrowing and lending businesses. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, including those in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Merchant banking overrides also contributed significantly to the increase in commission revenues.


OPERATING EXPENSES


     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity and additional systems and consulting costs relating to various technology initiatives.



     Since we have historically operated in partnership form, payments to our profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by our profit participating limited partners. Accordingly, our historical compensation and benefits, the principal component of our operating expenses, will increase significantly after the offerings since, as a corporation, we will include these payments to our former profit participating limited partners in compensation and benefits expense.



     We expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the former PLPs in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees in lieu of cash compensation, 50% of which will be expensed over the four-year period beginning in fiscal 2000. In addition, we expect to record non-cash compensation expense related to the amortization of the Discretionary RSUs over the five-year period following the consummation of the offerings. The non-cash expense related to the Discretionary RSUs is a fixed amount that is not dependent on our operating results in any given period. See "Pro Forma Consolidated Financial Information" for a further discussion of these items.



     The following table sets forth our operating expenses and number of employees:


                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)


                                                                          THREE MONTHS ENDED
                                              YEAR ENDED NOVEMBER              FEBRUARY
                                          ----------------------------    ------------------
                                           1996      1997       1998       1998       1999
                                           ----      ----       ----       ----       ----
                                                                             (unaudited)
Compensation and benefits...............  $2,421    $ 3,097    $ 3,838    $ 1,100    $ 1,275
Brokerage, clearing and exchange fees...     278        357        424         93        111
Market development......................     137        206        287         54         77
Communications and technology...........     173        208        265         58         78
Depreciation and amortization...........     172        178        242         42         97
Occupancy...............................     154        168        207         44         78
Professional services and other.........     188        219        336         59         91
                                          ------    -------    -------    -------    -------
Total operating expenses................  $3,523    $ 4,433    $ 5,599    $ 1,450    $ 1,807
                                          ======    =======    =======    =======    =======
Employees at period end(1)..............   8,977     10,622     13,033     10,899     12,878


---------------

    (1) Excludes employees of Goldman Sachs' two property management subsidiaries, Archon and Archon France. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 1999, we had approximately 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

     FEBRUARY 1999 VERSUS FEBRUARY 1998. Operating expenses were $1.81 billion in the three-month period ended February 1999, an increase of 25% over the same period in 1998, primarily due to increased compensation and benefits and higher other operating expenses due to, among other things, Goldman Sachs' increased worldwide activities.



     Compensation and benefits decreased as a percentage of net revenues to 43% from 44% in the same period in 1998. Employment levels increased 18% compared to the same period in 1998, with particularly strong growth in investment banking and asset management. Expenses associated with our temporary staff and consultants were $98 million for the three-month period ended February 1999, an increase of 55%, reflecting preparations for the Year 2000 and greater levels of business activity.



     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in fixed income derivatives and futures contracts. Market development expenses increased 43% and professional services and other expenses increased 54%, due to higher levels of business activity. Communications and technology expenses increased 34%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased significantly due to certain fixed asset write-offs and to capital expenditures on telecommunications and technology-related equipment and leasehold improvements in support of Goldman Sachs' increased worldwide activities. Occupancy expenses increased 77%, reflecting additional office space needed to accommodate higher employment levels.


     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.


     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared to 1997, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the European Economic and Monetary Union.



     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.


     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996, primarily due to increased compensation and benefits expense.


     Compensation and benefits increased as a percentage of net revenues to 42% from 40% in 1996. This increase primarily reflected higher compensation due to higher profit levels and an 18% increase in employment levels across Goldman Sachs due to higher levels of market activity and our global expansion into new businesses and markets. Expenses associated with our temporary staff and consultants also contributed to the increase in compensation and benefits as a percentage of net revenues. These expenses were $178 million in 1997, an increase of 55% compared to 1996, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives.



     Brokerage, clearing and exchange fees increased 28%, primarily due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses increased 50% and professional services and other expenses increased 16%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 20%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 3%. Occupancy expenses increased 9%, reflecting additional office space needed to accommodate higher employment levels.


PROVISION FOR TAXES


     Group L.P., as a partnership, generally has not been subject to U.S. federal and state income taxes. The earnings of Group L.P. and certain of its subsidiaries have been subject to the 4% New York City unincorporated business tax. In addition, certain of our non-U.S. subsidiaries have been subject to income taxes in their local jurisdictions. The amount of our provision for income and unincorporated business taxes has varied significantly from year to year depending on the mix of earnings among our subsidiaries. For information on the pro forma effective tax rate of Goldman Sachs under corporate form, see "Pro Forma Consolidated Financial Information".


GEOGRAPHIC DATA


     For a summary of the total revenues, net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 9 to the audited consolidated financial statements.


                                   CASH FLOWS


     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.


YEAR ENDED NOVEMBER 1998


     Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals and the termination of our Profit Participation Plans. See
Note 8 to the audited consolidated financial statements for a discussion of the termination of the Profit Participation Plans.


YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY


     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.



     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.



     Our Treasury Department manages the capital structure, funding, liquidity and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.


LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.


     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs maintains diversified funding sources with both banks and non-bank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity. We maintain close contact with our primary lenders to keep them advised of significant developments that affect us.



     Goldman Sachs also has access to diversified funding sources with over 800 creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit, and no single creditor represented more than 5% of our uncollateralized funding sources as of November 1998. Uncollateralized funding sources principally include our short-term and long-term borrowings and letters of credit.



     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, we make extensive use of the repurchase agreement market and have raised debt in the private placement, Rule 144A and commercial paper markets, as well as through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. After the offerings and subject to market conditions, we intend to raise additional funds in the public debt securities market, including through an anticipated $1 billion offering of long-term debt securities. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.



     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and partners' capital substantially in excess of our less liquid assets.



     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and partners' capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.



     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $14.17 billion during 1998 and $12.54 billion during 1997.



     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.



     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by Group L.P., which then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of Group L.P. This policy ensures that the subsidiaries' obligations to Group L.P. will generally mature in advance of Group L.P.'s third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. We generally fund our equity investments in subsidiaries with partners' capital.


THE BALANCE SHEET


     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.



     Our total assets were $230.62 billion as of February 1999 and $217.38 billion as of November 1998.



     Our balance sheet size as of February 1999 and November 1998 increased by $8.99 billion and $11.64 billion, respectively, due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. For a discussion of SFAS Nos. 125 and 127, see "-- Accounting Developments" below and Note 2 to the audited consolidated financial statements.



     As of February 1999 and November 1998, we held approximately $999 million and $1.04 billion, respectively, in high-yield debt securities and $1.39 billion and $1.49 billion, respectively, in bank loans, all of which are valued on a mark-to-market basis. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.



     As of February 1999 and November 1998, we held approximately $1.04 billion and $1.17 billion, respectively, of emerging market securities, and $103 million and $109 million, respectively, in emerging market loans, all of which are valued on a mark-to-market basis. Of the $1.14 billion and $1.28 billion in emerging market securities and loans, as of February 1999 and November 1998, respectively, approximately $778 million and $968 million were sovereign obligations, many of which are collateralized as to principal at stated maturity.



     In September 1998, a consortium of 14 banks and brokerage firms, including Goldman Sachs, made an equity investment in Long-Term Capital Portfolio, L.P., a major market participant. The objectives of this investment were to provide sufficient capital to permit Long-Term Capital Portfolio, L.P., to continue active management of its positions and, over time, to reduce risk exposures and leverage, to return capital to the participants in the consortium and ultimately to realize the potential value of the portfolio. We invested $300 million in Long-Term Capital Portfolio, L.P.


CREDIT RATINGS


     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer-term transactions, including OTC derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.



     The following table sets forth our credit ratings as of November 1998:



                                                         SHORT-TERM DEBT    LONG-TERM DEBT
                                                         ---------------    --------------
Moody's Investors Service, Inc. .......................  P-1                A1
Standard & Poor's Ratings Services(1)..................  A-1+               A+
Fitch IBCA, Inc. ......................................  F1+                AA-
CBRS Inc. .............................................  A-1      (High)    A+


       -----------------------------

       (1) On September 25, 1998, Standard & Poor's Ratings Services affirmed Goldman Sachs' credit ratings but revised its outlook to "negative", indicating that continued adverse market conditions could have an adverse effect on Goldman Sachs' ratings over a one- to three-year time period.


                            ------------------------

LONG-TERM DEBT


     As of November 1998, our consolidated long-term borrowings were $19.91 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of November 1998 was approximately four years. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the audited consolidated financial statements for further information regarding our long-term borrowings.


                             REGULATED SUBSIDIARIES


     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. GS&Co., a registered U.S. broker-dealer, is regulated by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Chicago Board of Trade, the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Goldman Sachs International, a registered U.K. broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for further information regarding our regulated subsidiaries.


                                RISK MANAGEMENT


     Goldman Sachs has a comprehensive risk management process to monitor, evalu-ate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE


     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" for a discussion of the effect that market fluctuations can have on our businesses.



     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures. In addition, a number of committees described in the following table are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of our risk management process.

-----------------------------------------------------------------------------------------------------
               COMMITTEE                                           FUNCTION
-----------------------------------------------------------------------------------------------------
  Management Committee                   All risk control functions ultimately report to the
                                         Management Committee. Through both direct and delegated
                                         authority, the Management Committee approves all of Goldman
                                         Sachs':
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
-----------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews the activities of existing
                                           businesses;
                                         - approves new businesses and products;
                                         - approves divisional market risk limits and reviews
                                         business unit market risk limits;
                                         - approves inventory position limits for selected country
                                         exposures and business units;
                                         - approves sovereign credit risk limits and credit risk
                                         limits by ratings group; and
                                         - reviews scenario analyses based on abnormal or
                                         "catastrophic" market movements.
                                         The FICC Risk Committee sets market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.
                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.
                                         The Asset Management Control Oversight Committee and Asset
                                         Management Risk Committee oversee various operational,
                                         credit, pricing and business practices issues.
-----------------------------------------------------------------------------------------------------
  Global Compliance and Control          The Global Compliance and Control Committee provides
     Committee                           oversight of our compliance and control functions, including internal audit, reviews our legal, reputational, operational and control risks, and periodically reviews the activities of existing businesses.
-----------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by Goldman Sachs; and
                                         - unusual financing structures and transactions that involve significant capital exposure.
                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting commitments for investment grade debt and certain other products.
-----------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
-----------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of our
                                         capital, liquidity and funding needs and for setting certain inventory position limits.
-----------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of our risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal Departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk.


MARKET RISK


     The potential for changes in the market value of our trading positions is referred to as "market risk". Our trading positions result from underwriting, market-making and proprietary trading activities.


     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.


     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.



     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:


- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk or "VaR";


- risk limits based on a scenario analysis that measures the potential effect of a significant widening of credit spreads on our trading net revenues;


- inventory position limits for selected business units and country exposures;
  and


- scenario analyses which measure the potential effect on our trading net revenues of abnormal market movements.



     We also estimate the broader potential impact of a sustained market downturn on our investment banking and merchant banking activities.



     VaR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse movements in markets over a defined time horizon with a specified confidence level.



     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".


     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions.


     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.


     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.



     We use historical data to estimate our VaR and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the asset volatilities to which we were exposed in the second half of 1998 were substantially larger than those reflected in the historical data used during that time period to estimate our VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.



     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR.



     The following table sets forth our daily VaR for substantially all of our trading positions:


                                   DAILY VaR
                                 (in millions)

                                                               AS OF
                                                              NOVEMBER
                      RISK CATEGORIES                           1998
                      ---------------                         --------
Interest rates..............................................   $ 27.3
Currency rates..............................................      9.0
Equity prices...............................................     25.3
Commodity prices............................................      7.0
Diversification effect(1)...................................    (25.7)
                                                               ------
Firmwide....................................................   $ 42.9
                                                               ======

---------------

(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

                            ------------------------


     The daily VaR for substantially all of our trading positions as of February 1999 was not materially different from our daily VaR as of November 1998.



     For a discussion of what our daily VaR would have been as of November 1998 had we used our volatility and correlation data as of May 29, 1998, see "Business -- Trading and Principal Investments -- Trading Risk
Management -- Risk Reduction".

NON-TRADING RISK


     The market risk associated with our non-trading financial instruments, including investments in our merchant banking funds, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with hypothetical market movements. As of February 1999 and November 1998, non-trading market risk was not material.


RECENT ENHANCEMENTS TO RISK MANAGEMENT


     While VaR continues to be a core tool in our risk management process, management has increased its emphasis on the supplemental measures described below:


- CREDIT SPREAD LIMITS. In addition to VaR, the Firmwide Risk Committee now sets market risk limits based on a scenario analysis of widening credit spreads similar to those experienced in the second half of 1998; and


- SCENARIO ANALYSES. Management is using scenario analyses that reflect more extreme market conditions, such as large increases in market volatility as well as substantial and sustained adverse movements in the volatility and correlation of our relative value positions.



     Notwithstanding these measures, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase Goldman Sachs' risk levels in the future. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.


VALUATION OF TRADING INVENTORY


     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.


TRADING NET REVENUES DISTRIBUTION


     The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1998:




Daily Trading Net Revenues
in Millions of Dollars                       Number of Days
------------------------------------------------------------
less than (60).................................     9
(60) - (40)....................................     5
(40) - (20)....................................    22
(20) - 0.......................................    31
0-20...........................................    87
20-40..........................................    67
40-60..........................................    24
greater than 60................................     6


CREDIT RISK


     Credit risk represents the loss that we would incur if a counterparty or issuer of securities or other instruments we hold fails to perform its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. We do not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.



     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management with information regarding overall credit risk by product, industry sector, country and region.


RISK LIMITS

     Business unit risk limits are established by the risk committees and may be further segmented by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate risk committee.

DERIVATIVE CONTRACTS


     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts ("OTC derivatives"), or they may be listed and traded on an exchange.



     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into non-trading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.



     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other non-derivative risk.



     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.



     For an OTC derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.



     The following table sets forth the distribution, by credit rating, of substantially all of our exposure with respect to OTC derivatives as of November 1998, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

                        OTC DERIVATIVES CREDIT EXPOSURE
                                ($ in millions)

CREDIT RATING EQUIVALENT                                    AMOUNT        PERCENTAGE
------------------------                                    ------        ----------
AAA/Aaa...............................................      $ 2,170           12%
AA/Aa2................................................        5,571           30
A/A2..................................................        4,876           26
BBB/Baa2..............................................        3,133           17
BB/Ba2 or lower.......................................        1,970           11
Unrated(1)............................................          730            4
                                                            -------          ---
                                                            $18,450          100%
                                                            =======          ===

---------------

(1) In lieu of making an individual assessment of such counterparties' credit, we make a determination that the collateral held in respect of such obligations is sufficient to cover our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.


                            ------------------------


     As of November 1998, we held approximately $2.97 billion in collateral against these OTC derivatives exposures. This collateral consists predominantly of cash and U.S. government and agency securities and is usually received by us under agreements entitling us to require additional collateral upon specified increases in exposure or the occurrence of negative credit events.



     In addition to obtaining collateral and seeking netting agreements, we attempt to mitigate default risk on derivatives by entering into agreements that enable us to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, and by seeking third-party guarantees of the obligations of some counterparties.



     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.


OPERATIONAL AND YEAR 2000 RISKS


     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.



     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance Departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000 READINESS DISCLOSURE. Goldman Sachs has determined that it will be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they will properly recognize and utilize dates beyond December 31, 1999. We presently believe that with modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in our own systems worldwide. However, if such modifications and conversions are not made or are not completed on a timely basis, the Year 2000 issue would have a material adverse effect on Goldman Sachs. Moreover, even if these changes are successful, failure of third parties to which we are financially or operationally linked to address their own Year 2000 problems would also have a material adverse effect on Goldman Sachs. For a description of the Year 2000 issue and some of the related risks, including possible problems that could arise, see "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".



     Recognizing the broad scope and complexity of the Year 2000 problem, we have established a Year 2000 Oversight Committee to promote awareness and ensure the active participation of senior management. This Committee, together with numerous sub-committees chaired by senior managers throughout Goldman Sachs and our Global Year 2000 Project Office, is responsible for planning, managing and monitoring our Year 2000 efforts on a global basis. Our Management Controls Department assesses the scope and sufficiency of our Year 2000 Program and verifies that the principal aspects of our Year 2000 program are being implemented according to plan.



     Our Year 2000 plans are based on a five-phase approach, which includes awareness; inventory, assessment and planning; remediation; testing; and implementation. The awareness phase (in which we defined the scope and components of the problem, our methodology and approach and obtained senior management support and funding) was completed in September 1997. We also completed the inventory, assessment and planning phase for our systems in September 1997. By the end of March 1999, we completed the remediation, testing and implementation phases for 99% of our mission-critical systems, and we plan to complete these three phases for the remaining 1% by the end of June 1999. In March 1999, we completed the first cycle of our internal integration testing with respect to critical securities and transaction flows. This cycle, which related to U.S. products, was completed successfully with no material problem. The remaining cycle, which will relate primarily to non-U.S. products, is to be completed in June 1999. This testing is intended to validate that our systems can successfully perform critical business functions beginning in January 2000. With respect to our non-mission-critical systems, we expect to complete our Year 2000 efforts during calendar 1999.



     For technology products that are supplied by third-party vendors, we have completed an inventory, ranked products according to their importance and developed a strategy for achieving Year 2000 readiness for substantially all non-compliant versions of software and hardware. While this process included collecting information from vendors, we are not relying solely on vendors' verifications that their products are Year 2000 compliant or ready. As of March 31, 1999, we had substantially completed testing and implementation of vendor-supplied technology products that we consider mission-critical. With respect to telecommunications carriers, we are relying on information provided by these vendors as to whether they are Year 2000 compliant because these vendors have indicated that they will not test with individual companies.



     We are also addressing Year 2000 issues that may exist outside our own technology activities, including our facilities, external service providers and other third parties with which we interface. We have inventoried and ranked our customers, business and trading partners, utilities, exchanges, depositories, clearing and custodial banks and other third parties with which we have important financial and operational relationships. We are continuing to assess the Year 2000 preparedness of these customers, business and trading partners and other third parties.



     By the end of March 1999, we had participated in approximately 115 "external", i.e., industry-wide or point-to-point, tests with exchanges, clearing houses and other industry utilities, as well as the "Beta" test sponsored by the Securities Industry Association for its U.S. members in July 1998. We successfully completed all of these tests with no material problems. By the end of June 1999, we expect to have participated in approximately 75 additional external tests, including the Securities Industry Association "Streetwide" test scheduled to be completed in April 1999 and other major industry tests in those global markets where we conduct significant business.



     Acknowledging that a Year 2000 failure, whether internal or external, could have an adverse effect on the ability to conduct day-to-day business, we are employing a comprehensive and global approach to contingency planning. Our contingency planning objective is to identify potential system failure points that support processes that are critical to our mission and to develop contingency plans for those failures that may reasonably be expected to occur, with the general goal of ensuring, to the maximum extent practical, that minimum acceptable levels of service can be maintained by us. In the event of system failures, our contingency plans will not guarantee that existing levels of service will be fully maintained, especially if these failures involve external systems or processes over which we have little or no direct control or involve multiple failures across a variety of systems.



     We anticipate that contingency plans for our core business units will be substantially completed during June 1999, and by September 30, 1999 for the rest of our businesses. In addition, we are developing contingency plans for funding and balance sheet management and other related activities. We expect our contingency plans to include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption. We are also developing a crisis management group to guide us through the transition period. We expect to reduce trading activity in the period leading up to January 2000 to minimize the impact of potential Year 2000-related failures. A reduction in trading activity by us or by other market participants in anticipation of possible Year 2000 problems could adversely affect our results of operations, as discussed under "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".



     We have incurred and expect to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, to complete the remediation and testing of internally developed systems and the replacement and testing of third-party products and services, including non-technology products and services, in order to achieve Year 2000 compliance. We currently estimate that these costs will total approximately $150 million, a substantial majority of which has been spent to date. These estimates include the cost of technology personnel but do not include the cost of most non-technology personnel involved in our Year 2000 effort. The remaining cost of our Year 2000 program is expected to be incurred in 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. We do not expect that the costs associated with implementing our Year 2000 program will have a material adverse effect on our results of operations, financial condition, liquidity or capital resources.



     The costs of the Year 2000 program and the date on which we plan to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of resources, the timing and effectiveness of third-party remediation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from our plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.


     In order to focus attention on the Year 2000 problem, management has deferred several technology projects that address other issues. However, we do not believe that this deferral will have a material adverse effect on our results of operations or financial condition.


                            ACCOUNTING DEVELOPMENTS


     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.



     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, we adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased our total assets and liabilities by $8.99 billion and $11.64 billion as of February 1999 and November 1998, respectively.



     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because we have not historically reported EPS, this Statement will have no impact on our historical financial statements. This Statement will, however, apply to our financial statements that are prepared after the offerings. See "Pro Forma Consolidated Financial Information" for a calculation of pro forma EPS.



     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.



     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.


     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We currently expense the cost of all software development in the period in which it is incurred. We intend to adopt this Statement in fiscal 2000 and are currently assessing its effect.



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. We intend to adopt this standard in fiscal 2000 and are currently assessing its effect.

                         INDUSTRY AND ECONOMIC OUTLOOK


     As a global provider of financial services, Goldman Sachs is affected by overall macroeconomic and market conditions in various regions around the world. For a number of years, we have operated in a generally favorable macroeconomic environment characterized by low inflation, low and declining interest rates and strong equity markets. In particular, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of March 1999, the current U.S. expansion had lasted 96 months compared to a post-war average period of expansion of 46 months.


     Recognizing that the favorable macroeconomic and market environments will be subject to periodic reversals, which may significantly and adversely affect our businesses, we believe that significant growth and profit opportunities exist for financial intermediaries in the United States and abroad. These opportunities derive from several long-term trends, including the following:


- DEREGULATION. Financial market deregulation, including the elimination of bank deposit interest rate ceilings and the expansion of commercial banks and other financial institutions into securities underwriting activities, has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, resulting in higher levels of capital raising;


- GLOBALIZATION. Heightened global competition has created a need for cross-border capabilities and economies of scale, resulting in increased joint venture and mergers and acquisitions activity;


- FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, yielding additional financial advisory and capital-raising opportunities;



- CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;


- DEMOGRAPHICS. Changing demographics in the United States and other developed economies have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and


- FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, increasing trading flows and proprietary investment opportunities.



     We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. The future economic environment may not be as favorable as that experienced in the last 15 years and, in particular, the period of declining interest rates in the United States may not continue. There may also be periods of adverse economic and market conditions. Nonetheless, we believe that these trends should continue to affect the financial services industry positively over the long term. However, see "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" for a discussion of the effect that adverse economic conditions and market fluctuations can have on our businesses.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                          ($ in billions, except GDP)
                         (volume in millions of shares)


                                                      AS OF OR FOR YEAR ENDED DECEMBER 31,
                                                     --------------------------------------     CAGR
                                                      1983      1988      1993       1998      '83-'98
                                                      ----      ----      ----       ----      -------
GENERAL ECONOMIC ACTIVITY:
(in trillions)
Worldwide GDP(1)...................................  $   10    $   18    $    24    $    29(8)    8%(8)
U.S. GDP(2)........................................       4         5          7          9       6

ADVISORY ACTIVITIES/FINANCING:
Worldwide mergers and acquisitions(3)..............      96       527        460      2,522      24
Worldwide equity issued(3).........................      50        51        172        269      12
Worldwide debt issued(3)...........................     146       631      1,546      2,932      22

WORLD EQUITY MARKETS:
Worldwide equity market capitalization(4)..........   3,384     9,728     14,016     27,459      15
U.S. market capitalization(4)......................   1,898     2,794      5,136     13,451      14
FT/S&P Actuaries World Indices(TM) -- The World
  Index(5).........................................      NA       129        178        359      11
Dow Jones Industrial Average.......................   1,259     2,169      3,754      9,181      14
S&P 500............................................     165       278        466      1,229      14
NYSE average daily volume..........................      85       162        265        674      15

INVESTED FUNDS:
Worldwide pension assets(6)........................  $1,900    $3,752    $ 6,560    $10,975      12
Number of U.S. mutual funds(7).....................   1,026     2,715      4,558      7,343      14
U.S. mutual fund assets(7).........................  $  293    $  810    $ 2,075    $ 5,530      22


---------------
(1) Gross domestic product. Source: The Economist Intelligence Unit, January
    1999.
(2) Source: U.S. Department of Commerce, Bureau of Economic Analysis.
(3) Source: Securities Data Company.
(4) Source: International Finance Corporation.
(5) Index is calculated on a local currency basis based on total returns. CAGR is based on 1988-1998 data. The FT/S&P Actuaries World Indices are owned by FTSE International Limited, GS&Co. and Standard & Poor's Ratings Services. The Indices are compiled by FTSE International and Standard & Poor's Ratings Services in conjunction with the Faculty of Actuaries and the Institute of Actuaries.
(6) Source: InterSec Research Corp.
(7) Source: Investment Company Institute.
(8) Data as of December 31, 1997; CAGR 1983-1997.

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. In addition, we believe that circumstances in certain regions should provide opportunities for financial intermediaries.

                                     EUROPE


     The European Economic and Monetary Union commenced on January 1, 1999 and created a monetary union in Europe with a single currency. As a result, we believe that over time a pan-European capital market will develop that is likely to rival that of the United States in size and liquidity. We believe that financial intermediaries generally are expected to benefit from a number of anticipated developments, including:


- pan-European consolidation and financial restructuring yielding an increase in mergers and acquisitions activity;


- an increase in third-party assets under management and a major shift towards investments in equity securities due to an expected move to private pension fund systems, changing demographics and the elimination of intra-European Economic and Monetary Union currency risk;


- a reallocation of equity portfolios to reflect pan-European indices;

- the establishment of a European high-yield market to fund the growth of emerging high-growth industries and to satisfy investors' demands for higher yield; and

- increased equity issuance and higher equity trading volumes.

                                      ASIA

     Since 1997, the currency weakness and disruptions, the deterioration in certain of the region's banking systems, the weakness in the property sector in many of the region's countries, as well as slowing consumer income growth, have led to a significant and continuing weakening of these economies and their stock markets. These developments have adversely affected the economic and market conditions in the region and at times have affected economic and market conditions elsewhere. We believe, however, that financial intermediaries could have significant opportunities in this region if stability improves and the economies, which represent approximately 60% of the world's population, resume their growth. In the near term, these potential opportunities could include:

- an increase in mergers and acquisitions and other financial advisory services in connection with corporate restructurings;

- an increase in trading opportunities as financial intermediaries meet the liquidity needs of their clients; and

- an increase in capital raising as Asian corporations and governments access the international capital markets rather than the regional banking system to refinance and to fund future growth.

In the longer term, these potential opportunities could include:

- the emergence of corporate and real estate principal investment opportunities as a result of corporate and government restructurings; and

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an anticipated move to private pension fund systems, changing demographics and the relaxation of foreign exchange restrictions.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

- Investment Banking;
- Trading and Principal Investments; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.


     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.


     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.


     Goldman Sachs is managed by its principal owners. Simultaneously with the offerings, we will grant restricted stock units, stock options or interests in a defined contribution plan to substantially all of our employees. Following the offerings, our employees, including former partners, will own approximately 66% of Goldman Sachs. None of our employees are selling shares in the offerings.



     Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have grown our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry.



     In 1989, Group L.P. was formed to serve as the parent company of the Goldman Sachs organization. As of November 30, 1996, Group L.P. was restructured. On that date, the non-retiring former general partners of Group L.P. converted their general partner interests into limited partner interests and became profit participating limited partners of Group L.P. Concurrently, The Goldman Sachs Corporation was admitted as Group L.P.'s sole general partner. The common stock of The Goldman Sachs Corporation is owned by our profit participating limited partners, all of whom are active in our businesses.



     GS Inc. was formed to succeed to the business of Group L.P. Simultaneously with the offerings, we will complete a number of transactions in order to convert from partnership to corporate form. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for additional information concerning these transactions.



                               MARKET SHARE DATA



     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Securities Data Company. Securities Data Company obtains and gathers its information from sources it considers reliable, but Securities Data Company does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole, with full credit to each of the advisors to each party in a transaction. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole. As a result of this method of compiling data, percentages may add to more than 100%.

                     STRATEGY AND PRINCIPAL BUSINESS LINES


     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of November 1994 to $369.7 billion as of February 1999, representing a compound annual growth rate of 38%.


     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                 PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                TRADING AND PRINCIPAL        ASSET MANAGEMENT AND
    INVESTMENT BANKING               INVESTMENTS              SECURITIES SERVICES
    ------------------          ---------------------        --------------------
-- Equity and debt           -- Bank loans                -- Commissions
   underwriting              -- Commodities               -- Institutional and high
-- Financial restructuring   -- Currencies                   net worth asset
   advisory services         -- Equity and fixed income      management
-- Mergers and acquisitions     derivatives               -- Margin lending
   advisory services         -- Equity and fixed income   -- Matched book
-- Real estate advisory         securities                -- Merchant banking fees
   services                  -- Principal investments        and overrides
                             -- Proprietary arbitrage     -- Mutual funds
                                                          -- Prime brokerage
                                                          -- Securities lending

                            ------------------------

INVESTMENT BANKING

     Investment Banking represented 39% of 1998 net revenues and 35% of 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of 1998 net revenues and 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.


ASSET MANAGEMENT AND SECURITIES SERVICES



     Asset Management and Securities Services represented 33% of 1998 net revenues and 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of 1998.

     We pursue our strategy to grow our three core businesses through an emphasis on:



EXPANDING HIGH VALUE-ADDED BUSINESSES



     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services for our clients. For example, we have substantially increased the number of professionals in investment banking to improve and expand our ability to execute mergers and acquisitions, initial public offerings and high-yield financings. In trading, we structure and execute large and complex transactions for institutional investors, pension funds and corporate clients around the world. In asset management, we emphasize equity and alternative investment products and use our established international presence to build a global asset management franchise.



INCREASING THE STABILITY OF OUR EARNINGS



     We seek to balance the stability of our earnings with return on equity and long-term earnings growth. We believe our trading businesses are key ingredients to our success. While we plan to continue to grow our trading businesses, the financial market shocks of the past year underscored the importance of our strategy of emphasizing growth in our investment banking, asset management and securities services businesses. Through a greater relative emphasis on these businesses, our goal is to gradually increase the stability of our earnings.



PURSUING INTERNATIONAL OPPORTUNITIES



     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, for example, we anticipate that the recent establishment of the European Economic and Monetary Union will, over time, create a large pan-European market rivaling the U.S. capital markets in size and liquidity. We believe this will generate increased activity across our businesses in the region. In Asia, we believe that an increase in corporate restructurings and in the need for liquidity will increase our mergers and acquisitions and trading opportunities. In the longer term, we anticipate additional opportunities in asset management activities due to a shift we anticipate toward the privatization of pension systems and in demographics.


LEVERAGING THE FRANCHISE


     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis. Our investment bankers, for example, refer clients who are selling their businesses to those in Goldman Sachs who manage wealth. In addition, our merchant banking investments in companies lead to future clients for investment banking.


                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS


     We focus on building long-term client relationships. In 1998, over 75% of our Investment Banking revenues represented business from existing clients. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1998. In our trading businesses, we structure and execute transactions across a wide array of markets and countries to meet our clients' needs. In our asset management business, we managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and maintain accounts for 41% of the 1998 "Forbes 400 List of the Richest Americans".


DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation philosophy that rewards teamwork. We were ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and were ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH


     Over the past decade, we have made a significant commitment to building a worldwide business. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions. We had the number one market share of 23.2% in cross-border mergers and acquisitions for the period January 1, 1994 to December 31, 1998. In addition, in Japan, we were the largest non-Japanese mutual fund manager as of the end of February 1999, according to The Investment Trusts Association.


                            ------------------------

                             SUMMARY FINANCIAL DATA
                                 (in millions)


                                                                    THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------    ------------------
                                       1996      1997      1998      1998       1999
                                       ----      ----      ----      ----       ----
Net revenues:
  Investment Banking................  $2,113    $2,587    $3,368    $  633     $  902
  Trading and Principal
     Investments....................   2,693     2,926     2,379     1,182      1,357
  Asset Management and Securities
     Services.......................   1,323     1,934     2,773       657        736
                                      ------    ------    ------    ------     ------
Total net revenues..................  $6,129    $7,447    $8,520    $2,472     $2,995
                                      ======    ======    ======    ======     ======


                            ------------------------

                               INVESTMENT BANKING


     Goldman Sachs provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:


- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:


                        INVESTMENT BANKING NET REVENUES
                                 (in millions)


                                                                           THREE
                                                                        MONTHS ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Financial advisory......................  $  931    $1,184    $1,774    $363    $522
Underwriting............................   1,182     1,403     1,594     270     380
                                          ------    ------    ------    ----    ----
Total Investment Banking................  $2,113    $2,587    $3,368    $633    $902
                                          ======    ======    ======    ====    ====


                            ------------------------

     In Investment Banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as their lead investment bank.

ORGANIZATION

     We have continuously adapted our organizational structure to meet changing market dynamics and our clients' needs. Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.


     We believe an important competitive advantage in our marketing effort is Investment Banking Services, a core group of professionals who focus on developing and maintaining strong client relationships. These bankers, who are organized regionally and/or by industry group, work with senior executives of our clients to identify areas where Goldman Sachs can provide capital-raising, financial advisory or other products and services. The broad base of experience and knowledge of our Investment Banking Services professionals enables them to analyze our clients' objectives efficiently and to bring to bear the appropriate resources of Goldman Sachs to satisfy those objectives.



     Our Corporate Finance, Debt and Equity Capital Markets, Leveraged Finance and Mergers and Acquisitions groups bring product expertise and innovation to clients in a variety of industries. These groups are responsible for the execution of specific client transactions as well as the building of strong client relationships.


     In an effort to serve our clients' needs in targeted industries, we have established several industry focus groups. These include: Chemicals; Communications, Media and Entertainment; Energy and Power; Financial Institutions; Healthcare; High Technology; Hotels and Gaming; Real Estate; Retailing; and Transportation. Drawing on specialized knowledge of industry-specific trends, these groups provide the full range of investment banking products and services to our clients.

     Reflecting our commitment to innovation, Investment Banking has established a New Products group whose professionals focus on creating new financial products. These professionals have particular expertise in integrating finance with accounting, tax and securities laws and work closely with other investment banking teams to provide innovative solutions to difficult client problems. Our structuring expertise has proven to be particularly valuable in addressing client needs in areas such as complex cross-border mergers and acquisitions and convertible and other hybrid equity financings.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a leading investment bank in worldwide mergers and acquisitions. During calendar 1998, we advised on 340 mergers and acquisitions transactions with a combined value of $957 billion.


     Our mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions where we provide multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise. Goldman Sachs advised on seven of the ten largest mergers and acquisitions transactions through December 31, 1998. We have also been successful in Europe, including in intra-country transactions, and we are a leading mergers and acquisitions advisor in France, Germany and Spain.



     The following table illustrates our leadership in the mergers and acquisitions advisory market for the indicated period taken as a whole:


              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                              MARKET             NUMBER OF
                     CATEGORY                       RANK(1)   SHARE    VOLUME   TRANSACTIONS
                     --------                       -------   ------   ------   ------------
Worldwide.........................................   1         25.3%   $1,715      1,334
Worldwide, transactions over $500 million.........   1         34.8     1,593        470
Worldwide, transactions over $1 billion...........   1         38.4     1,470        297
United States.....................................   1         32.8     1,316        907
United States, transactions over $500 million.....   1         41.3     1,228        339
United States, transactions over $1 billion.......   1         44.3     1,142        221

---------------
       (1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.

                            ------------------------


     Mergers and acquisitions is an example of how one activity can generate cross-selling opportunities for other areas of Goldman Sachs. For example, a client we are advising in a purchase transaction may seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers provide comprehensive advice on investment alternatives and execute the client's desired strategy.


UNDERWRITING


     From January 1, 1994 through March 31, 1999, Goldman Sachs has served as lead manager in transactions that have raised more than $1 trillion of capital for clients worldwide. We underwrite a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of Goldman Sachs. The following table illustrates our leadership position in equity underwriting for the indicated period taken as a whole:


                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                               TOTAL
                                                                     MARKET   PROCEEDS   NUMBER OF
                        CATEGORY                           RANK(1)   SHARE     RAISED    ISSUES(2)
                        --------                           -------   ------   --------   ---------
Worldwide Initial Public Offerings ("IPOs")..............   1         15.2%     $ 44        300
Worldwide IPOs, proceeds over $500 million...............   1         23.3        25         59
Worldwide public common stock offerings..................   1         14.4       101        634
U.S. IPOs................................................   1         15.3        31        179
U.S. IPOs, proceeds over $500 million....................   1         30.1        16         29
U.S. public common stock offerings.......................   2         14.3        71        381

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(2) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.
                            ------------------------

     As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. As evidenced in the chart above, our market share of IPOs with total proceeds over $500 million is substantially higher than our market share of all IPOs. We believe our leadership in large IPOs reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest IPOs. We were named the Asian Equity House of the Year by International Financing Review in 1998.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With 350 institutional sales professionals and 420 high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Global Investment Research is critical to our ability to succeed in the equity underwriting business. We believe that high quality equity research is a significant competitive advantage in the market for new equity issues. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research" for detailed information regarding our Global Investment Research Department.

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: investment grade debt for corporations, governments, municipalities and agencies; leveraged finance, which includes high-yield debt and bank loans for non-investment grade issuers; emerging market debt, which includes corporate and sovereign issues; and asset-backed securities. We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

     We believe that the leveraged finance market is a key growth opportunity for our debt underwriting business. Over the last three years, we have more than doubled the number of debt underwriting professionals dedicated to this area.

     The table below sets forth our rank, market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas for the indicated period taken as a whole:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                           TOTAL
                                                                MARKET    PROCEEDS    NUMBER OF
                    CATEGORY(1)                      RANK(5)    SHARE      RAISED     ISSUES(6)
                    -----------                      -------    ------    --------    ---------
Worldwide debt(2)..................................     3         8.4%      $695        4,684
Worldwide straight debt(3).........................     3         8.9        559        4,165
U.S. investment grade straight debt(3).............     3        12.0        419        3,590
U.S. investment grade industrial straight
  debt(3)..........................................     1        19.5         81          517
U.S. high-yield debt(4)............................     5         8.0         33          184

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and taxable municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(4) Excludes issues with both investment grade and non-investment grade ratings, often referred to as "split-rated issues".
(5) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(6) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

                            ------------------------

                       TRADING AND PRINCIPAL INVESTMENTS


     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:



- FIXED INCOME, CURRENCY AND COMMODITIES. Goldman Sachs makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;



- EQUITIES. Goldman Sachs makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and



- PRINCIPAL INVESTMENTS. Principal investments primarily represents Goldman Sachs' net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of our Trading and Principal Investments business:


                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)


                                                                          THREE
                                                                       MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------     ----------------
                                       1996      1997      1998       1998      1999
                                       ----      ----      ----       ----      ----
FICC................................  $1,749    $2,055    $1,438     $  741    $  876
Equities............................     730       573       795        365       455
Principal investments...............     214       298       146         76        26
                                      ------    ------    ------     ------    ------
Total Trading and Principal
  Investments.......................  $2,693    $2,926    $2,379     $1,182    $1,357
                                      ======    ======    ======     ======    ======


                            ------------------------

FIXED INCOME, CURRENCY AND COMMODITIES


     FICC is a large and diversified operation through which we engage in a variety of customer-driven market-making and proprietary trading and arbitrage activities. FICC's principal products are:


- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.


     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market-making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.



     A core activity in FICC is market-making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada; we are a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. Our willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to our client relationships and to support our underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge or reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems. In recognition of our ability to meet these client needs, we were ranked by Institutional Investor in February 1999 as the number two derivatives dealer for the second straight year. In addition, we were named by Euroweek in January 1999 as the "Best provider of swaps and other derivatives".

EQUITIES


     Goldman Sachs engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. Goldman Sachs is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.



     As agent, we execute brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.



     In equity trading, as in FICC, we generate net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the OTC market for equity securities, we undertake a high volume of transactions for modest spreads. In the Nasdaq National Market, we were the second largest market maker by aggregate volume in the top 100 most actively traded stocks in calendar 1998. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, we also benefit from structuring complex transactions.



     Goldman Sachs was a pioneer and is a leader in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. In calendar 1998, we executed over 50 block trades of at least $100 million each. We have been able to capitalize on our expertise in block trading, our global distribution network and our willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. We believe that we are well positioned to benefit from this trend. Block transactions, however, expose us to increased risks, including those arising from holding large and concentrated positions and decreasing spreads. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways -- Holding Large and Concentrated Positions May Expose Us to Large Losses" for a discussion of the risks associated with holding a large position in a single issuer and "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.



     We are active in the listed options and futures markets and structure, distribute and execute OTC derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and our proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. We also create specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate invest-ment positions. We are one of the leading participants in the trading and development of equity derivative instruments. We are an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.



     Equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where we are not acting as an advisor and relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events. Equity arbitrage leverages our global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis. Although market conditions led us to decrease the number and size of positions maintained by our equity arbitrage business during 1998, we believe that over time, as opportunities present themselves, our equity arbitrage business will likely increase its activity.


TRADING RISK MANAGEMENT


     We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence, such as in 1994 and 1998. Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of Goldman Sachs, from the trading desks to the Firmwide Risk Committee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a further discussion of our risk management policies and procedures.



     1998 EXPERIENCE. From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.



     As a major dealer in fixed income securities, we maintain substantial inventories of corporate and high-yield debt. We regularly seek to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.


     These market shocks also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of certain positions increased to three times prior levels. When we and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.


     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.


     RISK REDUCTION. Over the course of this period, we actively reduced our positions and exposure to severe market disruptions of the type described above. Our current scenario models estimate our exposure to a substantial widening in credit spreads and adverse movements in relative value trades of the type experienced in mid-August to mid-October 1998. These models indicate that, as of November 1998, our exposure to a potential reduction in net trading revenues as a result of these events was over 40% lower than in August 1998. In addition, the daily VaR of substantially all of our trading positions declined from $47 million as of May 29, 1998 to $43 million as of November 1998. The November 1998 daily VaR reflects the reduction in positions discussed above, offset by the higher market volatility, changes in correlation and other market conditions experienced in the second half of 1998. If the daily VaR as of November 1998 had been determined using the volatility and correlation data as of May 29, 1998, the daily VaR would have been $31 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of VaR and its limitations.

     As part of the continuous effort to refine our risk management policies and procedures, we have recently made a number of adjustments to the way that we evaluate risk and set risk limits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Market Risk" for a further discussion of our policies and procedures for evaluating market risk and setting related limits.


     Notwithstanding these actions, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase our risk levels in the future. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.


PRINCIPAL INVESTMENTS


     In connection with our merchant banking activities, we invest with our clients by making principal investments in funds that we raise and manage. As of November 1998, we had committed $2.8 billion, of which $1.7 billion had been funded, of the $15.5 billion total equity capital committed for our merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of November 1998, our aggregate carrying value of principal investments held directly or through our merchant banking funds was approximately $1.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $609 million and real estate investments with an aggregate carrying value of approximately $753 million.


                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;


- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and



- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:


             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)


                                                                        THREE MONTHS
                                                                           ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Asset management........................  $  242    $  458    $  675    $139    $202
Securities services.....................     354       487       730     170     207
Commissions.............................     727       989     1,368     348     327
                                          ------    ------    ------    ----    ----
Total Asset Management and Securities
  Services..............................  $1,323    $1,934    $2,773    $657    $736
                                          ======    ======    ======    ====    ====


                            ------------------------

ASSET MANAGEMENT


     Goldman Sachs is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity; fixed income (including money markets); currency; and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.



     Over the last five years, we have rapidly grown our assets under supervision, as set forth in the graph below:



                            ASSETS UNDER SUPERVISION
                                 (in billions)

               Assets under
               management      Other client assets         Totals
'1994'              44                49                   $ 93
'1995'              52                58                    110
'1996'              94                77                    171
'1997'             136               102                    238
'1998'             195               142                    337
'February 1999'    207               163                    370

                            ------------------------

     As of February 1999, equities and alternative investments represented 51% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management.


     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)


                                                                                AS OF
                                                  AS OF NOVEMBER               FEBRUARY
                                       ------------------------------------    --------
                                       1994    1995    1996    1997    1998      1999
                                       ----    ----    ----    ----    ----      ----
ASSET CLASS
Equity...............................  $ 6     $ 9     $34     $ 52    $ 69      $ 73
Fixed income and currency............   17      19      26       36      50        53
Money markets........................   18      20      27       31      46        48
Alternative investment(1)............    3       4       8       17      30        32
                                       ---     ---     ---     ----    ----      ----
Total................................  $44     $52     $95     $136    $195      $206
                                       ===     ===     ===     ====    ====      ====


        -----------------------

        (1) Includes private equity, real estate, quantitative asset allocation and other funds that we manage.


                            ------------------------


     Since the beginning of 1996, we have increased the resources devoted to our asset management business, including adding over 850 employees. In addition, over the past three years, Goldman Sachs has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.



     Our global reach has been important in growing assets under management. From November 1996 to February 1999, our assets under management, excluding our merchant banking funds, sourced from outside the United States grew by over $35 billion. As of February 1999, we managed approximately $46 billion sourced from Europe.



     In Japan, deregulation, high individual savings rates and low local rates of return have been important drivers of growth for our asset management business during the 1990s. Over the last three years, we have built a significant asset management business in Japan, and, as of February 1999, we managed $23 billion of assets sourced from Japan. In Japan, as of the end of February 1999, we were the largest non-Japanese investment trust manager, according to The Investment Trusts Association, and we managed four of the top 15 open-ended mutual funds ranked by mutual fund assets, according to IFIS Inc. We believe that substantial opportunities exist to grow our asset management business in Japan, by increasing our institutional client base and expanding the third-party distribution network through which we offer our mutual funds.


     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of November 1998:


                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)


                                            ASSETS UNDER
                                           SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                           --------------      ---------------------------
- Directly distributed
  -- Institutional.......................      $  121         Separate managed accounts
                                                              Commingled vehicles

  -- High net worth individuals..........         156         Brokerage accounts
                                                              Limited partnerships
                                                              Separate managed accounts
- Third-party distributed
  -- Institutional and retail............          48         Mutual funds
                                               ------
Total....................................      $  325
                                               ======


---------------
    (1) Excludes $12 billion in our merchant banking funds.
                            ------------------------


     Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. We managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and we have 18 clients for whom we manage at least $1 billion each.



     In the individual high net worth area, we have established approximately 10,000 high net worth accounts worldwide, including accounts with 41% of the 1998 "Forbes 400 List of the Richest Americans". We believe this is a high growth opportunity because this market (defined as the market for individual investors with a net worth in excess of $5 million) is highly fragmented, growing rapidly and accounts for approximately $10 trillion of investable assets according to a study by McKinsey & Co. At the center of our effort is a team of over 420 relationship managers, located in 12 U.S. and six international offices. These professionals have an average of over seven years of experience at Goldman Sachs and have exhibited low turnover and superior productivity relative to the industry average.


     In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries. As of December 31, 1998, we were the third largest manager in the U.S. institutional money market sector according to information compiled by Strategic Insight. In Japan, we also utilize a third-party distribution network consisting principally of the largest Japanese brokerage firms.

MERCHANT BANKING


     Goldman Sachs has an established successful record in the corporate and real estate merchant banking business, having raised $15.5 billion of committed capital for 15 private investment funds, as of November 1998, of which $9.0 billion had been funded. We have committed $2.8 billion and funded $1.7 billion of these amounts; our clients, including pension plans, endowments, charitable institutions and high net worth individuals, have provided the remainder. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of November 1998, these funds had total committed capital of $7.7 billion, which includes two funds with $1.0 billion of committed capital that are in the process of being wound down. Other funds, with total committed capi-tal of $7.8 billion as of November 1998, invest in real estate operating companies and debt and equity interests in real estate assets.


     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Our merchant banking funds leverage our long-standing relationships with companies, investors, entrepreneurs and financial intermediaries around the world to source potential investment opportunities. In addition, our merchant banking funds and their portfolio companies have generated business for other areas of Goldman Sachs, including equity underwriting, leveraged and other financing fees and merger advisory fees.



     Located in eight offices around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. Goldman Sachs has two subsidiaries that manage real estate assets, Archon and Archon France. In addition, our merchant banking professionals work closely with other departments and benefit from the expertise of specialists in debt and equity research, investment banking, leveraged and mortgage finance and equity capital markets.



     Merchant banking activities generate three revenue streams. First, we receive a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, we receive from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains ("override") which is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from overrides are included in commissions. Third, Goldman Sachs, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.


SECURITIES SERVICES


     Securities services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes our matched book businesses.



     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, we have significantly increased our prime brokerage client base.



     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Goldman Sachs' short sales and to finance Goldman Sachs' long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide. We believe the rapidly developing international stock lending market presents a significant growth opportunity for us.



     Lenders of securities include pension plan sponsors, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, some of which are often hard to locate in the general lender market, providing us with a competitive advantage. We believe that a significant cause of the growth in short sales, which require the borrowing of securities, has been the rapid increase in complex trading strategies, such as index arbitrage, convertible bond and warrant arbitrage, option strategies, and sector and market neutral strategies where shares are sold short to hedge exposure from derivative instruments.


COMMISSIONS


     Goldman Sachs generates commissions by executing agency transactions on major stock and futures exchanges worldwide. We effect agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include overrides from merchant banking funds and commissions earned from brokerage transactions for high net worth individuals. For a discussion regarding overrides, see "-- Merchant Banking" above, and for a discussion regarding high net worth individuals, see "-- Asset Management -- Clients" above.



     In anticipation of continued growth in electronic connectivity and online trading, Goldman Sachs has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by alternative trading systems generally.


                           GLOBAL INVESTMENT RESEARCH


     Our Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, we have committed the resources on a global scale to develop an industry-leading position for our investment research products. We believe that investment research is a significant factor in our strong competitive position in debt and equity underwritings and in our generation of commission revenues.



     Major investors worldwide recognize Goldman Sachs for its value-added research products, which are highly rated in client polls across the Americas, Europe and Asia. Our Research Department is the only one to rank in the top three in each of the last 15 calendar years in Institutional Investor's "All-America Research Team" survey. In December 1998, the Research Department also achieved top honors for global investment research from Institutional Investor. In Europe, based on the Institutional Investor "1999 All-Europe Research Team" survey, the Research Department ranked number one for coverage of pan-European sectors and number three in European Strategy and Economics.


     Global Investment Research employs a team approach that provides equity research coverage of approximately 2,300 companies worldwide, 53 economies and 26 stock markets. This is accomplished through four groups:

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists;

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes; and

- the Commodities Research group, which provides research on the global commodity markets.


                               INTERNET STRATEGY



     We believe that Internet technology and electronic commerce will, over time, change the ways that securities are traded and distributed, creating both opportunities and challenges for our businesses. In response, we have a program of internal development and external investment.



     Internally, we are extending our global electronic trading and information distribution capabilities to our clients via the Internet. These capabilities cover many of our fixed income, equities and mutual fund products in markets around the world. We are also using the Internet to improve the ease and quality of communication with our institutional and high net worth clients. For example, investors have on-line access to our investment research, mutual fund data and valuation models and our high net worth clients are increasingly accessing their portfolio information over the Internet. We have also recently established GS-Online, which, in conjunction with GS&Co., will act as an underwriter of securities offerings via the Internet and other electronic means. GS-Online will deal initially only with other underwriters and syndicate members and not with members of the public.



     Externally, we have invested in electronic commerce concerns such as Bridge, TradeWeb, Archipelago, Brut, Optimark and, most recently, Wit Capital. Through these investments, we gain an increased understanding of business developments and opportunities in this emerging sector. For a discussion of how Goldman Sachs could be adversely affected by these developments, see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems".


                             INFORMATION TECHNOLOGY


     Technology is fundamental to our overall business strategy. Goldman Sachs is committed to the ongoing development, maintenance and use of technology throughout the organization, with expenditures, including employee costs, of approximately $970 million in 1998 and a budget of $1.2 billion in 1999. We have developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:


- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.


     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access our products and services.



     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on firmwide, divisional and trading desk levels, but also breaks down our risk into its underlying exposures, permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of our credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to analyze complex risk situations effectively. Our software accesses these data, allows for quick analysis at the level of individual trades and interacts with other Goldman Sachs systems.



     Technology has been a significant factor in improving the overall efficiency of many areas of Goldman Sachs. By automating many trading procedures, we have substantially increased our efficiency and accuracy.



     We currently have projects under way to ensure that our technology is Year 2000 compliant. See "Risk Factors -- Our Com-puter Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure" for a further discussion of the risks we face in achieving Year 2000 readiness and our progress to date.


                                   EMPLOYEES


     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. Goldman Sachs was ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and was ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide.



     Instilling the Goldman Sachs culture in all employees is a continuous process, of which training is an essential part. We recently opened a 34,000 square foot training center in New York City, near our world headquarters. All employees are offered the opportunity to participate in education and periodic seminars that we sponsor at various locations throughout the world. We also sponsor off-site meetings for the various business units that are designed to promote collaboration among co-workers.



     Another important part of instilling the Goldman Sachs culture in all employees is our employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to our team approach. In 1998, over 140,000 reviews were completed, evidencing the comprehensive nature of this process.



     We also believe that good citizenship is an important part of being a member of the Goldman Sachs team. To that end, we established our Community TeamWorks initiative in 1997. As part of Community TeamWorks, all employees are offered the opportunity to spend a day working at a charitable organization of their choice while continuing to receive their full salary for that day. In 1998, approximately two-thirds of our employees participated in Community TeamWorks. The commitment of our partners to the community is also demonstrated by their having given over $90 million in each of the last two years to charities, including private foundations.



     As of February 1999, we had approximately 13,000 employees. In addition, Archon and Archon France, subsidiaries of Goldman Sachs that provide real estate services for our real estate investment funds, had a total of approximately 1,260 employees as of February 1999. Goldman Sachs is reimbursed for substantially all of the costs of these employees by these funds.



     See "Management -- The Employee IPO Awards" for a discussion of the steps taken by Goldman Sachs to encourage the continued service of its employees after the offerings and see "Risk Factors -- Our Conversion to Corporate Form May Adversely Affect Our Ability to Recruit, Retain and Motivate Key Employees" for a discussion of the factors that may have an adverse impact on the effectiveness of these efforts.


                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and moti-vate our existing employees. See "-- Employees" for a discussion of our efforts in this regard.

     In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.


     We believe that some of our most significant challenges and opportunities will arise outside the United States. See "Industry and Economic Outlook" for a discussion of these challenges and opportunities. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.



     We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure in the last year. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.


     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION


     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the Securities and Exchange Commission (the "SEC") is the federal agency responsible for the administration of the federal securities laws. GS&Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as GS&Co. In addition, state securities and other regulators also have regulatory or oversight authority over GS&Co. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where we have offices.


     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.


     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities, none of which has had a material adverse effect on us or our businesses.



     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The Commodity Futures Trading Commission is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. GS&Co. is registered with the Commodity Futures Trading Commission as a futures commission merchant, commodity pool operator and commodity trading advisor.



     As a registered broker-dealer and member of various self-regulatory organizations, GS&Co. is subject to the SEC's Rule 15c3-1 (the "Uniform Net Capital Rule"). The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. GS&Co. is also subject to the net capital requirements of the Commodity Futures Trading Commission and various securities and commodity exchanges. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for a discussion of our net capital.


     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.


     In January 1999, the SEC adopted revisions to the Uniform Net Capital Rule and related regulations that permit the registration of OTC derivatives dealers as broker-dealers. An OTC derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. We have established Goldman Sachs Financial Markets, L.P. and are in the process of registering this company with the SEC as an OTC derivatives dealer to conduct in a more capital efficient manner certain OTC derivative businesses now conducted in other affiliates.



     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of our affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. The relevant Goldman Sachs entities in London are at present regulated by the Securities and Futures Authority Limited in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization in respect of their institutional asset management and fund management activities. Some of these Goldman Sachs entities are also regulated by the London Stock Exchange and other U.K. securities and commodities exchanges of which they are members. It is expected, however, that commencing in 2000 the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization will be taken over by the Financial Services Authority. The investment services that are subject to oversight by U.K. regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and Commodity Futures Trading Commission rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to Goldman Sachs. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as German, French and Swiss banking authorities, among others, regulate various of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.



     Compliance with net capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt or pay dividends on the Common Stock.


                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     GS&Co. has been named as a defendant in a purported class action lawsuit commenced in December 1996 and pending in federal court in New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation ("MobileMedia") in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia, certain of its officers and directors, and the lead underwriters, including GS&Co. MobileMedia is currently reorganizing in bankruptcy.


     GS&Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and Goldman Sachs International underwrote 718,750 shares, for a total price of approximately $17 million. GS&Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.


     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

UNDERWRITERS ANTITRUST LITIGATION

     GS&Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in New York federal court by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offerings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced in August 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. Several other actions, commenced in November and December 1998, allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings.


ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION


     Several former shareholders of Rockefeller Center Properties, Inc. brought purported class actions in the federal and state courts in Delaware arising from the acquisition of Rockefeller Center Properties, Inc. by an investor group in July 1996. The defendants in the actions include, among others, GS&Co., Whitehall Real Estate Partnership V, a fund advised by GS&Co., a GS&Co. managing director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning in November 1996, and the state court action was filed in June 1998.



     The complaints generally allege that the proxy statement disseminated to former Rockefeller Center Properties, Inc. stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.


     In a series of decisions, the federal court has granted summary judgment dismissing all the claims in the federal action. The plaintiffs have appealed those rulings.

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION


     Reichhold Chemicals, Inc. and Reichhold Norway ASA (collectively, "Reichhold") brought a claim in March 1998 in the Commercial Court in London against Goldman Sachs International in relation to Reichhold's 1997 purchase of the polymer division of one of Goldman Sachs International's Norwegian clients, Jotun A/S. Reichhold claims that it overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.



     In November 1998, the Commercial Court granted Goldman Sachs
International's application for a stay of the action pending the outcome of arbitration proceedings between Reichhold and Jotun A/S in Norway. The stay order is currently being reviewed by an appellate court.


MATTERS RELATING TO MUNICIPAL SECURITIES

     GS&Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by GS&Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. GS&Co. understands that certain municipal bond issuers to which GS&Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that GS&Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.


     GS&Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought in November 1998 Florida federal court by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The amended complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and seeks to recover the difference between the actual and alleged "fair" prices.


                                   PROPERTIES


     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. We also have a 15-year lease for approximately 590,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, we lease over 3.1 million square feet in the New York area, having more than doubled our space since November 1996. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 650,000 square feet of leased space.



     Consistent with Goldman Sachs' global approach to its business, we also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that total approximately 790,000 square feet. Our largest presence in Europe is in London, where we lease approximately 639,000 square feet through various leases, with the principal one, for Peterborough Court, expiring in 2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.



     In Asia, we have offices that total approximately 360,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong. In Tokyo, we currently lease approximately 175,000 square feet under leases that expire between November 1999 and June 2005. In Hong Kong, we currently lease approximately 103,000 square feet under a lease that expires in May 2000. We recently entered into a new 12-year lease in Hong Kong for approximately 190,000 square feet. There are also significant expansion efforts underway in Tokyo and Singapore.



     Our space requirements have increased significantly over the last several years. Currently, Goldman Sachs is at or near capacity at most of its locations. As a result, we have been actively leasing additional space to support our anticipated growth. Based on our progress to date, we believe that we will be able to acquire additional space to meet our anticipated needs.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is information concerning the persons who will be the directors and executive officers of Goldman Sachs as of the date of the completion of the offerings. We anticipate appointing additional directors over time who are not employees of Goldman Sachs or affiliated with management.



            NAME                             AGE                              POSITION
            ----                             ---                              --------
            Henry M. Paulson, Jr.            53       Director, Chairman and Chief Executive Officer
            Robert J. Hurst                  53       Director and Vice Chairman
            John A. Thain                    43       Director, President and Co-Chief Operating Officer
            John L. Thornton                 45       Director, President and Co-Chief Operating Officer
            Sir John Browne                  51       Director
            James A. Johnson                 55       Director
            John L. Weinberg                 74       Director
            Robert J. Katz                   51       General Counsel
            Gregory K. Palm                  50       General Counsel
            Robin Neustein                   45       Chief of Staff
            Leslie M. Tortora                42       Chief Information Officer
            David A. Viniar                  43       Chief Financial Officer
            Barry L. Zubrow                  46       Chief Administrative Officer


                            ------------------------

     Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of Group L.P. since June 1998 and served as Chief Operating Officer from December 1994 to June 1998. From 1990 to November 1994, he was Co-Head of Investment Banking.

     Mr. Hurst has been Vice Chairman of Group L.P. since February 1997 and has served as Head or Co-Head of Investment Banking since 1990. He is also a director of VF Corporation and IDB Holding Corporation Ltd.

     Mr. Thain has been President of Group L.P. since March 1999 and Co-Chief Operating Officer since January 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from FICC to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. From 1985 to 1990, Mr. Thain was in FICC where he established and served as Co-Head of the Mortgage Securities Department. Mr. Thain is a director of The Depository Trust Company.


     Mr. Thornton has been President of Group L.P. since March 1999 and Co-Chief Operating Officer of Group L.P. since January 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.



     Sir John Browne has been Group Chief Executive of BP Amoco p.l.c. since January 1999. He was Group Chief Executive of The

British Petroleum Company from 1995 to 1999, having served as a Managing Director since 1991. Sir John is also a director of SmithKline Beecham p.l.c. and the Intel Corporation, a member of the supervisory board of DaimlerChrysler AG and a trustee of the British Museum.



     Mr. Johnson has been Chairman of the Executive Committee of the Board of Directors of Fannie Mae since January 1999. He was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. Mr. Johnson is also a director of the Cummins Engine Company, Dayton Hudson Corporation, UnitedHealth Group and Kaufman and Broad Home Corporation, Chairman of the John
F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution.



     Mr. Weinberg has been Senior Chairman of Group L.P. since 1990. From 1984 to 1990, he was Senior Partner and Chairman and, from 1976 to 1984, he served both as Senior Partner and Co-Chairman. Mr. Weinberg is also a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc.


     Mr. Katz has been General Counsel of Group L.P. since 1988. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell.

     Mr. Palm has been General Counsel of Group L.P. since 1992. He also has senior oversight responsibility for Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Neustein has been Chief of Staff to the senior partners of Group L.P. since 1992. From 1991 to 1992, Ms. Neustein managed strategic projects for the senior partners. Prior to then, she was in Investment Banking.


     Ms. Tortora has been Chief Information Officer of Group L.P. and the Head of Information Technology since March 1999. She has headed Goldman Sachs' global technology efforts since 1994.



     Mr. Viniar has been Chief Financial Officer of Group L.P. and Co-Head of Operations, Finance and Resources since March 1999. From July 1998 until then, he was Goldman Sachs' Deputy Chief Financial Officer and from 1994 until then, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking.



     Mr. Zubrow has been Chief Administrative Officer of Group L.P. and Co-Head of Operations, Finance and Resources since March 1999. From 1994 until then he was Goldman Sachs' chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking.



     In addition, Mr. Corzine, 52, currently is a Director and Co-Chairman of Goldman Sachs, but will resign both positions immediately prior to the date of the offerings. Mr. Corzine has been Co-Chairman of Group L.P. since June 1998 and served as Chairman and Chief Executive Officer of Group L.P. from December 1994 to June 1998 and Co-Chief Executive Officer from June 1998 to January 1999. Mr. Corzine is a member of the NASD's Board of Governors.



     There are no family relationships between any of the executive officers or directors of Goldman Sachs.


                         THE MANAGEMENT AND PARTNERSHIP
                                   COMMITTEES


     In January 1999, the Management and Partnership Committees were constituted as part of Goldman Sachs' overall governance structure. The Management Committee, which is chaired by Mr. Paulson, has responsibility for policy, strategy and management of our businesses. In addition to Messrs. Paulson, Thain, Thornton and Hurst, Ms. Neustein and Ms. Tortora, the members of this Committee and their principal positions within Goldman Sachs are: Lloyd C. Blankfein (Co-Head, FICC), Richard A. Friedman (Co-Head, Merchant Banking), Steven "Mac" M. Heller (Co-Chief Operating Officer, Investment

Banking), Robert S. Kaplan (Co-Chief Operating Officer, Investment Banking), John P. McNulty (Co-Head, Asset Management), Michael P. Mortara (Co-Head, FICC), Daniel M. Neidich (Co-Head, Merchant Banking), Mark Schwartz (President, Goldman Sachs -- Japan), Robert K. Steel (Co-Head, Equities) and Patrick J. Ward (Co-Head, Equities and Deputy Chairman -- Europe). Mr. Katz is counsel to the Management Committee.



     The Partnership Committee, which is chaired by Messrs. Thain and Thornton, oversees personnel development and career management issues. It focuses on such matters as recruiting, training, performance evaluation, diversity, mobility and succession planning and, together with the Management Committee, is expected to become integral in the process of selecting and compensating managing directors. In addition to Messrs. Thain and Thornton and Ms. Neustein, the members of this Committee and their principal positions within Goldman Sachs are: David W. Blood (Head, Asset Management -- Europe), Gary D. Cohn (Head, FICC Commodities and Emerging Markets), W. Mark Evans (Co-Head, Investment Research), Jacob D. Goldfield (Head, FICC -- Europe), David B. Heller (Head, Equities Derivatives Trading), Philip D. Murphy (President, Goldman Sachs -- Asia), Simon M. Robertson (President, Goldman Sachs -- Europe), Esta E. Stecher (Head, Tax), John S. Weinberg (Co-Head, Investment Banking Services), Peter A. Weinberg (Co-Chief Operating Officer, Investment Banking and Deputy Chairman -- Europe) and Jon Winkelried (Head, Leveraged Finance). Mr. Palm is counsel to the Partnership Committee.


                  INFORMATION REGARDING THE BOARD OF DIRECTORS


     Our Amended and Restated Certificate of Incorporation will provide for a classified Board of Directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton will be members of Class I, Sir John Browne and Messrs. Johnson and Weinberg will be members of Class II and Messrs. Hurst and Paulson will be members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.



     It is anticipated that the Board of Directors will meet at least quarterly. Members of the Board of Directors who are employees of Goldman Sachs or any of its subsidiaries will not be compensated for service on the Board of Directors or any committee thereof.



     Upon completion of the offerings, Mr. Weinberg will continue in his role as Senior Chairman under an agreement pursuant to which he will provide senior advisory services to Goldman Sachs, receive annual compensation of $2 million and participate in various employee benefit plans. The agreement expires November 24, 2000, unless earlier terminated by either party on 90 days' notice. Mr. Weinberg has had similar arrangements with Goldman Sachs since 1990.


                      COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors will have an Audit Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. The Audit Committee will review the results and scope of the audit and other services provided by our independent auditors as well as review our accounting and control procedures and policies.



     The Board of Directors will also have a Compensation Committee. The Compensation Committee will oversee the compensation and benefits of the management and employees of Goldman Sachs and will consist entirely of non-employee directors.

     The Board of Directors may from time to time establish other committees to facilitate the management of Goldman Sachs.


                             EXECUTIVE COMPENSATION


     Prior to the offerings, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of Goldman Sachs based on operating in corporate form is not available for periods prior to the offerings.



     The following table sets forth the annual salaries that we intend to pay our Chief Executive Officer and four of our executive officers named under "-- Directors and Executive Officers" (the "Named Executive Officers") during fiscal 1999. The Named Executive Officers will also be entitled to participate in the Partner Compensation Plan and are eligible to receive awards under the 1999 Stock Incentive Plan, which are described below. It is not anticipated that the Named Executive Officers will receive bonus payments other than through their participation in the Partner Compensation Plan.



     The amounts payable under the Partner Compensation Plan will be dependent upon our operating results, and awards under the 1999 Stock Incentive Plan (other than the awards described under "-- The Employee IPO Awards") will be determined after the offerings. As a result, it is currently not possible for Goldman Sachs to estimate the amount of such payments or awards. However, the amounts payable under the Partner Compensation Plan are expected substantially to exceed the base salaries indicated. For a discussion of this Plan, see
"-- The Partner Compensation Plan" below. None of the Named Executive Officers will receive any of the awards described under "-- The Employee IPO Awards" or initially participate in the DCP.


                              SUMMARY SALARY TABLE

                                                                       ANNUAL
                NAME AND PRINCIPAL POSITION                   YEAR    SALARY(1)
                ---------------------------                   ----    ---------
Henry M. Paulson, Jr.,......................................  1999    $600,000
  Director, Chairman and Chief Executive Officer
Robert J. Hurst,............................................  1999     600,000
  Director and Vice Chairman
John A. Thain,..............................................  1999     600,000
  Director, President and Co-Chief Operating Officer
John L. Thornton,...........................................  1999     600,000
  Director, President and Co-Chief Operating Officer
David A. Viniar,............................................  1999     600,000
  Chief Financial Officer

     -------------------------

     (1) The actual salary paid to the Named Executive Officers will be a prorated portion of these amounts for fiscal 1999.

                             ----------------------

     Aggregate compensation paid to key employees who are not Named Executive Officers may exceed that paid to the Named Executive Officers. Each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar have accrued benefits under The Goldman, Sachs & Co. Employees' Pension Plan (the "Pension Plan") entitling them to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801 and $6,906, respectively. These benefits had accrued prior to November 1992 and none of the Named Executive Officers has earned additional benefits under the Pension Plan since November 1992.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS


     Goldman Sachs is entering into employment agreements ("Employment Agreements") with each PLP who continues as a managing director and pledge agreements ("Pledge Agreements") and agreements relating to noncompetition and other matters

("Noncompetition Agreements") with all of the PLPs, whether or not they retire, including, in both cases, each PLP who is a director or an executive officer.


     The following are descriptions of the material terms of the Employment, Noncompetition and Pledge Agreements with the PLPs. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of each Agreement. See "Available Information".


EMPLOYMENT AGREEMENTS


     Each Employment Agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires the continuing PLP to devote his or her entire working time to the business and affairs of Goldman Sachs and generally may be terminated at any time by either the continuing PLP or Goldman Sachs on 90 days' prior written notice.



     Goldman Sachs has entered into similar employment agreements with all other managing directors, except that they have no set term.


NONCOMPETITION AGREEMENTS

     Each Noncompetition Agreement provides as follows:


     CONFIDENTIALITY. Each PLP is required to protect and use "confidential information" in accordance with the restrictions placed by Goldman Sachs on its use and disclosure.



     NONCOMPETITION. During the period ending 12 months after the date the PLP ceases to be employed by Goldman Sachs, the PLP may not:


- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any Competitive Enterprise; or


- associate with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to the PLP's activities at Goldman Sachs.



"Competitive Enterprise" is any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged.



     NONSOLICITATION. During the period ending 18 months after the date the PLP ceases to be employed by Goldman Sachs, the PLP may not, directly or indirectly, in any manner:



- solicit any client with whom the PLP worked, or whose identity became known to the PLP in connection with his or her employment with Goldman Sachs, to transact business with a Competitive Enterprise or reduce or refrain from doing any business with Goldman Sachs;



- interfere with or damage any relationship between Goldman Sachs and any client or prospective client; or



- solicit any employee of Goldman Sachs to apply for, or accept employment with, any Competitive Enterprise.



     TRANSFER OF CLIENT RELATIONSHIPS. Each PLP is required, upon termination of the PLP's employment, to take all actions and do all things reasonably requested by Goldman Sachs during a 90-day cooperation period to maintain for Goldman Sachs the business, goodwill and business relationships with Goldman Sachs' clients with which the PLP worked.



     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions by the PLP prior to the fifth anniversary of the date of the consummation of the offerings (the "IPO Date"), the PLP will be liable for liquidated damages. The amount of liquidated damages for each PLP who initially serves on the Board of Directors, the Management Committee or the Partnership Committee of Goldman Sachs is $15 million, and the amount of liquidated damages for each other PLP is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT

     The liquidated damage provisions of each Noncompetition Agreement will be secured by a pledge of stock or other assets with an initial value equal to 100% of each PLP's liquidated damages amount.

     Each Pledge Agreement will terminate on the earliest to occur of:

- the PLP's death;

- the expiration of the 24-month period following the termination of the PLP's employment; or

- the fifth anniversary of the IPO Date.

NONEXCLUSIVITY AND ARBITRATION


     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that Goldman Sachs may be entitled to for a breach of a Noncompetition Agreement and, after the termination of the Pledge Agreement, Goldman Sachs will be entitled to all available remedies for a breach of a Noncompetition Agreement.


     The Employment, Noncompetition and Pledge Agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                            THE EMPLOYEE IPO AWARDS


     On the IPO Date, we intend to provide awards to our employees and a limited number of consultants and advisors other than PLPs in one or more of the following forms:



- substantially all employees will receive a grant of Formula RSUs, with respect to which up to an aggregate of 30,070,535 shares of Common Stock will be deliverable;



- certain senior employees, principally non-PLP managing directors, will be selected to participate in the DCP described below, to which Goldman Sachs will make an initial irrevocable contribution of 12,567,587 shares of Common Stock;



- certain employees will receive a grant of Discretionary RSUs, with respect to which up to an aggregate of 33,303,595 shares of Common Stock will be deliverable; and



- certain employees will receive a grant of Discretionary Options, with respect to which up to an aggregate of 40,000,028 shares of Common Stock will be deliverable.



     The Formula RSUs, the Discretionary RSUs and the Discretionary Options will be granted under the 1999 Stock Incentive Plan described below. The award of Formula RSUs and Discretionary RSUs described below will confer only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of Goldman Sachs until the Common Stock underlying such award is delivered. Any shares of Common Stock acquired by a managing director pursuant to the awards will be subject to the Shareholders' Agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".


FORMULA AWARDS


     The Common Stock underlying the Formula RSUs generally will be deliverable in equal installments on or about the first, second and third anniversaries of the IPO Date, although the Common Stock may be deliverable earlier in the event of certain terminations of employment following a change in control. While no additional service will be required to obtain delivery of the underlying Common Stock (i.e., the award is "vested"), delivery of the Common Stock will be conditioned on the grantee's satisfying certain requirements, including not being terminated under the circumstances described in the award agreement prior to delivery of the Common Stock and not violating any policy of Goldman Sachs (including in respect of confidentiality and hedging) or otherwise acting in a manner detrimental to Goldman Sachs (including violating noncompetition or nonsolicitation provisions of the award). While the RSUs are outstanding, amounts equal to regular cash dividends that would have been paid on the Common Stock underlying the Formula RSUs if the Common Stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of Common Stock will not have been issued.



     Pursuant to Accounting Principles Board Opinion No. 25, we will record non-cash compensation expense of $1,504 million related to the Formula RSUs on the date of grant, since there is no future service required as a condition to the delivery of the underlying shares of Common Stock. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No. 128) and book value per share, the shares of Common Stock underlying the Formula RSUs are included in Common Shares outstanding for the reason described above.


DISCRETIONARY AWARDS


     DISCRETIONARY RSUS. The Discretionary RSUs will vest, and the underlying Common Stock will be delivered, in equal installments on or about the third, fourth and fifth anniversaries of the IPO Date if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. While the RSUs are outstanding, amounts equal to regular cash dividends that would have been paid on the Common Stock underlying the Discretionary RSUs if the Common Stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of Common Stock will not have been issued.



     Pursuant to Accounting Principles Board Opinion No. 25, we will record non-cash compensation expense of $1,665 million related to the Discretionary RSUs over the related service period. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No.
128) and book value per share, the shares of Common Stock underlying the Discretionary RSUs are excluded from Common Shares outstanding since there is future service required as a condition to the delivery of the underlying shares of Common Stock. The dilutive effect of these restricted stock units is, however, included in diluted Common Shares outstanding using the treasury stock method.



     DISCRETIONARY OPTIONS. The Discretionary Options will be granted with an exercise price generally equal to the initial public offering price per share set forth on the cover page of this prospectus, although in certain non-U.S. jurisdictions certain employees may be granted Discretionary Options with a lower exercise price. The Discretionary Options will generally be exercisable in equal installments commencing on or about the third, fourth and fifth anniversaries of the IPO Date if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. Discretionary Options will thereafter generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the IPO Date or, if earlier, upon expiration of a period, as specified in the award agreement, following termination of employment.



     The Discretionary Options will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options will have no intrinsic value on the date of grant, no compensation expense will be recognized.



     CONTRIBUTION TO DCP. On the IPO Date, Goldman Sachs will make an initial irrevocable contribution of 12,567,587 shares of Common Stock to the DCP. Certain senior employees, principally managing directors who are not PLPs, will be selected to participate in the DCP. The right to receive shares will vest, and the underlying Common Stock will be distributable to participants in the DCP, in equal installments on or about the third, fourth and fifth anniversaries of the initial contribution if the participant has satisfied certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death or following a change in control. Dividends paid on shares allocated to participants will be distributed currently.



     We will record non-cash compensation expense of $628 million related to the initial irrevocable contribution of shares of Common Stock to the DCP. This non-cash expense will be recognized on the date it is funded in accordance with Statement of Financial Accounting Standards No. 87.


CHANGE IN CONTROL


     The Formula RSUs, the Discretionary RSUs, the Discretionary Options and the DCP provide that (i) if a change in control occurs and (ii) within 18 months thereafter a grantee's or participant's employment is terminated by Goldman Sachs other than for cause or the grantee or participant terminates employment for good reason, in each case, as determined by Goldman Sachs:


- the Common Stock underlying any outstanding Formula RSUs will be delivered;

- any outstanding Discretionary RSUs will vest and the Common Stock underlying the Discretionary RSUs will be delivered;

- any outstanding unexercised Discretionary Options will become exercisable and will be exercisable for a period of one year following such termination of employment (but in no event later than the tenth anniversary of the IPO Date) and thereafter terminate; and


- under the DCP, any unvested portion of the Common Stock attributable to the initial contribution by Goldman Sachs to the DCP will vest and be distributed.


     "Change in control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. or sale or other disposition of all or substantially all of the assets of GS Inc. to an entity that is not an affiliate of GS Inc. that, in each case, requires shareholder approval under the law of GS Inc.'s jurisdiction of organization, unless immediately following such transaction, either:


- at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by GS Inc.'s securities that were outstanding immediately prior to the transaction; or


- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) at the time of the Board of Directors' approval of the execution of the initial agreement providing for the transaction.


     "Cause" includes, among other things, the grantee's or participant's conviction of certain misdemeanors or felonies, violation of applicable laws, and violation of any policy of Goldman Sachs, including policies with respect to hedging and confidentiality.



     "Good reason" means a materially adverse alteration in the grantee's or participant's position or in the nature or status of the grantee's or participant's responsibilities from those in effect immediately prior to the change in control, as determined by Goldman Sachs, or certain relocations by Goldman Sachs of a grantee's or participant's principal place of employment.


THE 1999 STOCK INCENTIVE PLAN


     The following is a description of the material terms of The Goldman Sachs 1999 Stock Incentive Plan (the "SIP"). You should, however, refer to the exhibits that are a part of the registration statement for a copy of the SIP. See "Available Information".



     TYPES OF AWARDS. The SIP provides for grants of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), nonqualified stock options, stock appreciation rights ("SARs"), dividend equivalent rights, restricted stock, restricted stock units ("RSUs") and other awards (collectively, "Awards"). The SIP also permits the making of loans to purchase shares of Common Stock.


     SHARES SUBJECT TO THE SIP; OTHER LIMITATIONS ON AWARDS. Subject to adjustment as described below, the total number of shares of Common Stock of Goldman Sachs that may be issued under the SIP through its fiscal year ending in 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent (5%) of the issued and outstanding shares of Common Stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for Awards in previous fiscal years but not covered by Awards granted in such years. These shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in Goldman Sachs' treasury or otherwise acquired for the purposes of the SIP. If any Award is forfeited or is otherwise terminated or canceled without the delivery of shares of Common Stock, if shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee's income tax or other withholding obligations, or if shares of Common Stock owned by a grantee are tendered to pay the exercise price of Awards, then such shares will again become available under the SIP. No more than 200,000,000 shares of Common Stock may be available for delivery in connection with the exercise of ISOs.



     The SIP Committee (as defined below) has the authority to adjust the terms of any outstanding Awards and the number of shares of Common Stock issuable under the SIP for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other event that the SIP Committee determines affects our capitalization.



     ELIGIBILITY. Awards may be made to any director, officer or employee of Goldman Sachs, including any prospective employee, and to any consultant or advisor to Goldman Sachs selected by the SIP Committee.


     ADMINISTRATION. The SIP will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "SIP Committee").

     The SIP Committee will have the authority to construe, interpret and implement the SIP, and prescribe, amend and rescind rules and regulations relating to the SIP. The determination of the SIP Committee on all matters relating to the SIP or any Award agreement will be final and binding.


     STOCK OPTIONS AND SARS. The SIP Committee may grant ISOs and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from Goldman Sachs (at the price set forth in the Award agreement), and SARs in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. No grantee of an option or SAR will have any of the rights of a shareholder of GS Inc. with respect to shares subject to their Award until the issuance of the shares.


     RESTRICTED STOCK. The SIP Committee may grant restricted shares of Common Stock in amounts, and subject to terms and conditions, as the SIP Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the SIP Committee may include in the Award agreement.


     RESTRICTED STOCK UNITS. The SIP Committee may grant RSUs in amounts, and subject to terms and conditions, as the SIP Committee may determine. Recipients of RSUs have only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of GS Inc. until the Common Stock underlying the RSUs is delivered.


     OTHER EQUITY-BASED AWARDS. The SIP Committee may grant other types of equity-based Awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the SIP Committee may determine. These Awards may involve the transfer of actual shares of Common Stock, or the payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.


     CHANGE IN CONTROL. The SIP Committee may provide in any Award agreement for provisions relating to a "change in control" of Goldman Sachs or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the Award.


     DIVIDEND EQUIVALENT RIGHTS. The SIP Committee may in its discretion include in the Award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of Common Stock covered by such Award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the Award agreement or approved by the SIP Committee, no Award or right granted to any person under the SIP will be assignable or transferable other than by will or by the laws of descent and distribution, and all Awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. Except as otherwise provided in an Award agreement, the Board of Directors may from time to time suspend, discontinue, revise or amend the SIP and the SIP Committee may amend the terms of any Award in any respect.

     U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SIP. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to Awards.


     The grant of an option or SAR will create no tax consequences for the participant or Goldman Sachs. Upon exercising an option, other than an ISO, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and Goldman Sachs generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an ISO and Goldman Sachs will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable periods specified in the Code.



     With respect to other Awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture (e.g., delivery under the RSUs), the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. Goldman Sachs generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.


THE DEFINED CONTRIBUTION PLAN

     The Goldman Sachs Defined Contribution Plan (the "DCP") is not intended to be qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.


     The following is a description of the material terms of the DCP. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the DCP. See "Available Information".


     ELIGIBILITY AND PARTICIPATION. The Board of Directors or a committee appointed by the Board of Directors (the "DCP Committee") will select the employees to participate in the DCP.


     CONTRIBUTIONS. Goldman Sachs will make an initial irrevocable contribution to the trust underlying the DCP (the "Trust") of 12,567,587 shares of Common Stock simultaneously with the consummation of the offerings. Goldman Sachs may contribute additional shares of Common Stock or cash to the Trust from time to time in its sole discretion. We currently intend to make ongoing contributions to the DCP and to reallocate forfeitures under the DCP to participants.


     ALLOCATION OF CONTRIBUTIONS. There will be established an account in the name of each participant (the "Account") and a separate account (the "Unallocated Account") to which any forfeitures of Common Stock will be credited pending reallocation to participants. The DCP Committee will designate the number of shares of Common Stock allocable to the Account of each participant. Any Common Stock remaining in the Unallocated Account as of the last day of each plan year due to forfeitures and any distributions received on Common Stock credited to the Unallocated Account will be reallocated among the Accounts of participants who are employed by Goldman Sachs on the last day of each plan year pro rata to each such participant's share of Goldman Sachs contributions, for that plan year, or on such other formulaic basis as the DCP Committee may determine.


     VOTING AND TENDERING OF COMMON STOCK. Shares of Common Stock allocated to participants who are parties to the Shareholders' Agreement will be voted in accordance with the Shareholders' Agreement and will be tendered by the trustee of the Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the Shareholders' Agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of Common Stock allocated to Accounts of participants who are not subject to the Shareholders' Agreement will be voted and tendered by the trustee of the Trust in accordance with confidential instructions provided by the participant. Shares held in Accounts with respect to which the trustee of the Trust does not receive voting or tendering directions will not be voted or tendered.

     Shares of Common Stock held in the Unallocated Account will be voted by the trustee in the same proportion as the shares of Common Stock allocated to participants' Accounts with respect to which voting instructions are received.

     DIVIDENDS. Any cash dividends on shares of Common Stock allocated to a participant's Account will be distributed to each participant after the end of the calendar quarter in which such dividend is received.


     VESTING AND DISTRIBUTION. With respect to the initial contribution of Common Stock to the DCP, the right to receive shares of Common Stock allocated to a participant's Account generally will become vested, and the Common Stock generally will be distributable, in equal installments on or about the third, fourth and fifth anniversaries of the date of such contribution if the participant satisfies certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for termination due to death or following a change in control.



     With respect to contributions to the DCP (other than the initial contribution), the DCP Committee may determine the dates on which the right to receive Common Stock (or cash) allocated to a participant's Account will vest and be distributable.


     ADMINISTRATION OF THE DCP. The DCP will be administered by the DCP Committee. The Board of Directors may, however, determine allocations of contributions or resolve to otherwise administer the DCP.


     AMENDMENTS. Subject to limitations with respect to contributions previously made to the DCP, the Board of Directors reserves the right to modify, alter, amend or terminate the DCP or the Trust. No modification or amendment of the DCP may be made which would cause or permit any part of the assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Trust to revert to or become the property of Goldman Sachs.



     LIMIT ON LIABILITY. All distributions under the DCP will be paid or provided solely from the assets of the Trust and Goldman Sachs will have no responsibility or liability to any participant or beneficiary relating to the Common Stock or other assets of the Trust. The agreement establishing the Trust will provide that no creditor of Goldman Sachs will have any rights to the assets of the Trust.


     U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the DCP. A participant in the DCP will recognize ordinary income upon the vesting of shares of Common Stock allocated to such participant's Account in an amount equal to the fair market value of the vested shares. Goldman Sachs will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the DCP in respect of the vesting of shares of Common Stock.


                         THE PARTNER COMPENSATION PLAN

OVERVIEW


     To perpetuate the sense of partnership and teamwork that exists among our senior professionals, and to reinforce the alignment of employee and shareholder interests, the Board of Directors has adopted The Goldman Sachs Partner Compensation Plan (the "Partner Compensation Plan") for the purpose of compensating senior professionals. The Partner Compensation Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Partner Compensation Plan Committee").



     Individuals will be selected to participate in the Partner Compensation Plan for a one-or two-fiscal year cycle ("Contract Period"). Upon selection to the Partner Compensation Plan, participants will be allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool will be established by the Partner Compensation Plan Committee annually, taking into account our results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the Partner Compensation Plan participant's annual bonus payments to our results as a whole, as opposed to the results of any participant's individual business unit, we believe it will provide additional incentives for teamwork. Further, we believe that the tying of the bonus payments to overall financial results will more closely align the interests of the participants with our shareholders. Finally, we believe that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee will provide appropriate compensation flexibility.



     The following is a description of the material terms of the Partner Compensation Plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the Partner Compensation Plan. See "Available Information".


ELIGIBILITY AND PARTICIPATION


     Consistent with our historical practice of partnership elections, the initial Contract Period will be through the end of fiscal 2000. Although the employees who will participate in the initial Contract Period have not yet been designated, it is expected that the participants will consist of the continuing PLPs. Prior to the Contract Period commencing with fiscal 2001, and on or before each succeeding Contract Period, the Partner Compensation Plan Committee will determine the participants in the Partner Compensation Plan. Individual participants may also be added from time to time outside the biennial selection process.


DETERMINATION OF SALARY AND BONUS


     The aggregate amount of compensation to be included in the Partner Compensation Plan for each fiscal year will be determined by the Partner Compensation Plan Committee, taking into account measures of our financial performance it deems appropriate (which in 1999 will include a full year's results), including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation and benefits to net revenues.



     Prior to the commencement of the first fiscal year in any Contract Period, and prior to the completion of the offerings in the case of the initial Contract Period, the Partner Compensation Plan Committee will determine both the salaries of and the percentage of the Partner Compensation Plan pool that may be allocable to any particular participant (the

"Allocation Percentage"). The Allocation Percentage so determined is expected to be applicable for each fiscal year within a Contract Period. Any remaining portion of the Partner Compensation Plan pool not so allocated will be allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.


     Amounts payable under the Partner Compensation Plan will be satisfied in cash or as Awards under the SIP, as determined by the Partner Compensation Plan Committee and recommended to the SIP Committee.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our Common Stock:



- immediately prior to the consummation of the offerings, but after giving effect to the Incorporation Transactions and the Related Transactions that are described and defined under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions"; and



- as adjusted to reflect the sale of the shares of Common Stock pursuant to the offerings by:



   1. each person who is known to Goldman Sachs to be the beneficial owner of more than 5% of our Common Stock after the offerings;


   2.  each director and Named Executive Officer of Goldman Sachs; and


   3.  all directors and executive officers of Goldman Sachs as a group.



     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to Common Shares beneficially owned by them. None of our employees are selling shares in the offerings.



     For purposes of this table, information as to the shares of Common Stock is calculated based on 385,794,566 shares of Common Stock outstanding prior to the consummation of the offerings and 427,794,566 shares of Common Stock outstanding after the offerings, and assumes that the underwriters' options to purchase additional shares are not exercised. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.



                                                      SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                          OWNED PRIOR                          OWNED AFTER
                                                         TO OFFERINGS        NUMBER OF          OFFERINGS
                                                     ---------------------     SHARES     ---------------------
NAME                                                   NUMBER      PERCENT    OFFERED       NUMBER      PERCENT
----                                                   ------      -------   ----------     ------      -------
5% Shareholders:
  Sumitomo Bank Capital Markets, Inc.(1)...........   29,961,934     7.8%     9,000,000    20,961,934      4.9%
  Kamehameha Activities Association(2).............   30,975,421     8.0      9,000,000    21,975,421      5.1
Directors and Named Executive Officers:
  Henry M. Paulson, Jr.(3).........................    4,132,235     1.1              0     4,132,235        *
  Robert J. Hurst(3)...............................    3,835,124       *              0     3,835,124        *
  John A. Thain(3).................................    3,101,426       *              0     3,101,426        *
  John L. Thornton(3)..............................    3,012,541       *              0     3,012,541        *
  Sir John Browne(3)...............................            0      --              0             0       --
  James A. Johnson(3)..............................            0      --              0             0       --
  John L. Weinberg(3)..............................      444,444       *              0       444,444        *
  David A. Viniar(3)...............................    1,715,282       *              0     1,715,282        *
All directors and executive officers as a group
 (13 persons)(4)...................................   26,152,648     6.8              0    26,152,648      6.1


---------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) 277 Park Avenue, New York, New York 10172. For purposes of calculating the number of shares of Common Stock beneficially owned prior to the offerings, includes 9,000,000 shares of Common Stock beneficially owned by Sumitomo Bank Capital Markets, Inc. that will be sold in the offerings. Excludes 7,903,480 shares of Common Stock that Sumitomo Bank Capital Markets, Inc. would receive upon the conversion of its 7,903,480 shares of Nonvoting Common Stock. The shares of Nonvoting Common Stock are not convertible until the 185th day after completion of the offerings. For a description of the Nonvoting Common Stock, see "Description of Capital Stock -- Nonvoting Common Stock".


(2) 567 South King Street, Suite 150, Honolulu, Hawaii 96813.

(3) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of Common Stock subject to the Shareholders' Agreement that are owned by other parties to the Shareholders' Agreement. While each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar is a party to the Shareholders' Agreement and, other than Mr. Viniar, is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of Common Stock subject to the Shareholders' Agreement other than those specified above for each such person individually. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the Shareholders' Agreement.


(4) Each executive officer is a party to the Shareholders' Agreement and each disclaims beneficial ownership of the shares of Common Stock subject to the Shareholders' Agreement other than those specified above. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the Shareholders' Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The following are descriptions of the material provisions of agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".


                     INCORPORATION AND RELATED TRANSACTIONS


     Simultaneously with the consummation of the offerings, we will complete a number of transactions in order to have GS Inc. succeed to the business of Group L.P.


     The principal incorporation transactions (the "Incorporation Transactions") and related transactions (the "Related Transactions") are summarized below.

INCORPORATION TRANSACTIONS

     Pursuant to a plan of incorporation (the "Plan of Incorporation"):


- The Goldman Sachs Corporation ("GS Corp."), which is the general partner of Group L.P., will merge into GS Inc. In this transaction, the PLPs who are shareholders of GS Corp. will receive Common Stock and the other shareholders of GS Corp. will receive Common Stock;



- The PLPs will exchange their interests in Group L.P. and certain affiliates for 265,019,073 shares of Common Stock (these amounts include shares issuable to PLPs in the merger of GS Corp. into GS Inc.);



- The retired limited partners of Goldman Sachs (the "RLPs") will exchange their interests in Group L.P. and certain affiliates for cash, Junior Subordinated Debentures or Common Stock (or a combination thereof). It is expected that these transactions will result in the payment of approximately $891 million in cash and the issuance of $295 million principal amount of Junior Subordinated Debentures and of 47,270,551 shares of Common Stock (these amounts include the securities and cash issuable to the RLPs in the merger of GS Corp. into GS Inc.);



- Sumitomo Bank Capital Markets, Inc. will exchange its interests in Group L.P. and GS&Co. for 29,961,934 shares of Common Stock and 7,903,480 shares of Nonvoting Common Stock;



- Kamehameha Activities Association will exchange its interests in Group L.P. for 30,975,421 shares of Common Stock; and


- After all the interests of Group L.P. have been transferred to GS Inc., Group L.P. will be merged into GS Inc.

RELATED TRANSACTIONS


- The Formula RSUs, Discretionary RSUs and Discretionary Options will be granted, the initial irrevocable contribution of shares of Common Stock to the DCP will be made and certain senior employees, principally managing directors who are not PLPs, will be selected to participate in the DCP; and



- After the consummation of the offerings, we will make a $200 million cash contribution to the Goldman Sachs charitable foundation.


                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED


     Each PLP and each other person who is or becomes a managing director on the IPO Date or thereafter will be a party to the Shareholders' Agreement (collectively, the "Covered Persons"). After the consummation of the offerings, not less than 281,000,000 shares of Common Stock will be subject to the Shareholders' Agreement.



     The shares covered by the Shareholders' Agreement (the "Covered Shares") will include generally all shares of Common Stock acquired from Goldman Sachs by a Covered Person. Covered Shares will include:



- any shares of Common Stock received by the PLPs pursuant to the Incorporation Transactions (except for certain shares that aggregate less than 120,000 shares);


- any shares of Common Stock received by Covered Persons from the DCP;

- any shares of Common Stock received by Covered Persons pursuant to the Formula or Discretionary RSUs or the Discretionary Options; and

- unless otherwise determined by the Board of Directors, any shares of Common Stock received by the Covered Persons from Goldman Sachs through any other employee compensation, benefit or similar plan.



Covered Shares will not include any shares of Common Stock purchased by a Covered Person in the open market or in a subsequent underwritten public offering. The Shareholders' Committee may also exclude from the application of all or part of the Shareholders' Agreement all or any portion of the Common Stock acquired by a new employee of Goldman Sachs.


TRANSFER RESTRICTIONS

     Each Covered Person will agree in the Shareholders' Agreement, among other things, to:


- have beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of Goldman Sachs
  (an "Employee Covered Person"); and



- comply with the underwriters' 180-day lock-up arrangement described under "Underwriting".


     The PLPs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the Incorporation Transactions. Under these restrictions, each PLP has agreed that he or she will not transfer the Covered Shares received pursuant to the Plan of Incorporation until the third anniversary of the IPO Date (the "PLP Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The PLP Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of the third, fourth and fifth anniversaries of the IPO Date. The Transfer Restrictions applicable to a Covered Person terminate upon the death of the Covered Person.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the PLP Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the General Transfer Restrictions to permit Covered Persons to:


- participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by Goldman Sachs;


- transfer Covered Shares to charities, including charitable foundations;

- transfer Covered Shares held in employee benefit plans; and


- transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or circumstances.


     In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated:

- if the Board of Directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below under "-- Voting"); or

- if the Board of Directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.


     In the case of a tender or exchange offer by Goldman Sachs, a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.


VOTING


     Prior to any vote of the shareholders of Goldman Sachs, the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the PLP Transfer Restrictions ("Voted Covered Shares") will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Voted Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS


     The Shareholders' Agreement also prevents the Covered Persons from engaging in certain activities relating to any securities of Goldman Sachs with any person who is not a Covered Person or a director, officer or employee of Goldman Sachs ("Restricted Persons"). Among other things, a Covered Person may not:


- participate in a proxy solicitation to or with a Restricted Person;

- deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person;

- form, join or in any way participate in a "group" with any Restricted Person;
  or


- together with any Restricted Person, propose certain transactions with Goldman Sachs or seek the removal of any directors of Goldman Sachs or any change in the composition of the Board of Directors.


TERM, AMENDMENT AND CONTINUATION


     The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The PLP Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the Board of Directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.



     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of Goldman Sachs and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of Goldman Sachs under the Shareholders' Agreement.


INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE


     The terms and provisions of the Shareholders' Agreement will be administered by the Shareholders' Committee. The Shareholders' Committee will initially consist of those Covered Persons who are both employees of Goldman Sachs and members of the Board of Directors. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of the Board of Directors of Goldman Sachs.



     Members of the Shareholders' Committee are entitled to indemnification from Goldman Sachs in their capacities as members of the Shareholders' Committee as described under "Description of Capital Stock -- Limitation of Liability and Indemnification Matters".


                                VOTING AGREEMENT


     Both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association have agreed to vote their shares of Common Stock in the same manner as a majority of the shares of Common Stock held by the managing directors of Goldman Sachs are voted. The obligations of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association under the Voting Agreement are enforceable by GS Inc. The managing directors will have no right to enforce the voting agreements.


                         INSTRUMENT OF INDEMNIFICATION


     In connection with the offerings, Goldman Sachs will enter into an Instrument of Indemnification (the "Instrument of Indemnification"). The Instrument of Indemnification will cover certain former partners of Goldman Sachs, including the PLPs, each current director and executive officer of Goldman Sachs, the RLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association (each, an "Indemnitee"). Under the Instrument of Indemnification, in the event any Indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such Indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent (each, a "Designated Capacity") of Group L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of Group L.P. or certain of its affiliates or subsidiaries, in a Designated Capacity in another enterprise, Goldman Sachs is, subject to certain exceptions, obligated to indemnify and hold such Indemnitee harmless from any losses, damages or expenses incurred by such Indemnitee in the action, suit or proceeding. The Instrument of Indemnification does not duplicate the obligations of Goldman Sachs under the Tax Indemnification Agreement described below. The indemnification obligation of Goldman Sachs under the Instrument of Indemnification also extends to the indemnification obligations that certain Indemnitees, including each current director and executive officer of GS Inc., may have to other Indemnitees.



     The Instrument of Indemnification also provides that Goldman Sachs will, subject to certain exceptions, release each Indemnitee from all actions, suits or other claims that Group L.P. may have had or which Goldman Sachs, as a successor to Group L.P., may have arising out of an Indemnitee's partnership or other interest in Group L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such Indemnitee engaged in the conduct of the business of Group L.P. or its affiliates or subsidiaries.


                      DIRECTOR AND OFFICER INDEMNIFICATION


     We will enter into an agreement that provides indemnification to our directors and officers, directors of the general partner of Group L.P. and all other persons requested or authorized by our Board of Directors or the board of directors of the general partner of Group L.P. to take actions on behalf of us, Group L.P. or the general partner of Group L.P. in connection with the Plan of Incorporation, this registration statement and any other registration statement contemplated by the Plan of Incorporation for all losses, claims, expenses, liabilities, judgments, fines and settlement amounts incurred by the indemnified person arising out of the relevant registration statements or the Plan of Incorporation or the transactions contemplated by the Plan of Incorporation. This agreement is in addition to our indemnification obligations under our By-Laws as described under "Description of Capital Stock -- Limitation of Liability and Indemnification Matters".


                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS


     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the partners of Group L.P., rather than Goldman Sachs, will be liable for any adjustments to any taxes (including U.S. federal and state income taxes) attributable to the operations of Group L.P. and its affiliates prior to the offerings. In connection with the offerings, Goldman Sachs will enter into an agreement (the "Tax Indemnification Agreement") to indemnify certain former limited partners of Group L.P., including the PLPs, each current director and executive officer of GS Inc., the RLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association (collectively, the "Tax Indemnitees"), against certain increases in each Tax Indemnitee's taxes that relate to activities of Group L.P. or certain of its affiliates in respect of periods prior to the offerings ("Increased Taxes"). We will be required to make additional payments to offset any taxes payable by a Tax Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement only to the extent the payments made to that Tax Indemnitee exceed a fixed amount. Any payment of Increased Taxes by Goldman Sachs will be offset by any tax benefit received by the Tax Indemnitee.



     The Tax Indemnification Agreement includes provisions that permit Goldman Sachs to control any tax proceeding or contest which might result in Goldman Sachs being required to make a payment under the Tax Indemnification Agreement.


     The Incorporation Transactions are structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any partner of Group L.P. If the Incorporation Transactions were to have a disproportionate effect on any partner, Goldman Sachs may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.

                          DESCRIPTION OF CAPITAL STOCK


     Pursuant to our Amended and Restated Certificate of Incorporation (the "Charter"), our authorized capital stock consists of 4,350,000,000 shares, each with a par value of $0.01 per share, of which:



- 150,000,000 shares are designated as preferred stock ("Preferred Stock");



- 4,000,000,000 shares are designated as common stock ("Common Stock"), 457,865,101 shares of which will be outstanding as of the completion of the offerings, including 30,070,535 shares of Common Stock underlying the Formula RSUs; and



- 200,000,000 shares are designated as nonvoting common stock ("Nonvoting Common Stock" and, together with the shares of Common Stock, the "Common Shares"), 7,903,480 shares of which will be outstanding as of the completion of the offerings.


All outstanding Common Shares are, and the shares of Common Stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

     The Shareholders' Agreement contains provisions relating to the voting and disposition of certain shares of Common Stock. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions.

                                PREFERRED STOCK


     The authorized capital stock of Goldman Sachs includes 150,000,000 shares of Preferred Stock. Our Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and which could have certain anti-takeover effects.


     Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the Board of Directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

                                  COMMON STOCK


     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of Preferred Stock to elect directors. For a discussion of the ability of the parties to the Shareholders' Agreement initially to elect all of our directors, see "Risk Factors -- Goldman Sachs Will Be Controlled by Its Managing Directors Whose Interests May Differ from Those of Other Shareholders".



     Subject to the preferential rights of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, together with the holders of the Nonvoting Common Stock, will be entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Board of Directors from legally available funds. Subject to the preferential rights of holders of any outstanding series of Preferred Stock, upon the liquidation, dissolution or winding-up of Goldman Sachs (with the shares of the Common Stock and the Nonvoting Common Stock being considered as a single class for this purpose) and after payment of all prior claims, the holders of Common Stock will be entitled to receive pro rata all assets of Goldman Sachs.

Any dividend in shares of Common Stock
paid on or with respect to shares of Common Stock may be paid only with shares of Common Stock. Other than the Shareholder Protection Rights discussed below, holders of Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of Goldman Sachs.


                             NONVOTING COMMON STOCK


     The Nonvoting Common Stock will have the same rights and privileges as, and will rank equally and share proportionately with, and be identical in all respects as to all matters to, the Common Stock, except that the Nonvoting Common Stock will have no voting rights other than those voting rights required by law. All of the outstanding shares of Nonvoting Common Stock will be beneficially owned by Sumitomo Bank Capital Markets, Inc. on the IPO Date.



     The Board of Directors will not declare or pay dividends, and no dividend will be paid, with respect to any outstanding share of Common Stock or Nonvoting Common Stock, unless, simultaneously, the same dividend is paid with respect to each share of Common Stock and Nonvoting Common Stock, except that in the case of any dividend in the form of capital stock of a subsidiary of Goldman Sachs, the capital stock of the subsidiary distributed to holders of Common Stock may differ from the capital stock of the subsidiary distributed to holders of the Nonvoting Common Stock to the extent and only to the extent that the Common Stock and the Nonvoting Common Stock differ. Any dividend paid on or with respect to Nonvoting Common Stock may be paid only with shares of Nonvoting Common Stock.



     The shares of Nonvoting Common Stock may not be converted into Common Stock until the 185th day after the IPO Date. Beginning on the 185th day the Nonvoting Common Stock will, upon transfer by Sumitomo Bank Capital Markets, Inc. to a third party, and in certain other circumstances, convert into shares of Common Stock on a one-for-one basis. The Nonvoting Common Stock has standard anti-dilution provisions.


                         SHAREHOLDER PROTECTION RIGHTS


     Each Common Share has attached to it a Shareholder Protection Right
(a "Right"). The Rights initially are represented only by the certificates for the Common Shares and will not trade separately from the Common Shares unless and until:



- it is announced by Goldman Sachs that a person or group has become the beneficial owner of 15% or more of the outstanding Common Stock (other than persons deemed to beneficially own Common Stock solely because they are parties to the Shareholders' Agreement, members of the Shareholders' Committee or certain other persons)(an "Acquiring Person"); or


- ten business days (or such later date as the Board of Directors may fix by resolution) after the date a person or group commences a tender or exchange offer that would result in such person or group becoming an Acquiring Person.


If and when the Rights separate and prior to the Flip-in Date occurring (as described below), each Right will entitle the holder to purchase, in the case of Rights relating to the Common Stock, 1/100 of a share of Series A Participating Preferred Stock or, in the case of Rights relating to the Nonvoting Common Stock, 1/100 of a share of Series B Participating Preferred Stock, in each case, for an exercise price of $250. Each 1/100 of a share of Series A Participating Preferred Stock and Series B Participating Preferred Stock would have economic and voting terms equivalent to one share of Common Stock and Nonvoting Common Stock, respectively.



     Upon the date of the announcement by Goldman Sachs that any person or group has become an Acquiring Person (the "Flip-in Date"), each Right (other than Rights beneficially owned by the Acquiring Person or their transferees, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock or, in the case of Rights relating to Nonvoting Common Stock, a number of shares of Nonvoting Common Stock having a market value of twice the exercise price. Also, if, after the

Flip-in Date, the Acquiring Person controls the Board of Directors and:



- Goldman Sachs is involved in a merger or similar form of business combination and (i) any term of the transaction provides for different treatment of the shares of capital stock held by the Acquiring Person as compared to the shares of capital stock held by all other shareholders or (ii) the person with whom such transaction occurs is the Acquiring Person or an affiliate thereof; or



- Goldman Sachs sells or transfers assets representing more than 50% of its assets or generating more than 50% of its operating income or cash flow to any person other than Goldman Sachs or its wholly owned subsidiaries, then each Right will entitle its holder to purchase, for the exercise price, a number of shares (A) with respect to Rights relating to the Common Stock, of capital stock with the greatest voting power in respect of the election of directors and (B) with respect to Rights relating to the Nonvoting Common Stock, of capital stock identical to the stock described in clause (A) except with voting provisions identical to that of the Nonvoting Common Stock, of either the Acquiring Person or the other party to such transaction, depending on the circumstances of the transaction, having a market value of twice the exercise price. If any person or group acquires from 15% to and including 50% of the Common Stock, our Board of Directors may, at its option, exchange each outstanding Right, except for those held by an Acquiring Person or their transferees, for one share of Common Stock or, in the case of Rights relating to Nonvoting Common Stock, one share of Nonvoting Common Stock.



     The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date. Our Charter permits this redemption right to be exercised by the Board of Directors (or certain directors specified or qualified by the terms of the instrument governing the Rights).



     The Rights will not prevent a takeover of Goldman Sachs. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors.


                          LIMITATION OF LIABILITY AND
                            INDEMNIFICATION MATTERS


     Our Charter provides that a director of Goldman Sachs will not be liable to Goldman Sachs or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the "DGCL"). Our By-Laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Goldman Sachs, or is or was a director of a subsidiary of Goldman Sachs, or is or was a member of the Shareholders' Committee acting under the Shareholders' Agreement or, at the request of Goldman Sachs, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The By-Laws also provide that, to the extent authorized from time to time by the Board of Directors, Goldman Sachs may provide to any one or more employees and other agents of Goldman Sachs or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the By-Laws on directors and officers of Goldman Sachs or any subsidiary or other enterprise.


                  CHARTER PROVISIONS APPROVING CERTAIN ACTIONS


     Our Charter provides that the Board of Directors may determine to take the following actions, in its sole discretion, and Goldman Sachs and each shareholder of Goldman Sachs will, to the fullest extent permitted by law, be deemed to have approved and rati-fied, and waived any claim relating to, the taking of any of these actions:


- causing Goldman Sachs to register with the SEC for resale shares of Common Stock held by our directors, employees and former directors and employees and our subsidiaries and affiliates and former partners and employees of Group L.P. and its subsidiaries and affiliates as discussed under "Shares Eligible for Future Sale -- Other Registration Rights";



- making payments to, and other arrangements with, certain former limited partners of Goldman Sachs, including PLPs, in order to compensate them for, or to prevent, significantly disproportionate adverse tax or other consequences as discussed under "Certain Relationships and Related Transactions -- Tax Indemnification Agreement and Related Matters"; and



- making a $200 million contribution to the Goldman Sachs charitable foundation.


                            SECTION 203 OF THE DGCL


     Upon completion of the offerings, Goldman Sachs will be subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Goldman Sachs and an interested stockholder is prohibited unless it satisfies one of the following conditions:



- prior to the time the stockholder became an interested stockholder, the Board of Directors of Goldman Sachs must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;



- on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Goldman Sachs outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or



- the business combination is approved by the Board of Directors of Goldman Sachs and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.



     Our Board of Directors has adopted a resolution providing that the Shareholders' Agreement will not create an "interested stockholder".


                         CERTAIN ANTI-TAKEOVER MATTERS


     Our Charter and By-Laws will, upon consummation of the offerings, include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:


CLASSIFIED BOARD OF DIRECTORS


     Our Charter will provide for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. The terms of the initial classes of directors will terminate on the date of the annual meetings of shareholders in 2000, 2001 and 2002. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the Board of Directors. In addition, the shareholders of Goldman Sachs can only remove directors for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Goldman Sachs entitled to vote in the election of directors. Vacancies on the Board of Directors may be filled only by the Board of Directors. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on the Board of Directors will make it more difficult to change the composition of the Board of Directors, but will promote a continuity of existing management.


CONSTITUENCY PROVISION


     In accordance with our Charter, a director of Goldman Sachs may (but is not required to) in taking any action (including an action that may involve or relate to a change or potential change in control of Goldman Sachs) consider, among other things, the effects that Goldman Sachs' actions may have on other interests or persons (including its employees, former partners of Group L.P. and the community) in addition to our shareholders.


ADVANCE NOTICE REQUIREMENTS


     The By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders of Goldman Sachs. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Goldman Sachs prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Goldman Sachs not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the By-Laws. We anticipate that our 2000 annual meeting will be held in April 2000.


SPECIAL MEETINGS OF SHAREHOLDERS


     The Charter and By-Laws deny shareholders the right to call a special meeting of shareholders. The Charter and By-Laws provide that special meetings of the shareholders may be called only by a majority of the Board of Directors.


NO WRITTEN CONSENT OF SHAREHOLDERS


     The Charter requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and does not permit our shareholders to act by written consent, without a meeting.


MAJORITY VOTE NEEDED FOR SHAREHOLDER PROPOSALS


     The By-Laws require that any shareholder proposal be approved by a majority of all of the outstanding shares of Common Stock and not by only a majority of the shares present at the meeting and entitled to vote. This requirement may make it more difficult to approve shareholder resolutions.


AMENDMENT OF BY-LAWS AND CHARTER


     The Charter requires the approval of not less than 80% of the voting power of all outstanding shares of Goldman Sachs' capital stock entitled to vote to amend any By-Law by shareholder action or the Charter provisions described in this section. Those provisions will make it more difficult to dilute the anti-takeover effects of the By-Laws and the Charter.


BLANK CHECK PREFERRED STOCK


     The Charter provides for 150,000,000 authorized shares of Preferred Stock. The existence of authorized but unissued shares of Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Goldman Sachs by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the best interests of Goldman Sachs, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the Charter grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Shares. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Goldman Sachs. The Board of Directors currently does not intend to seek shareholder approval prior to any issuance of shares of Preferred Stock, unless otherwise required by law.


                                    LISTING


     We intend to list the Common Stock on the NYSE.


                                 TRANSFER AGENT

     The transfer agent for the Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to the offerings, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. Upon completion of the offerings, there will be 457,865,101 shares of Common Stock outstanding, including 30,070,535 shares of Common Stock underlying the Formula RSUs but excluding 7,903,480 shares of Nonvoting Common Stock. Of these shares, 60,000,000 shares of Common Stock expected to be sold in the offerings will be freely transferable without restriction or further registration under the Securities Act of 1933. Of the remaining 397,865,101 shares of Common Stock outstanding:



- 265,019,073 shares held by the PLPs will not be transferable until the third anniversary of the IPO Date, unless these restrictions are waived and will also be subject to the underwriters' lock-up described below. See "Certain Relationships and Related Transactions -- Shareholders' Agreement";



- 20,961,934 shares will be held by Sumitomo Bank Capital Markets, Inc. and, along with the 7,903,480 shares of Nonvoting Common Stock that it will hold, will be transferable only as described under "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", unless these restrictions are waived by the Board of Directors. All of these shares will also be subject to the underwriters' lock-up described below;



- 21,975,421 shares will be held by Kamehameha Activities Association and will be transferable only as described under "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", unless these restrictions are waived by the Board of Directors. All of these shares will also be subject to the underwriters' lock-up described below;



- 47,270,551 shares will be held by the RLPs, of which 31,188,383 shares will be transferable beginning one year after the IPO Date, and the remainder of which will be transferrable beginning three years after the IPO Date, unless these restrictions are waived by the Board of Directors. All of these shares are also subject to the underwriters' lock-up described below;



- 12,567,587 shares held by the DCP will not be distributable to the plan participants until on or about the third, fourth and fifth anniversaries of the date of the initial contribution, assuming the relevant conditions have been satisfied. See "Management -- The Employee IPO Awards" for a description of the DCP; and



- 30,070,535 shares of Common Stock underlying the Formula RSUs generally will be deliverable beginning on or about the first anniversary of the IPO Date, assuming the relevant conditions are satisfied, as described in "Management -- The Employee IPO Awards -- Formula Awards".


     Shares of Common Stock underlying the Discretionary RSUs will be deliverable beginning on or about the third anniversary of the IPO Date, assuming the relevant conditions have been satisfied. The Discretionary Options will be exercisable beginning on or about the third anniversary of the IPO Date, assuming the relevant conditions have been satisfied. See "Management--The Employee IPO Awards" for a discussion of the terms of the Formula and Discretionary RSUs and the Discretionary Options.


     Goldman Sachs, Sumitomo Bank Capital Markets, Inc., Kamehameha Activities Association, the parties to the Shareholders' Agreement, including all of the directors and executive officers of GS Inc., and the RLPs have agreed not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of GS&Co. This agreement does not apply to the shares of Common Stock underlying any of the Formula or Discretionary RSUs, the Discretionary Options or accounts in the DCP, in each case, received by non-managing directors or to any future Awards made under the SIP.



     We intend to file a registration statement with the SEC in order to register the reoffer and resale of the shares of Common Stock issued pursuant to the DCP, Formula and Discretionary RSUs and Discretionary Options. As a result, any shares of Common Stock delivered under these awards will, subject to any restrictions under the Shareholders' Agreement, be freely transferable to the public unless the shares of Common Stock are acquired by an "affiliate" of Goldman Sachs. Any shares of Common Stock acquired by an "affiliate" of Goldman Sachs will be transferable to the public in accordance with Rule 144.



     The shares of Common Stock received by the PLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association will constitute "restricted securities" for purposes of the Securities Act of 1933. As a result, absent registration under the Securities Act of 1933 or compliance with Rule 144 thereunder or an exemption therefrom, these shares of Common Stock will not be freely transferable to the public. For a description of the registration rights granted to Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and the restrictions on the transfer of their shares of Common Stock, see "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights" below and for a description of the registration rights that may be granted to the PLPs, see "-- Other Registration Rights" below.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


- 1% of the number of shares of Common Stock then outstanding (which will equal approximately 4,277,946 shares immediately after the offerings); or


- the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale with the SEC.


     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Goldman Sachs.



     Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of Goldman Sachs and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. While the shares of Common Stock received by the RLPs will constitute "restricted securities", these shares will be freely transferable by the RLPs in accordance with Rule 144(k) upon the lapse or waiver of the transfer restrictions described above.



                    SUMITOMO BANK CAPITAL MARKETS, INC. AND


                       KAMEHAMEHA ACTIVITIES ASSOCIATION

                              REGISTRATION RIGHTS


     Goldman Sachs is a party to agreements with Sumitomo Bank Capital Markets, Inc. and The Sumitomo Bank, Limited ("SBL" and together with Sumitomo Bank Capital Markets, Inc., the "SBCM Group") (the "SBCM Registration Rights Agreement") under which the SBCM Group may require Goldman Sachs to register under the Securities Act of 1933 certain of Sumitomo Bank Capital Markets, Inc.'s shares of Common Stock, which includes shares of Common Stock receivable upon the conversion of the Nonvoting Common Stock. Goldman Sachs is a party to similar agreements with Kamehameha Activities Association (the "KAA Registration Rights Agreement" and, together with the SBCM Registration Rights Agreement, the "Registration Rights Agreements"). The SBCM Group and Kamehameha Activities Association and its affiliates are referred to herein as "Registration Rights Holders".

     Except for certain transfers to wholly owned subsidiaries, each Registration Rights Holder has agreed that it will only dispose of Common Stock
(x) by means of a widely dispersed underwritten public offering and (y) pursuant to the exercise of the registration rights set forth below.


     Each Registration Rights Holder has the right on up to ten occasions (but not more than twice every 12 months) to require Goldman Sachs to register shares of Common Stock under the Securities Act of 1933 ("demand rights"). Each Registration Rights Holder also has the right to include its shares of Common Stock in any registered public offering in which the managing directors participate ("piggy-back rights").


     Prior to the first anniversary of the IPO Date, the Registration Rights Holders are not permitted to transfer shares of Common Stock or Nonvoting Common Stock. Between the first and third anniversaries of the IPO Date, each Registration Rights Holder may use its available demand rights and piggy-back rights to sell:

- In each 12-month period following the first and second anniversary of the IPO Date, up to 20% of the shares of Common Stock received by such Registration Rights Holder in the Incorporation Transactions (such holder's "Original Block"); and


- With the consent of Goldman Sachs, Common Stock constituting up to an additional 13 1/3% of such holder's Original Block.


     In each 12-month period following the third anniversary of the IPO Date, each Registration Rights Holder may use its available demand rights and piggy-back rights to sell Common Stock constituting up to 33 1/3% of its Original Block.

     The demand and piggy-back rights are not available for Nonvoting Common Stock.


     In addition to the rights described above, each Registration Rights Holder will also be entitled to sell additional shares of Common Stock to the extent that PLPs who are managing directors of Goldman Sachs immediately following the offerings sell shares of Common Stock in an amount which in any one year period following the offerings represents, in the aggregate, a greater percentage of the number of shares of Common Stock issued to such PLPs in the Incorporation Transactions than the percentages specified above (i.e., 0% during year one, 20% during years two and three, and 33 1/3% thereafter). The exercise by the Registration Rights Holders of their respective rights under the Registration Rights Agreement may, if we determine that such exercise would interfere with a public offering by us, be delayed by us for up to 90 days.



     Goldman Sachs has agreed to bear certain customary expenses associated with the offering of Common Stock by Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association in the offerings. Thereafter, the Registration Rights Agreements provide that the expenses of an offering of Common Stock are generally the responsibility of each participating Registration Rights Holder selling Common Stock, apportioned on a pro rata basis. Under the Registration Rights Agreements, Goldman Sachs has agreed to indemnify each participating Registration Rights Holder against certain liabilities, including those arising under the Securities Act of 1933.



     The Registration Rights Agreements also provide that if Goldman Sachs makes a general offer to purchase shares of Common Stock held by the PLPs, then a Registration Rights Holder will be permitted to participate in such transaction on a pro rata basis with the former PLPs. In addition, a Registration Rights Holder may tender its shares of Common Stock in any tender or exchange offer recommended for approval by our Board of Directors (or as to which our Board of Directors makes no recommendation).


                           OTHER REGISTRATION RIGHTS


     The PLPs are not being granted the right to require Goldman Sachs to register the shares of Common Stock that they received in connection with the Incorporation Transactions under the Securities Act of 1933. However, the Plan of Incorporation and our Charter permit the Board of Directors to grant registration rights to the PLPs. As a result, the Board of

Directors may at any time and from time to time grant registration rights to the PLPs.


     The ability of the Board of Directors to grant registration rights to the PLPs, together with the ability of the Shareholders' Committee under the Shareholders' Agreement to waive the PLP Transfer Restrictions thereunder and under the Plan of Incorporation, could, if exercised, permit the PLPs to sell significant amounts of Common Stock at any time following the expiration of the underwriters' lock-up. See "Risk Factors -- Our Share Price May Decline Due to the Large Number of Shares Eligible for Future Sale" for a further discussion of the risks associated with these actions.


                            VALIDITY OF COMMON STOCK


     The validity of the Common Stock offered hereby will be passed upon for Goldman Sachs by Sullivan & Cromwell, New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters will be passed upon for Goldman Sachs by one of its General Counsel, Robert J. Katz or Gregory K. Palm. Sullivan & Cromwell has in the past represented, and continues to represent, one or more of the underwriters and their affiliates in a variety of matters. Cleary, Gottlieb, Steen & Hamilton has in the past represented, and continues to represent, Goldman Sachs in a variety of matters.


                                    EXPERTS


     The financial statements of Goldman Sachs as of November 28, 1997 and November 27, 1998 and for each of the three years in the period ended November 27, 1998 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of Pricewaterhouse-Coopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The historical consolidated income statement data and balance sheet data set forth in "Selected Consolidated Financial Data" for each of the five years in the period ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, on their examination of the Pro Forma Adjustments as described in Note 2 to the Pro Forma Consolidated Financial Information, and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998, given on the authority of said firm as experts in performing examinations of pro forma financial information in accordance with standards established by the American Institute of Certified Public Accountants.



     The information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", except for the (i) information presented under the headings "VaR" or "VaR Methodology, Assumptions and Limitations" and (ii) information for the three months ended February 26, 1999 and February 27, 1998, taken as a whole, of Goldman Sachs for the three-year period ended November 27, 1998 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in performing examinations of management's discussion and analysis of financial condition and results of operations in accordance with standards established by the American Institute of Certified Public Accountants.

     With respect to the unaudited historical financial information of Goldman Sachs as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998, and the unaudited pro forma balance sheet as of February 26, 1999 and the related unaudited pro forma statement of income for the three months then ended, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 9, 1999 appearing herein state that they did not audit and they do not express an opinion on the unaudited historical financial information or the unaudited pro forma financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited historical financial information and on the unaudited pro forma financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.



     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information included in this prospectus have been derived from information compiled and classified by Securities Data Company and have been so included in reliance on Securities Data Company's authority as experts in compiling and classifying information as to securities transactions.


                             AVAILABLE INFORMATION


     Upon completion of the offerings, Goldman Sachs will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common Stock is listed. After the offerings, we expect to provide annual reports to our shareholders that include financial information reported on by our independent public accountants.



     We have filed a registration statement on Form S-1 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Goldman Sachs, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's Internet site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Consolidated Financial Statements as of November 27, 1998
  and November 28, 1997 and for the three years in the
  period ended November 27, 1998
Report of Independent Accountants...........................   F-2
Consolidated Statements of Earnings.........................   F-3
Consolidated Statements of Financial Condition..............   F-4
Consolidated Statements of Changes in Partners' Capital.....   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

Condensed Consolidated Financial Statements as of February
  26, 1999 and for the three months ended February 26, 1999
  and February 27, 1998 (unaudited)
Review Report of Independent Accountants....................  F-24
Condensed Consolidated Statements of Earnings...............  F-25
Condensed Consolidated Statement of Financial Condition.....  F-26
Condensed Consolidated Statement of Changes in Partners'
  Capital...................................................  F-27
Condensed Consolidated Statements of Cash Flows.............  F-28
Notes to Condensed Consolidated Financial Statements........  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-3 to F-23 of this prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of November 27, 1998 and November 28, 1997, and the results of their consolidated operations and their consolidated cash flows for the three years in the period ended November 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 29, 1996, November 24, 1995 and November 25, 1994, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 24, 1995 and November 25, 1994 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical consolidated income statement and balance sheet data for each of the five years in the period ended November 27, 1998 (included on pages 34 and 35 of this prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    YEAR ENDED NOVEMBER
                                                            -----------------------------------
                                                             1996          1997          1998
                                                             ----          ----          ----
                                                                       (in millions)
REVENUES:
Investment banking........................................  $ 2,113       $ 2,587       $ 3,368
Trading and principal investments.........................    2,496         2,303         2,015
Asset management and securities services..................      981         1,456         2,085
Interest income...........................................   11,699        14,087        15,010
                                                            -------       -------       -------
          Total revenues..................................   17,289        20,433        22,478
Interest expense, principally on short-term funding.......   11,160        12,986        13,958
                                                            -------       -------       -------
          Revenues, net of interest expense...............    6,129         7,447         8,520
OPERATING EXPENSES:
Compensation and benefits.................................    2,421         3,097         3,838
Brokerage, clearing and exchange fees.....................      278           357           424
Market development........................................      137           206           287
Communications and technology.............................      173           208           265
Depreciation and amortization.............................      172           178           242
Occupancy.................................................      154           168           207
Professional services and other...........................      188           219           336
                                                            -------       -------       -------
          Total operating expenses........................    3,523         4,433         5,599
Pre-tax earnings..........................................    2,606         3,014         2,921
Provision for taxes.......................................      207           268           493
                                                            -------       -------       -------
Net earnings..............................................  $ 2,399       $ 2,746       $ 2,428
                                                            =======       =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
ASSETS:
Cash and cash equivalents...................................  $  1,328    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................     4,903       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     3,754       4,321
Receivables from customers and counterparties...............    10,060      14,953
Securities borrowed.........................................    51,058      69,158
Securities purchased under agreements to resell.............    39,376      37,484
Right to receive securities.................................        --       7,564
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................     1,477       1,382
  U.S. government, federal agency and sovereign
     obligations............................................    25,736      24,789
  Corporate debt............................................    11,321      10,744
  Equities and convertible debentures.......................    11,870      11,066
  State, municipal and provincial obligations...............     1,105         918
  Derivative contracts......................................    13,788      21,299
  Physical commodities......................................     1,092         481
Other assets................................................     1,533       2,498
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $ 21,008    $ 27,430
Payables to brokers, dealers and clearing organizations.....       952         730
Payables to customers and counterparties....................    22,995      36,179
Securities loaned...........................................    17,627      21,117
Securities sold under agreements to repurchase..............    44,057      36,257
Obligation to return securities.............................        --       9,783
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................    22,371      22,360
  Corporate debt............................................     1,708       1,441
  Equities and convertible debentures.......................     6,357       6,406
  Derivative contracts......................................    15,964      24,722
  Physical commodities......................................        78         966
Other liabilities and accrued expenses......................     3,080       3,699
Long-term borrowings........................................    15,667      19,906
                                                              --------    --------
                                                               171,864     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       430          74
Partners' capital...........................................     6,107       6,310
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Partners' capital, beginning of year........................  $ 4,905    $ 5,309    $ 6,107
Additions:
  Net earnings..............................................    2,399      2,746      2,428
  Capital contributions.....................................        4         89          9
                                                              -------    -------    -------
          Total additions...................................    2,403      2,835      2,437
Deductions:
  Returns on capital and certain distributions to
     partners...............................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --       (368)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................   (1,526)    (1,480)    (1,247)
                                                              -------    -------    -------
          Total deductions..................................   (1,999)    (2,037)    (2,234)
                                                              -------    -------    -------
Partners' capital, end of year..............................  $ 5,309    $ 6,107    $ 6,310
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                                1996       1997        1998
                                                                ----       ----        ----
                                                                       (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $  2,399    $ 2,746    $  2,428
  Non-cash items included in net earnings:
    Depreciation and amortization...........................       172        178         242
    Deferred income taxes...................................        85         32          23
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
     federal and other regulations..........................    (1,445)      (670)     (2,984)
    Net receivables from brokers, dealers and clearing
     organizations..........................................       169     (1,599)       (789)
    Net payables to customers and counterparties............     4,279      2,339       8,116
    Securities borrowed, net................................   (17,075)    (8,124)    (14,610)
    Financial instruments owned, at fair value..............    (9,415)    (7,439)        148
    Financial instruments sold, but not yet purchased, at
     fair value.............................................     5,276     11,702       7,559
    Other, net..............................................       926        905         (71)
                                                              --------    -------    --------
      Net cash (used for)/provided by operating
       activities...........................................   (14,629)        70          62
                                                              --------    -------    --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment............      (258)      (259)       (476)
  Financial instruments owned, at fair value................       115       (360)       (180)
  Acquisitions, net of cash acquired........................       (75)       (74)         --
                                                              --------    -------    --------
      Net cash used for investing activities................      (218)      (693)       (656)
                                                              --------    -------    --------
Cash flows from financing activities:
  Short-term borrowings, net................................       391      1,082       2,193
  Securities sold under agreements to repurchase, net.......    16,012     (4,717)     (5,909)
  Issuance of long-term borrowings..........................     5,172      7,734      10,527
  Repayment of long-term borrowings.........................    (3,986)    (1,855)     (2,058)
  Capital contributions.....................................         4         89           9
  Returns on capital and certain distributions to
    partners................................................      (473)      (557)       (619)
  Termination of the Profit Participation Plans.............        --         --        (368)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................    (1,017)    (2,034)     (1,673)
                                                              --------    -------    --------
      Net cash provided by/(used for) financing
       activities...........................................    16,103       (258)      2,102
                                                              --------    -------    --------
  Net increase/(decrease) in cash and cash equivalents......     1,256       (881)      1,508
Cash and cash equivalents, beginning of year................       953      2,209       1,328
                                                              --------    -------    --------
Cash and cash equivalents, end of year......................  $  2,209    $ 1,328    $  2,836
                                                              ========    =======    ========

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition as of November 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

An increase in total assets and liabilities of $11.64 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the year ended November 1998 as it represented a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the Firm's trading and non-trading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The Firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the Firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset Management and Securities Services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by Group L.P. and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by Group L.P. and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because Group L.P. is a partnership and the remaining tax effects accrue directly to its partners.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.


     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the offerings.


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased on the consolidated statements of financial condition. Non-trading assets and liabilities are carried at fair value or amounts that approximate fair value.

     Non-trading assets include cash and cash equivalents, cash and securities segregated in compliance with U.S. federal and other regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and counterparties, securities borrowed, securities purchased under agreements to resell, right to receive securities and certain investments, primarily those made in connection with the Firm's merchant banking activities.

     Non-trading liabilities include short-term borrowings, payables to brokers, dealers and clearing organizations, payables to customers and counterparties, securities loaned, securities sold under agreements to repurchase, obligation to return securities, other liabilities and accrued expenses and long-term borrowings. Fair value of the Firm's long-term borrowings and associated hedges is discussed in Note 5.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  TRADING AND PRINCIPAL INVESTMENTS


     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.


     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
                                                               (in millions)
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK. The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.


     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market-making and proprietary trading activities.


     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1998, U.S. government and federal agency obligations represented 7% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Non-trading derivatives related to the Firm's long-term borrowings are discussed in
Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                                 AS OF NOVEMBER
                                                             ----------------------
                                                               1997         1998
                                                               ----         ----
                                                                 (in millions)
INTEREST RATE RISK:
Financial futures and forward settlement contracts.........  $334,916    $  406,302
Swap agreements............................................   918,067     1,848,977
Written option contracts...................................   351,359       423,561

EQUITY PRICE RISK:
Financial futures and forward settlement contracts.........     7,457         7,405
Swap agreements............................................     1,993         2,752
Written option contracts...................................    51,916        54,856

CURRENCY AND COMMODITY PRICE RISK:
Financial futures and forward settlement contracts.........   355,882       420,138
Swap agreements............................................    32,355        51,502
Written option contracts...................................   179,481       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate...............................................  $301,685    $509,770
Equity......................................................    24,021      59,571
Currency and commodity......................................   180,859     186,748

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:


                                                                            AS OF NOVEMBER
                                                           ------------------------------------------------
                                                                    1997                      1998
                                                           ----------------------    ----------------------
                                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                           -------    -----------    -------    -----------
                                                                            (in millions)
PERIOD END:
Forward settlement contracts.............................  $ 3,634      $ 3,436      $ 4,061      $ 4,201
Swap agreements..........................................    4,269        5,358       10,000       11,475
Option contracts.........................................    5,787        7,166        7,140        9,038
                                                           -------      -------      -------      -------
Total....................................................  $13,690      $15,960      $21,201      $24,714
                                                           =======      =======      =======      =======
MONTHLY AVERAGE:
Forward settlement contracts.............................  $ 3,351      $ 3,162      $ 4,326      $ 3,979
Swap agreements..........................................    3,397        4,020        7,340        8,158
Option contracts.........................................    4,511        5,059        6,696        8,958
                                                           -------      -------      -------      -------
Total....................................................  $11,259      $12,241      $18,362      $21,095
                                                           =======      =======      =======      =======


NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1997       1998
                                                          ----       ----
                                                           (in millions)
Commercial paper.......................................  $ 4,468    $10,008
Promissory notes(1)....................................   10,411     10,763
Bank loans and other(1)................................    6,129      6,659
                                                         -------    -------
Total(2)...............................................  $21,008    $27,430
                                                         =======    =======

---------------
(1) As of November 1997 and November 1998, short-term borrowings included $2,454 million and $2,955 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.43 % as of November 1997 and 5.19% as of November 1998.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         -------------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,260
  Non-U.S. dollar denominated..........................    1,556       2,066
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,858
  Non-U.S. dollar denominated..........................      552         722
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $19,906
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                                   AS OF
                                                                 NOVEMBER
                                                              ---------------
                                                               1997     1998
                                                               ----     ----
U.S. dollar denominated
  High......................................................   10.10%   10.10%
  Low.......................................................    5.82     5.74
Non-U.S. dollar denominated
  High......................................................    9.51     9.51
  Low.......................................................    1.90     1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.
(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997               AS OF NOVEMBER 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294    $    --     $   --     $    --
1999.................    2,436        451       2,887      2,443        199       2,642
2000.................    2,544        263       2,807      4,293        272       4,565
2001.................      971        142       1,113      2,261        148       2,409
2002.................    1,376        281       1,657      1,669        265       1,934
2003.................      941        109       1,050      1,409        412       1,821
2004-24..............    4,132        727       4,859      5,043      1,492       6,535
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,118     $2,788     $19,906
                       =======     ======     =======    =======     ======     =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                             AS OF              AS OF
                                         NOVEMBER 1997      NOVEMBER 1998
                                        ---------------    ----------------
                                        AMOUNT     RATE    AMOUNT     RATE
                                        ------     ----    ------     ----
                                                  ($ in millions)
Long-term borrowings:
Fixed-rate obligations................  $   291    7.76%   $   222     8.09%
Floating-rate obligations.............   15,376    5.84     19,684     5.63
                                        -------            -------
          Total long-term
            borrowings................  $15,667    5.88    $19,906     5.66
                                        =======            =======

     The notional amounts, fair value and carrying value of the related swap agreements used for non-trading purposes are set forth below:

                                                           AS OF NOVEMBER
                                                           --------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Notional amount........................................   $8,708     $10,206

                                                      AS OF NOVEMBER
                                      -----------------------------------------------
                                               1997                     1998
                                      ----------------------    ---------------------
                                      ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                      ------     -----------    ------    -----------
                                                       (in millions)
Fair value..........................   $212          $4          $519         $7
Carrying value......................     98           4            98          8

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term non-cancelable lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under non-cancelable leases for 1999 and the

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES succeeding four years and rent charged to operating expense for the last three years are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1999..........................................       $  142
2000..........................................          139
2001..........................................          139
2002..........................................          136
2003..........................................          128
Thereafter....................................          860
                                                     ------
          Total...............................       $1,544
                                                     ======

NET RENT EXPENSE:
1996..........................................       $   83
1997..........................................           87
1998..........................................          104

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions, and in connection with a bridge loan fund. In connection with these activities, the Firm had commitments to invest up to $670 million and $1.39 billion in corporate and real estate merchant banking investment and bridge loan funds as of November 1997 and November 1998, respectively.

     In connection with loan origination and participation, the Firm had loan commitments of $5.23 billion and $1.51 billion as of November 1997 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The Firm also had outstanding guarantees of $786 million and $790 million relating to its fund management activities as of November 1997 and November 1998, respectively.

     The Firm had pledged securities of $23.60 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1997 and November 1998, respectively.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.13 billion and $8.81 billion as of November 1997 and November 1998, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, which cover most employees worldwide. The Firm also provides certain benefits to former or inactive employees prior to retirement. Plan benefits are primarily based on the employee's compensation and years of service. Pension costs are

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES determined actuarially and are funded in accordance with the Internal Revenue Code. Plan assets are held in a trust and consist primarily of listed stocks and U.S. bonds. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
                                                                 (in millions)
Service cost, benefits earned during the period.............  $ 15    $ 15    $ 14
Interest cost on projected benefit obligation...............     8      10      11
Return on plan assets.......................................   (24)    (18)    (14)
Net amortization............................................    14       4      (1)
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====
U.S. plans..................................................  $ (1)   $ (3)   $ (3)
International plans.........................................    14      14      13
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. PLANS:
Discount rate...............................................  7.50%   7.50%   7.00%
Rate of increase in future compensation levels..............  5.00    5.00    5.00
Expected long-term rate of return on plan assets............  7.50    7.50    7.50
INTERNATIONAL PLANS:
Discount rate...............................................  5.70    5.70    5.00
Rate of increase in future compensation levels..............  5.30    5.30    4.75
Expected long-term rate of return on plan assets............  7.00    7.00    6.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                                                YEAR ENDED
                                                                 NOVEMBER
                                                              --------------
                                                              1997     1998
                                                              ----     ----
                                                              (in millions)
Actuarial present value of vested benefit obligation........  $(149)   $(203)
                                                              -----    -----
Accumulated benefit obligation..............................   (151)    (207)
Effect of future salary increases...........................    (16)     (21)
                                                              -----    -----
Projected benefit obligation................................   (167)    (228)
Plan assets at fair market value............................    187      208
                                                              -----    -----
Projected benefit obligation less than/(greater than) plan
  assets....................................................     20      (20)
Unrecognized net loss.......................................      2       43
Unrecognized net transition gain............................    (20)     (18)
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====
PREPAID PENSION COST:
U.S. plans..................................................  $   2    $   5
International plans.........................................     --       --
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $50 million and $53 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $6 million, $7 million and $6 million in the years ended 1996, 1997 and 1998, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million and $10 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $2 million in each of the fiscal years ended 1996, 1997 and 1998.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $39 million, $44 million and $48 million for the years ended 1996, 1997 and 1998, respectively. The Firm's contribution to the international plans was $7 million, $14 million and $10 million for the years ended 1996, 1997 and 1998, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and is subject to certain withdrawal restrictions. As of November 1998, the Firm had $6.31 billion in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital was reduced by $368 million in 1998 due to the termination of the Profit Participation Plans under which certain employees received payments based on the earnings of the Firm. Partners' capital allocated for income taxes and potential withdrawals represents management's estimate of net amounts currently distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $834 million as of November 1998, may require Group L.P. to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $757 million as of November 1998, may require Group L.P. to redeem $391 million of its capital over a five-year period beginning no earlier than 2010 and $366 million of its capital over a five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of November 1998. Group L.P. must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     Group L.P. may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1997 and November 1998, GS&Co. had regulatory net capital, as defined, of $1.77 billion and $3.25 billion, respectively, which exceeded the amounts required by $1.37 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1997 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1997 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1996       1997       1998
                                                       ----       ----       ----
                                                              (in millions)
TOTAL REVENUES:
Americas(1).........................................  $12,864    $15,091    $15,972
Europe..............................................    3,762      4,463      5,156
Asia................................................      663        879      1,350
                                                      -------    -------    -------
Total...............................................  $17,289    $20,433    $22,478
                                                      =======    =======    =======

NET REVENUES:
Americas(1).........................................  $ 4,397    $ 5,104    $ 5,436
Europe..............................................    1,355      1,739      2,180
Asia................................................      377        604        904
                                                      -------    -------    -------
Total...............................................  $ 6,129    $ 7,447    $ 8,520
                                                      =======    =======    =======

PRE-TAX EARNINGS:
Americas(1).........................................  $ 1,963    $ 2,061    $ 1,527
Europe..............................................      536        683        913
Asia................................................      107        270        481
                                                      -------    -------    -------
Total...............................................  $ 2,606    $ 3,014    $ 2,921
                                                      =======    =======    =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                                                 AS OF NOVEMBER
                                                       -----------------------------------
                                                         1996         1997         1998
                                                         ----         ----         ----
                                                                  (in millions)
IDENTIFIABLE ASSETS:
Americas(1)..........................................  $ 171,345    $ 206,312    $ 229,412
Europe...............................................     62,172       80,551      106,721
Asia.................................................      6,894       13,240       19,883
Eliminations.........................................    (88,365)    (121,702)    (138,636)
                                                       ---------    ---------    ---------
Total................................................  $ 152,046    $ 178,401    $ 217,380
                                                       =========    =========    =========

---------------
(1) Americas principally represents the United States.

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                             YEAR ENDED NOVEMBER 1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
  funding............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1997
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,932    $4,608    $5,957    $4,936
Interest expense, principally on short-term
  funding............................................   2,975     2,934     3,727     3,350
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,957     1,674     2,230     1,586
Operating expenses...................................   1,052     1,064     1,298     1,019
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     905       610       932       567
Provision for taxes..................................      44        99        60        65
                                                       ------    ------    ------    ------
     Net earnings....................................  $  861    $  511    $  872    $  502
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1998
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $5,903    $6,563    $5,735    $4,277
Interest expense, principally on short-term
  funding............................................   3,431     3,574     3,591     3,362
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   2,472     2,989     2,144       915
Operating expenses...................................   1,450     1,952     1,389       808
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................   1,022     1,037       755       107
Provision for taxes..................................     138       190       102        63
                                                       ------    ------    ------    ------
     Net earnings....................................  $  884    $  847    $  653    $   44
                                                       ======    ======    ======    ======

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners,


The Goldman Sachs Group, L.P.:



We have reviewed the condensed consolidated statement of financial condition of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of February 26, 1999, and the related condensed consolidated statements of earnings, and cash flows for the three months ended February 26, 1999 and February 27, 1998 and the related condensed consolidated statement of changes in partners' capital for the three months ended February 26, 1999 (included on pages F-25 to F-33 of this prospectus). These financial statements are the responsibility of the Firm's management.



We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.



PricewaterhouseCoopers LLP



New York, New York


April 9, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES



                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS



                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (unaudited)
                                                                (in millions)
REVENUES:
Investment banking..........................................  $  633     $  902
Trading and principal investments...........................   1,115      1,398
Asset management and securities services....................     512        543
Interest income.............................................   3,643      3,013
                                                              ------     ------
          Total revenues....................................   5,903      5,856
Interest expense, principally on short-term funding.........   3,431      2,861
                                                              ------     ------
          Revenues, net of interest expense.................   2,472      2,995
OPERATING EXPENSES:
Compensation and benefits...................................   1,100      1,275
Brokerage, clearing and exchange fees.......................      93        111
Market development..........................................      54         77
Communications and technology...............................      58         78
Depreciation and amortization...............................      42         97
Occupancy...................................................      44         78
Professional services and other.............................      59         91
                                                              ------     ------
          Total operating expenses..........................   1,450      1,807
Pre-tax earnings............................................   1,022      1,188
Provision for taxes.........................................     138        181
                                                              ------     ------
Net earnings................................................  $  884     $1,007
                                                              ======     ======



              The accompanying notes are an integral part of these


                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES



            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION



                                                                    AS OF
                                                                  FEBRUARY
                                                                    1999
                                                                -------------
                                                                 (unaudited)
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................      $  3,345
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................         7,361
Receivables from brokers, dealers and clearing
  organizations.............................................         4,624
Receivables from customers and counterparties...............        19,311
Securities borrowed.........................................        74,036
Securities purchased under agreements to resell.............        41,776
Right to receive securities.................................         7,280
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................         1,413
  U.S. government, federal agency and sovereign
     obligations............................................        26,580
  Corporate debt............................................         9,080
  Equities and convertible debentures.......................        11,298
  State, municipal and provincial obligations...............         1,021
  Derivative contracts......................................        20,441
  Physical commodities......................................           688
Other assets................................................         2,370
                                                                  --------
                                                                  $230,624
                                                                  ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........      $ 33,863
Payables to brokers, dealers and clearing organizations.....         1,294
Payables to customers and counterparties....................        32,143
Securities loaned...........................................        24,770
Securities sold under agreements to repurchase..............        36,906
Obligation to return securities.............................         9,078
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................        29,391
  Corporate debt............................................         1,579
  Equities and convertible debentures.......................         8,238
  Derivative contracts......................................        22,677
  Physical commodities......................................           267
Other liabilities and accrued expenses......................         3,022
Long-term borrowings........................................        20,405
                                                                  --------
                                                                   223,633
Commitments and contingencies
Accumulated other comprehensive income......................           (37)
Partners' capital allocated for income taxes and potential
  withdrawals...............................................           416
Partners' capital...........................................         6,612
                                                                  --------
                                                                  $230,624
                                                                  ========



              The accompanying notes are an integral part of these


                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES



        CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL



                                                                 PERIOD ENDED
                                                                   FEBRUARY
                                                                     1999
                                                                   --------
                                                                 (unaudited)
                                                                (in millions)
Partners' capital, beginning of period......................        $6,310
Additions:
  Net earnings..............................................         1,007
  Capital contributions.....................................            48
                                                                    ------
          Total additions...................................         1,055
Deductions:
  Returns on capital and certain distributions to
     partners...............................................          (171)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................          (582)
                                                                    ------
          Total deductions..................................          (753)
                                                                    ------
Partners' capital, end of period............................        $6,612
                                                                    ======



              The accompanying notes are an integral part of these


                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              -------------------
                                                                1998       1999
                                                              --------    -------
                                                                  (unaudited)
                                                                 (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $    884    $ 1,007
  Non-cash items included in net earnings:
     Depreciation and amortization..........................        42         97
     Deferred income taxes..................................         8          5
  Changes in operating assets and liabilities:
     Cash and securities segregated in compliance with U.S.
      federal and other regulations.........................      (191)       526
     Net receivables from brokers, dealers and clearing
      organizations.........................................       233        260
     Net payables to customers and counterparties...........     1,950     (8,394)
     Securities borrowed, net...............................   (12,579)    (1,225)
     Financial instruments owned, at fair value.............   (51,461)    (2,267)
     Financial instruments sold, but not yet purchased, at
      fair value............................................    14,601      8,205
     Other, net.............................................      (759)      (617)
                                                              --------    -------
       Net cash used for operating activities...............   (47,272)    (2,403)
  Cash flows from investing activities:
     Property, leasehold improvements and equipment.........       (63)      (103)
     Financial instruments owned, at fair value.............       (45)        58
                                                              --------    -------
       Net cash used for investing activities...............      (108)       (45)
                                                              --------    -------
  Cash flows from financing activities:
     Short-term borrowings, net.............................    11,500      2,567
     Securities sold under agreements to repurchase, net....    34,157     (3,643)
     Issuance of long-term borrowings.......................     5,630      4,468
     Repayment of long-term borrowings......................      (608)      (105)
     Capital contributions..................................         6         48
     Returns on capital and certain distributions to
      partners..............................................      (157)      (171)
     Partners' capital allocated for income taxes and
      potential withdrawals.................................      (309)      (207)
                                                              --------    -------
       Net cash provided by financing activities............    50,219      2,957
                                                              --------    -------
     Net increase in cash and cash equivalents..............     2,839        509
Cash and cash equivalents, beginning of period..............     1,328      2,836
                                                              --------    -------
Cash and cash equivalents, end of period....................  $  4,167    $ 3,345
                                                              ========    =======


---------------


SUPPLEMENTAL DISCLOSURES:



Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.



The increases in total assets and liabilities related to the provisions of Statement of Financial Accounting Standards No. 125 that were deferred under Statement of Financial Accounting Standards No. 127 were excluded from the consolidated statements of cash flows as they represented non-cash items.



              The accompanying notes are an integral part of these


                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



NOTE 1.  DESCRIPTION OF BUSINESS



     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.



     The Firm's activities are divided into three principal business lines:



     - Investment Banking, which includes financial advisory services and underwriting;



     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and



     - Asset Management and Securities Services, which includes asset management, securities services and commissions.



NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES



  BASIS OF PRESENTATION



     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. The consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements included elsewhere in this prospectus.



     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.



     The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim period operating results may not be indicative of the operating results for a full year.



     Unless otherwise stated herein, all references to February 1998 and February 1999 refer to the Firm's fiscal quarter ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.



  COMPREHENSIVE INCOME



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. This Statement is effective for fiscal years beginning after December 15, 1997 and was adopted by the Firm in the first quarter of 1999. The components of comprehensive income are set forth below:

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)


                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
Net earnings.............................................  $  884     $1,007
Other comprehensive loss
  Foreign currency translation adjustment................     (5)        (6)
                                                           ------     ------
Total comprehensive income...............................  $  879     $1,001
                                                           ======     ======



NOTE 3.  FINANCIAL INSTRUMENTS



     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statement of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statement of financial condition.



     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions.



     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.



     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)





The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:



                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
FICC.....................................................  $  741     $  876
Equities.................................................     365        455
Principal investments....................................      76         26
                                                           ------     ------
Total Trading and Principal Investments..................  $1,182     $1,357
                                                           ======     ======



DERIVATIVE ACTIVITIES



     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings.



     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.



     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.



     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statement of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.



     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statement of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)





     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:



                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ----------------------
                                                              ASSETS     LIABILITIES
                                                              ------     -----------
                                                                  (in millions)
Forward settlement contracts................................  $ 3,991      $ 3,725
Swap agreements.............................................    9,233       10,460
Option contracts............................................    7,140        8,484
                                                              -------      -------
Total.......................................................  $20,364      $22,669
                                                              =======      =======



     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately. The fair value and carrying value of derivatives used for non-trading purposes are set forth below:



                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ---------------------
                                                              ASSETS    LIABILITIES
                                                              ------    -----------
                                                                  (in millions)
          Fair value........................................   $319         $13
          Carrying value....................................     77           8



NOTE 4.  SHORT-TERM BORROWINGS



     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short term nature.



     Short-term borrowings are set forth below:



                                                                  AS OF
                                                                FEBRUARY
                                                                  1999
                                                              -------------
                                                              (in millions)
Commercial paper............................................     $10,740
Promissory notes*...........................................      10,893
Bank loans and other*.......................................      12,230
                                                                 -------
Total.......................................................     $33,863
                                                                 =======


---------------

* As of February 1999, short-term borrowings included $6,285 million of long-term borrowings maturing within one year.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)





     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.



NOTE 5.  REGULATED SUBSIDIARIES



     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of February 1999, GS&Co. had regulatory net capital, as defined, of $2.89 billion, which exceeded the amount required by $2.40 billion.



     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of February 1999, GSI and GSJL were in compliance with their local capital adequacy requirements.



     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of February 1999, these subsidiaries were in compliance with their local capital adequacy requirements.



NOTE 6.  CONTINGENCIES



     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

                                  UNDERWRITING


     GS Inc., Sumitomo Bank Capital Markets, Inc., Kamehameha Activities Association and the underwriters for the U.S. offering (the "U.S. underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States and Canada. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc., Sanford C. Bernstein & Co., Inc. and Schroder & Co. Inc. are the representatives of the U.S. underwriters.



                                                              Number of
                        Underwriters                            Shares
                        ------------                          ---------
Goldman, Sachs & Co. .......................................
Bear, Stearns & Co. Inc. ...................................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Lehman Brothers Inc. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
J.P. Morgan Securities Inc. ................................
Morgan Stanley & Co. Incorporated...........................
PaineWebber Incorporated....................................
Prudential Securities Incorporated..........................
Salomon Smith Barney Inc. ..................................
Sanford C. Bernstein & Co., Inc. ...........................
Schroder & Co. Inc. ........................................
                                                              ----------

Total.......................................................  48,000,000
                                                              ==========


                                ---------------


     If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 7,200,000 shares from GS Inc. to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by GS Inc. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase 7,200,000 additional shares.



                                Paid by GS Inc.

                              -------------------

                           No            Full
                        Exercise       Exercise
                       -----------   -------------
Per Share............    $              $
Total................    $              $


     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial public offering
price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.



     GS Inc., Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association have entered into underwriting agreements with underwriters for the sale of 8,000,000 shares outside of the United States, Canada and the Asia/Pacific region and 4,000,000 shares in the Asia/Pacific region. The terms and conditions of all three offerings are the same and the sale of shares in all three offerings are conditioned on each other. Goldman Sachs International, ABN AMRO Rothschild, Banque Nationale de Paris, Bayerische Hypo- und Vereinsbank AG, Cazenove & Co., Commerzbank Aktiengesellschaft, Deutsche Bank AG London, ING Barings Limited as Agent for ING Bank NV, London Branch, Kleinwort Benson Limited, Mediobanca - Banca di Credito Finanziaro S.p.A., Paribas and UBS AG, acting through its division Warburg Dillon Read, are representatives of the underwriters for the international offering outside of the United States, Canada and the Asia/Pacific region (the "International underwriters") and Goldman Sachs
(Asia) L.L.C., BOCI Asia Limited, China Development Industrial Bank Inc., China International Capital Corporation (Hong Kong) Limited, Daiwa Securities (H.K.) Limited, The Development Bank of Singapore Ltd, HSBC Investment Bank Asia Limited, Jardine Fleming Securities Limited, Kokusai Securities (Hong Kong) Limited, Kotak Mahindra (International) Limited, The Nikko Merchant Bank (Singapore) Limited, Nomura International plc, Samsung Securities Co., Ltd., Standard Chartered Asia Limited and Were Stockbroking Limited are representatives of the underwriters for the Asia/Pacific region offering (the "Asia/Pacific underwriters"). GS Inc. has granted the International and Asia/Pacific underwriters options similar to that described above to purchase up to an aggregate of an additional 1,800,000 shares.



     The underwriters for each of the three offerings have entered into an agreement in which they have agreed to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters have also agreed that they may sell shares among each of the underwriting groups.



     GS Inc., Sumitomo Bank Capital Markets, Inc., Kamehameha Activities Association, the parties to the Shareholders' Agreement, including all of the directors and executive officers of GS Inc., and the RLPs have agreed not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to the shares of Common Stock underlying any awards described under "Management -- The Employee IPO Awards" that are received by persons who are not managing directors or any future Awards granted under the SIP. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.



     Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among GS Inc. and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be GS Inc.'s historical performance, estimates of the business potential and earnings prospects of GS Inc., an assessment of GS Inc.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     The Common Stock will be listed on the New York Stock Exchange under the symbol "GS". In order to meet one of the requirements for listing the Common Stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


     In connection with the offerings, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offerings are in progress.



     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.



     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.



     After the offerings, because Goldman, Sachs & Co. is a member of the NYSE and because of its relationship to GS Inc., it will not be permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the Common Stock. This may adversely affect the trading market for the Common Stock.



     Also, because of the relationship between Goldman, Sachs & Co. and GS Inc., the offerings are being conducted in accordance with Rule 2720 of the NASD. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated have served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Each of Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated has received $10,000 from GS Inc. as compensation for such role.



     The underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.



     Goldman, Sachs & Co., Goldman Sachs International and Goldman Sachs (Asia) L.L.C. are subsidiaries of GS Inc. In aggregate, these three affiliated
underwriters have severally agreed to purchase           % of the shares being
offered in the three offerings. If any of the shares underwritten by these three affiliates are sold by them at a price less than the initial public offering price, the net proceeds from the offerings to GS Inc. on a consolidated basis will be reduced because such affiliates and GS Inc. are accounted for on a consolidated basis.



     GS Inc., Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association estimate that their shares of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately
$          , $          and $          , respectively.



     GS Inc., Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.



     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offerings being made outside of the United States, to persons located in the United States.

                  The inside back cover of this prospectus is


                           a series of photographs of


                    Goldman Sachs employees participating in

                      our Community TeamWorks initiative.


     The following text appears in the center of the page:



                           THE WORLD OF GOLDMAN SACHS



     The dedication we bring to our professional relationships extends beyond the world of finance into our communities. At Goldman Sachs, we work side by side with our clients to 'adopt' schools, clean parks, build housing for those in need and engage in a host of other acts of citizenship. Each volunteer relationship is an investment with returns that not only enrich our communities, but also benefit our clients--by strengthening our sense of teamwork and enriching our understanding of and appreciation for people and places beyond our daily responsibilities.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................    11
Use of Proceeds.......................    23
Dividend Policy.......................    23
Reports of Independent Accountants on
  Pro Forma Consolidated Financial
  Information.........................    24
Pro Forma Consolidated Financial
  Information.........................    26
Dilution..............................    32
Capitalization........................    33
Selected Consolidated Financial
  Data................................    34
Report of Independent Accountants on
  Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    37
Industry and Economic Outlook.........    62
Business..............................    65
Management............................    89
Principal and Selling Shareholders....   102
Certain Relationships and Related
  Transactions........................   104
Description of Capital Stock..........   109
Shares Eligible for Future Sale.......   115
Validity of Common Stock..............   118
Experts...............................   118
Available Information.................   119
Index to Consolidated Financial
  Statements..........................   F-1
Underwriting..........................   U-1


                               ------------------

     Through and including                , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                               60,000,000 Shares

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                  Common Stock
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.


                           CREDIT SUISSE FIRST BOSTON


                          DONALDSON, LUFKIN & JENRETTE


                                LEHMAN BROTHERS


                              MERRILL LYNCH & CO.


                               J.P. MORGAN & CO.


                           MORGAN STANLEY DEAN WITTER


                            PAINEWEBBER INCORPORATED


                             PRUDENTIAL SECURITIES


                              SALOMON SMITH BARNEY


                        SANFORD C. BERNSTEIN & CO., INC.


                              SCHRODER & CO. INC.


                      Representatives of the Underwriters


            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement:



                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Securities and Exchange Commission registration fee.........  $1,055,010
NASD fees and expenses......................................      30,500
Legal fees and expenses.....................................           *
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................      20,000
NYSE listing fees and expenses..............................           *
Accounting fees and expenses................................           *
Printing and engraving fees.................................           *
Registrar and transfer agent's fees.........................           *
Miscellaneous...............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========


---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant's By-Laws provides for indemnification by the Registrant of any director or officer (as such term is defined in the By-Laws) of the Registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the Shareholders' Agreement (as defined in the prospectus included in this registration statement) or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The By-Laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the Board of Directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the By-Laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The By-Laws do not limit the power of the Registrant or its Board of Directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the By-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.


     The Registrant will enter into an agreement that provides indemnification to its directors and officers, directors of the general partner of The Goldman Sachs Group, L.P. ("Group L.P.") and all other persons requested or authorized by the Registrant's Board of Directors or the board of directors of the general partner of Group L.P. to take actions on behalf of the Registrant, Group L.P. or the general partner of Group L.P. in connection with the Plan of Incorporation, this registration statement and any other registration statement contemplated by the Plan of Incorporation for all losses, claims, expenses, liabilities, judgments, fines and settlement amounts incurred by the indemnified person arising out of the relevant registration statements or the Plan of Incorporation or the transactions contemplated by the Plan of Incorporation. This agreement is in addition to the Registrant's indemnification obligations under its By-Laws.


     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


     Reference is also made to Section 9 of the Underwriting Agreement filed as
Exhibit 1.1 to the registration statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     As part of the Incorporation Transactions, the Registrant has entered into definitive binding agreements to issue: (i) shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), to certain profit participating limited partners (the "PLPs") of Group L.P. in exchange for all of the PLPs' interests in Group L.P. and certain other entities; (ii) shares of Common Stock and 12% junior subordinated debentures (the "Junior Subordinated Debentures") of the Registrant to certain retired limited partners (the "RLPs") of Group L.P. in exchange for all of such limited partners' interests in Group L.P. and certain other entities; (iii) shares of Common Stock and shares of the Registrant's nonvoting common stock, par value $0.01 per share ("Nonvoting Common Stock"), to Sumitomo Bank Capital Markets, Inc.; and (iv) shares of Common Stock to Kamehameha Activities Association. Also simultaneously with the offerings, the Registrant will make awards of restricted stock units and/or stock options to substantially all of its employees and will make an irrevocable contribution of Common Stock to a nonqualified defined contribution plan. The offering and sale of the shares of Common Stock, Junior Subordinated Debentures and Nonvoting Common Stock to the PLPs, RLPs, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), because the offering and sale (i) will be made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities will be issued in a transaction not registered under the Securities Act) or (ii) will be made outside the United States pursuant to Regulation S under the Securities Act to persons who are not citizens or residents of the United States. The foregoing employee awards and contribution of Common Stock will not be registered under the Securities Act because the awards and contribution either will not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that the awards will be made to a relatively broad class of employees who will provide no consideration in exchange for their awards, or will be offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS


  1.1  Form of Underwriting Agreement.
  2.1  Plan of Incorporation.*
  3.1  Form of Amended and Restated Certificate of Incorporation of
       The Goldman Sachs Group, Inc. ("GS Inc.").*
  3.2  By-Laws of GS Inc.*
  4.1 Specimen of certificate representing GS Inc.'s Common Stock, par value $0.01 per share.**
  4.2  Stockholder Protection Rights Agreement, dated as of April
       5, 1999, between GS Inc. and ChaseMellon Shareholder
       Services, L.L.C., as Rights Agent.*
  5.1  Opinion of Sullivan & Cromwell, counsel to GS Inc.*
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.**
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P.
       ("Group L.P."), as amended.**
 10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.**
 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and Group L.P.**
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs
       International ("GSI"), (iii) Restamove Limited, (iv) Group
       L.P. and (v) Itochu Corporation.**
 10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
       Corporation (Form of Occupational Lease among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) GSI and (iii)
       Group L.P.).**
 10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) Group L.P.**

 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, GSI,
       Group L.P., English Property Corporation plc and MEPC plc.**
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, GSI, Goldman Sachs Property Management, Group L.P.,
       English Property Corporation plc and MEPC plc.**
10.10  Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       GSI and Group L.P.**
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.**
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and Group L.P.**
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.**
10.14  Summary of Tokyo Leases.*
10.15  The Goldman Sachs 1999 Stock Incentive Plan.*
10.16  The Goldman Sachs Defined Contribution Plan.*
10.17  Trust Agreement.*
10.18  The Goldman Sachs Partner Compensation Plan.*
10.19  Form of Employment Agreement.*
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.*
10.21  Form of Pledge Agreement.*
10.22  Award Agreement (Formula RSUs).*
10.23  Award Agreement (Discretionary RSUs).*
10.24  Form of Option Agreement (Discretionary Options).*
10.25  Form of Tax Indemnification Agreement, dated as of
                   , 1999, by and among GS Inc. and various
       parties.*
10.26  Shareholders' Agreement, dated as of             , 1999,
       among GS Inc. and various parties.*
10.27  Instrument of Indemnification.*
10.28  Form of Indemnification Agreement.*
10.29  Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and Group L.P.*
10.30  Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and Group L.P.*
10.31  Letter Agreement, dated March 15, 1999, among Kamehameha
       Activities Association and Group L.P.*
10.32  Amended and Restated Subscription Agreement, dated as of
       March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
       Bank Capital Markets, Inc., Goldman, Sachs & Co. and Group
       L.P.*
10.33  Letter Agreement, dated March 15, 1999, among The Sumitomo
       Bank, Limited, Sumitomo Bank Capital Markets, Inc. and Group
       L.P.*
10.34  Letter Agreement with Mr. Weinberg.*

10.35  Lease, dated September 24, 1992, from LDT Partners to GSI.*
 11.1  Statement re computation of per share earnings.*
 15.1  Letter re Unaudited Interim Financial Information.
 21.1  List of subsidiaries of Group L.P.**
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2 Consent of Sullivan & Cromwell (included in Exhibit 5.1 above).*
 23.3  Consent of Sir John Browne.
 23.4  Consent of James A. Johnson.
 23.5  Consent of Securities Data Company.
 24.1  Powers of Attorney.**
 27.1  Financial Data Schedule.


---------------


 * To be filed by amendment.



** Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of Group L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement (No. 333-74449) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 9th day of April, 1999.


                                          THE GOLDMAN SACHS GROUP, INC.


                                          By: /s/ GREGORY K. PALM

                                            ------------------------------------

                                          Name: Gregory K. Palm


                                          Title: General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement (No. 333-74449) has been signed by the following persons in the capacities indicated on the 9th day of April, 1999:



                        TITLE                                              SIGNATURE
                        -----                                              ---------

Director and Co-Chairman of the Board                                          *
                                                         ----------------------------------------------
                                                                         Jon S. Corzine

Director, Co-Chairman of the Board and
  Chief Executive Officer (Principal Executive
  Officer)                                                                     *
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                                     *
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                         John A. Thain

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                        John L. Thornton

Chief Financial Officer (Principal Financial Officer)                          *
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                                   *
                                                         ----------------------------------------------
                                                                         Sarah G. Smith

              *By: /s/ GREGORY K. PALM
    --------------------------------------------
                Name: Gregory K. Palm
                  Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:


In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of November 27, 1998 and November 28, 1997, and for the three years in the period ended November 27, 1998, which financial statements are included on pages F-3 to F-23 of this Form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.


In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.
             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
REVENUES:
Equity earnings of subsidiaries.............................  $ 2,184    $ 2,378    $ 1,780
Principal investments.......................................      208        339        540
Interest income, principally from affiliates................    2,602      2,943      4,369
                                                              -------    -------    -------
     Total revenues.........................................    4,994      5,660      6,689
Interest expense, principally on short-term funding.........    2,547      2,858      4,201
                                                              -------    -------    -------
     Revenues, net of interest expense......................    2,447      2,802      2,488
OPERATING EXPENSES:
Compensation and benefits...................................       13         12          9
Other.......................................................       33         29         43
                                                              -------    -------    -------
     Total operating expenses...............................       46         41         52
Pre-tax earnings............................................    2,401      2,761      2,436
Provision for unincorporated business taxes.................        2         15          8
                                                              -------    -------    -------
Net earnings................................................  $ 2,399    $ 2,746    $ 2,428
                                                              =======    =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                AS OF NOVEMBER
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................  $     4    $    11
Financial instruments owned, at fair value..................    1,896      2,147
Receivables from affiliates.................................   23,767     33,562
Subordinated loan receivables from affiliates...............    6,889      8,668
Investment in subsidiaries..................................    5,005      5,077
Other.......................................................      434      1,123
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $16,597    $23,364
Payables to affiliates......................................      119      1,679
Other.......................................................      137        147
Long-term borrowings:
  With third parties........................................   14,290     18,584
  With affiliates...........................................      315        430
                                                              -------    -------
                                                               31,458     44,204
Partners' capital allocated for income taxes and potential
  withdrawals...............................................      430         74
Partners' capital...........................................    6,107      6,310
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $ 2,399    $ 2,746    $ 2,428
  Non-cash items included in net earnings:
    Equity in earnings of subsidiaries......................   (2,184)    (2,378)    (1,780)
    Depreciation and amortization...........................       25         19         35
  Changes in operating assets and liabilities:
  Financial instruments owned, at fair value................     (110)      (395)        (8)
  Other, net................................................      (43)       (98)      (501)
                                                              -------    -------    -------
    Net cash provided by/(used for) operating activities....       87       (106)       174
                                                              -------    -------    -------
Cash flows from investing activities:
  Financial instruments owned, at fair value................      126       (331)      (243)
  Receivables from affiliates, net..........................   (1,476)    (4,320)    (8,235)
  Subordinated loan receivables from affiliates.............     (480)    (1,528)    (1,779)
  Investment in subsidiaries................................    2,031      2,147      1,362
  Property, leasehold improvements and equipment............       (1)        (4)      (145)
                                                              -------    -------    -------
    Net cash provided by/(used for) investing activities....      200     (4,036)    (9,040)
                                                              -------    -------    -------
Cash flows from financing activities:
  Short-term borrowings, net................................      496         39      2,586
  Issuance of long-term borrowings..........................    4,636      7,498     10,289
  Repayment of long-term borrowings.........................   (3,886)    (1,005)    (1,698)
  Capital contributions.....................................        4         89          9
  Returns on capital and certain distributions to
    partners................................................     (473)      (557)      (619)
  Termination of the Profit Participation Plan..............       --         --        (21)
  Partners' capital allocated for income taxes and potential
    withdrawals, net........................................   (1,017)    (2,034)    (1,673)
                                                              -------    -------    -------
    Net cash (used for)/provided by financing activities....     (240)     4,030      8,873
                                                              -------    -------    -------
  Net increase/(decrease) in cash and cash equivalents......       47       (112)         7
Cash and cash equivalents, beginning of year................       69        116          4
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   116    $     4    $    11
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated business taxes were not material.

Cash payments of $347 million related to the termination of the Profit Participation Plans in 1998 were paid by Group L.P.'s subsidiaries and were excluded from the condensed statement of cash flows above as these payments represented non-cash items to Group L.P.

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. ("Group L.P.") should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.


     Investments in subsidiaries are accounted for using the equity method.


     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
   1.1    Form of Underwriting Agreement.
   2.1    Plan of Incorporation.*
   3.1    Form of Amended and Restated Certificate of Incorporation of
          The Goldman Sachs Group, Inc. ("GS Inc.").*
   3.2    By-Laws of GS Inc.*
   4.1    Specimen of certificate representing GS Inc.'s Common Stock, par value $0.01 per share.**
   4.2    Stockholder Protection Rights Agreement, dated as of April
          5, 1999, between GS Inc. and ChaseMellon Shareholder
          Services, L.L.C., as Rights Agent.*
   5.1    Opinion of Sullivan & Cromwell, counsel to GS Inc.*
  10.1    Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.**
  10.2    Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P.
          ("Group L.P."), as amended.**
  10.3    Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.**
  10.4    Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and Group L.P.**
  10.5    Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International ("GSI"), (iii) Restamove Limited, (iv) Group
          L.P. and (v) Itochu Corporation.**
  10.6    Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
          Corporation (Form of Occupational Lease among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) GSI and (iii)
          Group L.P.).**
  10.7    Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) Group L.P.**
  10.8    Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, GSI,
          Group L.P., English Property Corporation plc and MEPC plc.**
  10.9    Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, GSI, Goldman Sachs Property Management, Group L.P.,
          English Property Corporation plc and MEPC plc.**
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          GSI and Group L.P.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.**
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and Group L.P.**
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.**
 10.14    Summary of Tokyo Leases.*
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.*
 10.16    The Goldman Sachs Defined Contribution Plan.*
 10.17    Trust Agreement.*
 10.18    The Goldman Sachs Partner Compensation Plan.*
 10.19    Form of Employment Agreement.*
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.*
 10.21    Form of Pledge Agreement.*
 10.22    Award Agreement (Formula RSUs).*
 10.23    Award Agreement (Discretionary RSUs).*
 10.24    Form of Option Agreement (Discretionary Options).*
 10.25    Form of Tax Indemnification Agreement, dated as of
                      , 1999, by and among GS Inc. and various
          parties.*
 10.26    Shareholders' Agreement, dated as of        , 1999, among GS
          Inc. and various parties.*
 10.27    Instrument of Indemnification.*
 10.28    Form of Indemnification Agreement.*
 10.29    Subscription Agreement, dated as of April 24, 1992, among
          the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and Group L.P.*
 10.30    Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and Group L.P.*
 10.31    Letter Agreement, dated March 15, 1999, among Kamehameha
          Activities Association and Group L.P.*
 10.32    Amended and Restated Subscription Agreement, dated as of
          March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
          Bank Capital Markets, Inc., Goldman, Sachs & Co. and Group
          L.P.*
 10.33    Letter Agreement, dated March 15, 1999, among The Sumitomo
          Bank, Limited, Sumitomo Bank Capital Markets, Inc. and Group
          L.P.*
 10.34    Letter Agreement with Mr. Weinberg.*
 10.35    Lease, dated September 24, 1992, from LDT Partners to GSI.*
  11.1    Statement re computation of per share earnings.*
  15.1    Letter re Unaudited Interim Financial Information.
  21.1    List of subsidiaries of Group L.P.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1
          above).*
  23.3    Consent of Sir John Browne.
  23.4    Consent of James A. Johnson.
  23.5    Consent of Securities Data Company.
  24.1    Powers of Attorney.**
  27.1    Financial Data Schedule.


---------------


 * To be filed by amendment.



** Previously filed.